    As filed with the Securities and Exchange Commission on January 29, 1997
                                                    REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                         COMPREHENSIVE CARE CORPORATION
               (Exact name of issuer as specified in its charter)

                              --------------------



       Delaware                                 8011                  95-2594724
 (State or Other Jurisdiction      (Primary Standard Industrial
 of Incorporation or Organization)  Classification Code Number)  (I.R.S. Employer Identification No.)


                               1111 BAYSIDE DRIVE
                        CORONA DEL MAR, CALIFORNIA 92625
                                 (714) 222-2273
 (Address Including Zip Code, and Telephone Number, Including Area Code, of
                        Registrant's Executive Offices)

                              --------------------

                                  KERRI RUPPERT
                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                             AND SECRETARY/TREASURER
                         COMPREHENSIVE CARE CORPORATION
              1111 BAYSIDE DRIVE, CORONA DEL MAR, CALIFORNIA 92625

                                 (714) 222-2273
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code of Agent for Service)

                                 WITH A COPY TO:
                            CHARLES P. AXELROD, ESQ.
                             WILLIAM N. HADDAD, ESQ.
                           CAMHY KARLINSKY & STEIN LLP
                         1740 BROADWAY, SIXTEENTH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 977-6600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following. /X/
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED             PROPOSED
                                                                        MAXIMUM               MAXIMUM            AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT BEING        OFFERING PRICE          AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED(1)        PER UNIT(2)        OFFERING PRICE(2)         FEE(2)
Common Stock, par value $.01 per share......        640,207              $16.25             $10,403,364            $3,153
----------------------------------------------------------------------------------------------------------------------------
Total.......................................                                                $10,403,364            $3,153
============================================================================================================================


 (1) All of the shares registered are being registered for sale by certain selling shareholders.

 (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), based upon the reported closing sale price of the Company's Common Stock on the New York Stock Exchange on January 28, 1997.

                  --------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE FOLLOWING LEGEND APPEARS ON THE SIDE OF THE COVER PAGE OF THE PROSPECTUS:

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             PRELIMINARY PROSPECTUS

                  SUBJECT TO COMPLETION, DATED JANUARY 29, 1997

                                 640,207 SHARES

                         COMPREHENSIVE CARE CORPORATION

                                  COMMON STOCK

         This Prospectus relates to 640,207 shares of Common Stock, $.01 par value (the "Shares") of Comprehensive Care Corporation (the "Company") being sold by certain shareholders (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders".

         The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") under the trading symbol CMP. The reported closing price of the Common Stock of the Company on the NYSE on January 28, 1997, was $16 1/4 per share. See "Price Range of Common Stock and Certain Market Information".

         The Selling Shareholders' Shares may be offered from time to time by the Selling Shareholders or by their transferees, through ordinary brokerage transactions on the NYSE, third market transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. No underwriting arrangements have been entered into by the Selling Shareholders. Usual and customary, or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of the Selling Shareholders' Shares. See "Plan of Distribution".

         The Selling Shareholders may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, with respect to their Shares. All costs, expenses and fees in connection with the registration of the Shares offered by Selling Shareholders will be borne by the Company. Brokerage commission, if any, attributable to the sale of the Selling Shareholders' Shares will be borne by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares. All of the Selling Shareholders will be required to represent that they have knowledge of Rules 10b-2 and Regulation M promulgated under the Exchange Act of 1934 which proscribe certain manipulative and deceptive practices in connection with a distribution of securities.

                  THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" AT PAGE 13 FOR CERTAIN INVESTMENT CONSIDERATIONS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS JANUARY ____, 1997.

              THE FOLLOWING APPEARS ON THE INSIDE FRONT COVER PAGE:

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Room 1400, New York, New York 10048; and Chicago Regional Office, Everett McKinley Dirkson Building, 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company distributes to its stockholders annual reports containing financial statements audited by its independent auditors and independent public accountants.

                           FORWARD LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, management's discussion and analysis of financial condition and results of operations, business of the Company, and risk factors. The words "estimate," "project," "intend," "expect," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating), achievements expressed or implied by such forward-looking statement. For a discussion of certain risks and uncertainties, see "Risk Factors" at page 13. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus relating to share and per share data gives retroactive effect to a one-for-ten reverse stock split of the Company's Common Stock effected on October 17, 1994.

                                   THE COMPANY

         Comprehensive Care Corporation(R) ("CompCare" or the "Company")*, is a Delaware corporation organized in 1969. Prior to its fiscal year 1993, the Company principally engaged in the ownership, operation and management of freestanding psychiatric and substance abuse facilities, and the management of in-hospital psychiatric and substance abuse programs located in unaffiliated hospitals. Commencing in fiscal 1993, the Company transitioned itself and redirected its business focus, and through its 86.5% owned subsidiary, Comprehensive Behavioral Care(SM), Inc. ("Comprehensive Behavioral"), provides the delivery of a continuum of psychiatric and substance abuse services on behalf of health maintenance and preferred provider organizations, and other healthcare providers. Unless the context otherwise requires, all references to the "Company" include CompCare, Comprehensive Behavioral and subsidiary corporations. The services provided by Comprehensive Behavioral are effected through management services agreements, administrative service agreements, fee-for-service agreements or capitation contracts through which the primary provider of healthcare services pays a fixed per member per month fee for covered psychiatric and substance abuse services made available to covered members regardless of actual member utilization. Current services include risk based contract capitation of behavioral health expenses for specific populations, and a broad spectrum of inpatient and outpatient mental health and substance abuse therapy and counseling. Programs are provided at freestanding facilities operated by the Company, and at independent general hospitals under contracts with the Company. A wholly-owned subsidiary, Comprehensive Care Integration(SM), Inc. ("CCI"), formerly known as CareUnit(R), Inc., develops, markets and manages the Company's contract programs. For the fiscal year ended May 31, 1996 and for the six months ended November 30, 1996, psychiatric and chemical dependency treatment programs (freestanding operations and CCI contracts) accounted for approximately 43% and 33%, respectively, of the Company's operating revenues. Comprehensive Behavioral (formerly known as AccessCare, Inc.) accounted for approximately 56% and 67%, respectively, of the Company's operating revenues for the fiscal year ended May 31, 1996 and for the six months ended November 30, 1996. The remaining revenues for the respective periods were derived from other activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

          Freestanding facilities are designated either as psychiatric or chemical dependency based on the license of the facility and the predominant treatment provided. The Company believes that the increasing role of health maintenance organizations ("HMO's"), reduced benefits from employers and indemnity companies, and a shifting to outpatient programs continue to cause a decline in utilization of freestanding facilities. As a result of the foregoing the Company has implemented cost reduction measures, including the closure of selected Company facilities. During the second quarter of fiscal 1996, the Company sold the operations of one facility, representing 83 beds and closed one facility representing 70 beds. During fiscal 1997, the Company closed one facility representing 128 beds. The Company owns and continues to operate one freestanding facility representing 38 available beds. See "Business - Freestanding Operations".

         The Company's principal executive offices are located at 1111 Bayside Drive, Corona del Mar, California 92625 and its telephone number is (714) 222-2273.

-------------------

*COMPREHENSIVE CARE CORPORATION IS A REGISTERED SERVICE MARK OF THE COMPANY.

                               RECENT DEVELOPMENTS

                RECENTLY COMPLETED EXCHANGE OFFER WITH HOLDERS OF
         7 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE APRIL 15, 2010,
             AND RESCISSION BY DEBENTUREHOLDERS OF COMPANY DEFAULT

         In October 1994, the Company suspended the payment of semi-annual interest on its outstanding 7 1/2% Convertible Subordinated Debentures due April 15, 2010 (the "Debentures"). As a result of such suspended interest payments, the Company became in default with respect to $9,538,000 principal amount of then outstanding Debentures.

         On November 14, 1996, the Company commenced a consent solicitation pursuant to a proxy statement addressed to its Debentureholders (the "Consent Solicitation"). The Company simultaneously initiated an exchange offer (the "Debenture Exchange Offer") to exchange cash and common stock of the Company for its Debentures, as discussed below.

         The Consent Solicitation sought a consent of Debentureholders to the rescission of the acceleration of all principal and interest due under the Debentures and the waiver of all defaults thereunder. As of December 30, 1996, (the "Expiration Date" of Exchange Offer) holders of $7,901,000 principal amount of Debentures representing in excess of 82% of issued and outstanding amount of Debentures gave their affirmative written consent to the rescission of the acceleration and to the waiver of the defaults of the Company.

         The Debenture Exchange Offer, conditioned upon acceleration of payment of the Debentures being rescinded, and the waiver of default being consented to, offered to the holders of Debentures to exchange $500 in cash plus sixteen (16) shares of Common Stock, par value $.01 per share ("Common Shares"), designated aggregately as a payment of principal, plus $80 in cash plus eight (8) shares of Common Stock, designated aggregately as a payment of interest (the combined total of principal and interest herein called "Exchange Consideration") for each $1,000 of the outstanding principal amount of its Debentures and the waiver by the Debentureholder of all interest accrued and unpaid on such principal amount as of the date of the Exchange except for such designated interest payment included in the Exchange Consideration.

         On December 30, 1996, the Company completed the Debenture Exchange Offer with its Debentureholders. An aggregate of $6,846,000 principal amount of Debentures, representing 72% of the issued and outstanding Debentures, were tendered for exchange to the Company pursuant to the terms of the Debenture Exchange Offer. All such Debentures were accepted for exchange by the Company, and the Company paid an aggregate of $3,970,680 in cash to the tendering Debentureholders and issued an aggregate of 164,304 shares of the Company's Common Stock to such tendering Debentureholders. With respect to an aggregate of $2,692,000 principal amount of Debentures which were not tendered for exchange, the Company paid an aggregate of $552,701 of interest and default interest to such non-tendering Debentureholders. As a result of the Consent Solicitation and the payment by the Company of interest and default interest with respect to all Debentures which have not been tendered for exchange, the Company is no longer in default with respect to such Debentures. The next scheduled semi-annual interest payment to be made on April 15, 1997, by the Company with respect to its currently outstanding Debentures is approximately $101,000. All remaining untendered Debentures remain convertible into shares of the Company's Common Stock at the rate of one share of Common Stock for each $250 principal amount of Debentures, subject to adjustment.

         As a result of the completion of the Debenture Exchange Offer, the Company's debt obligations have been reduced by $6,846,000, and $2,692,000 of the Company's debt obligations represented by untendered Debentures has been reclassified to long term debt during the third quarter of fiscal 1997. The completion of the Debenture Exchange Offer had the further effect of reducing the amount of stockholders' deficit by approximately $2.2 million.

            EXCHANGE OF SECURED CONVERTIBLE NOTE FOR PREFERRED STOCK

         The Board of Directors has authority to issue its authorized Preferred Stock in one or more series, each series to have such designation and number of shares as the Board of Directors may fix prior to the issuance of any shares of such series. Each series may have such preferences and relative participating, optional or special rights with such qualifications, limitations or restrictions as stated in the resolution or resolutions providing for the issuance of such series as may be adopted from time to time by the Board of Directors prior to the issuance of any such series. The Board of Directors has designated 41,260 shares of Preferred Stock as Series A Non-Voting 4% Cumulative Convertible Preferred Stock, $50 par value (the "Preferred Stock") on January 17, 1997. The Preferred Stock was issued by the Company in exchange for the Secured Convertible Note of the Company due January 9, 1997 in the principal amount of $2.0 million and bearing interest at the rate of 12% per annum and $63,000 of interest accrued thereon. The Preferred Stock pays a cumulative quarterly dividend of 4% per annum, when and as declared by the Board of Directors; is preferred to the extent of $50 per share plus accrued dividends; is convertible into shares of Common Stock of the Company at $6 per share, which was the same price at which the principal of the note was exchangeable; and is not entitled to vote. The shares of Common Stock issuable upon conversion of the Preferred Stock are not registered under the Registration Statement under which the prospectus is a part.

         As a result of the exchange of the Secured Convertible Note into Preferred Stock, the Company's debt obligations have been reduced by $2.0 million. The completion of the exchange had the further effect of reducing the amount of stockholders' deficit by $2.1 million.

                                  THE OFFERING

Number of Shares of Common Stock Offered
         by Selling Stockholders.............   640,207

Shares of Common Stock Outstanding(1)........   3,262,855

Use of Proceeds..............................   The Company will not receive any
                                                proceeds from the sale of Common
                                                Stock by the Selling
                                                Shareholders

New York Stock Exchange Symbol(2)............   CMP

--------------------

 (1) Excludes (i) 1,139,255 shares of Common Stock issuable upon exercise of outstanding warrants granted under (a) the Company's 1988 Incentive and Nonstatutory Stock Option Plans, (b) the Company's 1995 Stock Option Plan and (c) the Company's Non-Employee Director Plan; (ii) 35,000 shares of Common Stock issuable pursuant to miscellaneous options granted; (iii) 343,820 shares of Common Stock (subject to adjustment) issuable upon conversion of Series A Non-Voting 4% Cumulative Convertible Preferred Stock; (iv) 100,000 shares of Common Stock issuable to the holder of the 13.5% interest in Comprehensive Behavioral in exchange for such interest; (v) shares of Common Stock that may be issued to stockholders of the Company pursuant to the Rights Agreement between the Company and Continental Stock Transfer & Trust Company dated April 19, 1988 and amended October 21, 1994.

 (2) The current listing of the Company's shares of Common Stock on the New York Stock Exchange does not assure continued future listing. See "Risk Factors - Price Volatility in Public Market".

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following summary consolidated financial data of the Company has been derived from the financial statements of Comprehensive Care Corporation which have been prepared in accordance with generally accepted accounting principles ("GAAP"). The summary consolidated financial data for the Company as of May 31, 1995 and 1996, and for the years then ended, are derived from the consolidated financial statements of Comprehensive Care Corporation which have been audited by Ernst & Young LLP, independent auditors. Ernst & Young LLP's report on the consolidated financial statements for the years ended May 31, 1995 and 1996, which appears elsewhere herein, includes a description of an uncertainty with respect to the Company's ability to continue as a going concern described in Note 2 to the financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein. The financial statements as of May 31, 1992, 1993 and 1994 and for the years then ended have been derived from financial statements audited by other accountants. The summary consolidated financial data set forth below for the years ended May 31, 1992, 1993, and 1994 are derived from audited financial statements not included or incorporated by reference herein. The financial data for the six months ended November 30, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which Comprehensive Care Corporation considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended November 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein. Financial data presented below does not include statement of operations or balance sheet data for the Debenture Exchange and does not include the exchange of the Secured Convertible Note. See "Pro Forma Financial Information." The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Comprehensive Care Corporation included elsewhere herein.

STATEMENT OF OPERATIONS DATA:

                                                                                                                  SIX MONTHS ENDED
                                                                YEAR ENDED MAY 31,                                   NOVEMBER 30,
                                     -------------------------------------------------------------------         -------------------
                                          1992            1993         1994         1995            1996         1995       1996
                                          ----            ----         ----         ----            ----         ----       ----
Revenue ............................   $ 59,969        $ 51,847     $ 34,277     $ 29,282        $ 32,488     $ 16,380    $ 18,703
Loss from operations ...............    (18,424)        (22,702)      (8,198)     (10,507)         (7,670)      (3,483)     (2,430)
Interest expense ...................     (3,908)         (1,759)      (1,228)      (1,366)         (1,374)        (743)       (596)
Other income (1) ...................     18,019          13,767        1,875          874           2,406        1,131         176
Other expenses (2) .................         --            (712)          --         (354)            (82)         (31)       (262)
Loss before income taxes ...........     (4,313)        (11,406)      (7,551)     (11,353)         (6,720)      (3,126)     (3,112)
Provision (benefit) for income taxes        249             194          301          180          (2,478)      (2,536)       (345)
                                       --------        --------     --------     --------        --------     --------    --------

Net loss ...........................   $ (4,562)       $(11,600)    $ (7,852)    $(11,533)       $ (4,242)    $   (590)   $ (2,767)
                                       ========        ========     ========     ========        ========     ========    ========

Net loss per common share........      $  (2.08)       $  (5.28)    $  (3.57)    $  (5.11)       $  (1.60)    $  (0.22)   $  (0.96)
                                       ========        ========     ========     ========        ========     ========    ========

Other Data:

Depreciation and amortization ......   $  2,602        $  2,946     $  1,762     $  1,797        $  2,099     $    683    $    338
                                       ========        ========     ========     ========        ========     ========    ========
Provision for doubtful accounts.. ..   $  6,065        $  6,187     $  1,558     $  1,423        $    934     $    669    $    201
                                       ========        ========     ========     ========        ========     ========    ========

Weighted average common shares
  outstanding ......................      2,190           2,196        2,199        2,257           2,654        2,628       2,895

BALANCE SHEET DATA:

                                                       AS OF MAY 31,                                   OF NOVEMBER 30,
                                  --------------------------------------------------------        ------------------------
                                    1992        1993       1994       1995         1996              1995            1996
                                    ----        ----       ----       ----         ----              ----            ----

Cash and cash equivalents         $  1,980    $  1,126    $  1,781   $  1,542     $  4,433        $  5,883        $  7,578
Working capital (deficit)           11,901         438         412    (15,342)     (20,200)         (9,064)        (22,572)
Total assets                        70,422      46,968      33,226     26,001       25,118          28,763          30,640
Long-term debt                      10,375      10,652      10,477      5,077           24           2,162              --
Long-term debt including current
   maturities and debentures        24,113      12,789      10,631     17,900       12,026          13,345          11,610
Stockholders' equity (deficit)      24,441      12,951       5,099     (4,933)      (6,799)         (4,592)         (8,573)


 (1) Other income includes gains on sale of RehabCare stock of $17.7 million and $13.1 million in fiscal 1992 and 1993, respectively, and a gain on Sovran legal settlement of $0.6 million in fiscal 1993, and a non-operating gain from a legal settlement of $0.9 million in fiscal 1996.

 (2) Other expenses include a legal settlement in the six months ended November 30, 1996 of $0.3 million.

                         PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial statements are presented to reflect the Debenture Exchange Offer which was completed on December 30, 1996, and exchange of the Secured Convertible Note which occurred on January 17, 1997.

     The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the respective historical audited consolidated financial statements of Comprehensive Care Corporation contained herein.

     The pro forma condensed consolidated balance sheet as of November 30, 1996, has been prepared as if the Debenture Exchange Offer and the exchange of the Secured Convertible Note occurred on that date. The pro forma condensed consolidated statement of operations for the year ended May 31, 1996 and the six months ended November 30, 1996, have been prepared as if the Debenture Exchange Offer and the exchange of the Secured Convertible Note occurred at the beginning of the period presented.

     The unaudited pro forma consolidated data are based on the Company's Condensed Consolidated Financial Statements of Comprehensive Care Corporation giving effect to the transactions under the assumptions and adjustments outlined in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based upon available information and upon certain assumptions that Comprehensive Care Corporation management believes are reasonable given the circumstances. The unaudited pro forma condensed consolidated financial statements are provided for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the transactions occurred on the dates indicated.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                NOVEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                       SECURED
                                                                                       DEBENTURE     CONVERTIBLE
                                                                       NOVEMBER 30,    EXCHANGE         NOTE           TOTAL
                                                                           1996          OFFER        EXCHANGE       PRO FORMA
                                                                           ----          -----        --------       ---------
                                                                                       (Note 1)       (Note 2)
                  ASSETS
Current assets:
     Cash                                                              $  7,578        $ (4,518)       $     --        $  3,060
     Accounts receivable, less allowance for doubtful
        accounts of $1,097                                                3,274              --              --           3,274
     Other receivables                                                    2,477              --              --           2,477
     Property and equipment held for sale                                 1,221              --              --           1,221
     Other current assets                                                   343            (192)             --             151
                                                                       --------        --------        --------        --------

Total current assets                                                     14,893          (4,710)             --          10,183
                                                                       --------        --------        --------        --------

Property and equipment, at cost                                           9,912              --              --           9,912
Less accumulated depreciation and amortization                           (3,624)             --              --          (3,624)
                                                                       --------        --------        --------        --------
Net property and equipment                                                6,288              --              --           6,288
                                                                       --------        --------        --------        --------

Property and equipment held for sale                                      4,708              --              --           4,708
Notes receivable                                                          1,978              --              --           1,978
Other assets                                                              2,773             (25)             --           2,748
                                                                       --------        --------        --------        --------

Total assets                                                           $ 30,640        $ (4,735)       $     --        $ 25,905
                                                                       ========        ========        ========        ========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

     Accounts payable and accrued liabilities                          $ 13,381        $ (1,935)       $    (63)       $ 11,383
     Long-term debt in default                                            9,538          (9,538)             --              --
     Current maturities of long-term debt                                 2,072              --          (2,000)             72
     Unbenefitted tax refunds received                                   12,092              --              --          12,092
     Income taxes payable                                                   382              --              --             382
                                                                       --------        --------        --------        --------

Total current liabilities                                                37,465         (11,473)         (2,063)         23,929
                                                                       --------        --------        --------        --------

Long-term debt, excluding current maturities                                 --           2,692              --           2,692
Other liabilities                                                           688              --              --             688
Minority interest                                                         1,060              --              --           1,060

Stockholders' equity:

     Preferred Stock, $50 par value; authorized 60,000 shares;
         no shares issued (pro forma 41,260 shares of Series A
         Non-Voting 4% Cumulative Convertible Preferred Stock)               --              --           2,063           2,063
     Common Stock, $.01 par value; authorized 12,500,000 shares;
         issued and outstanding 3,069,929 (pro forma 3,234,233)              31               2              --              33
     Additional paid-in-capital                                          44,921           1,970              --          46,891
     Accumulated deficit                                                (53,525)          2,074              --         (51,451)
                                                                       --------        --------        --------        --------
        Total stockholders' equity (deficit)                             (8,573)          4,046           2,063          (2,464)
                                                                       --------        --------        --------        --------

Total liabilities and stockholders' equity                             $ 30,640        $ (4,735)       $     --        $ 25,905
                                                                       ========        ========        ========        ========








                             See accompanying notes.

                         COMPREHENSIVE CARE CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    Secured
                                                                    Debenture      Convertible
                                                Year Ended          Exchange          Note         Total
                                               May 31, 1996          Offer          Exchange      Pro Forma
                                               ------------          -----          --------      ---------

Revenues:
Operating revenues .....................           $ 32,488         $    --        $   --         $ 32,488

Costs and expenses:
  Direct healthcare operating expenses .             29,208              --            --           29,208
  General and administrative expenses ..              7,632              --            --            7,632
  Provision for doubtful accounts ......                934              --            --              934
  Depreciation and amortization ........              2,099              --            --            2,099
  Restructuring expenses ...............                 94              --            --               94
  Equity in loss of unconsolidated
     affiliates ........................                191              --            --              191
                                                   --------         -------        ------         --------

                                                     40,158              --            --           40,158
                                                   --------         -------        ------         --------


Loss from operations ...................             (7,670)             --            --           (7,670)

Other income/(expenses):

Gain on sale of assets .................              1,336              --            --            1,336
Loss on sale of assets .................                (82)             --            --              (82)
Interest income ........................                210              --            --              210
Interest expense .......................             (1,374)            612           252             (510)
Non-operating gain (loss) ..............                860              --            --              860
                                                   --------         -------        ------         --------

Loss before income taxes ...............             (6,720)            612           252           (5,856)

Provision (benefit) for income taxes ...             (2,478)             --            --           (2,478)
                                                   --------         -------        ------         --------

Loss before extraordinary item .........           $ (4,242)        $   612        $  252         $ (3,378)
                                                   ========         =======        ======         ========

Loss per share:

Loss before extraordinary item .........           $ (4,242)                                      $ (3,378)
Dividends and accretion on redeemable
   convertible preferred stock .........                 --                                            (82)
                                                   --------                                       --------
Loss before extraordinary item
   attributable to common stockholders .           $ (4,242)                                      $ (3,460)
                                                   ========                                       ========


Loss per share before extraordinary item
   attributable to common stockholders .           $  (1.60)                                      $  (1.23)
                                                   ========                                       ========


Weighted average common shares
     outstanding .......................              2,654                                          2,818

                                                                                   Secured
                                                  Six Months        Debenture     Convertible
                                                     Ended           Exchange        Note          Total
                                                 Nov. 30, 1996        Offer        Exchange       Pro Forma
                                                 -------------        -----        --------       ---------
Revenues:
Operating revenues .....................            $ 18,703        $    --        $     --        $ 18,703

Costs and expenses:
  Direct healthcare operating expenses .              16,589             --              --          16,589
  General and administrative expenses ..               3,810             --              --           3,810
  Provision for doubtful accounts ......                 201             --              --             201
  Depreciation and amortization ........                 338             --              --             338
  Restructuring expenses ...............                 195             --              --             195
  Equity in loss of unconsolidated
     affiliates ........................                  --             --              --              --
                                                    --------        -------        --------        --------

                                                      21,133             --              --          21,133
                                                    --------        -------        --------        --------

Loss from operations ...................              (2,430)            --              --          (2,430)

Other income/(expenses):

Gain on sale of assets .................                  26             --              --              26
Loss on sale of assets .................                 (12)            --              --             (12)
Interest income ........................                 150             --              --             150
Interest expense .......................                (596)           315             126            (155)
Non-operating gain (loss) ..............                (250)            --              --            (250)
                                                    --------        -------        --------        --------

Loss before income taxes ...............              (3,112)           315             126          (2,671)

Provision (benefit) for income taxes ...                (345)            --              --            (345)
                                                    --------        -------        --------        --------

Loss before extraordinary item .........            $ (2,767)       $   315        $    126        $ (2,326)
                                                    ========        =======        ========        ========

Loss per share:

Loss before extraordinary item .........            $ (2,767)                                      $ (2,326)
Dividends and accretion on redeemable
   convertible preferred stock .........                  --                                            (41)
                                                    --------                                       --------
Loss before extraordinary item
   attributable to common stockholders .            $ (2,767)                                      $ (2,367)
                                                    ========                                       ========

Loss per share before extraordinary item
   attributable to common stockholders .                                                           $  (0.77)
                                                    $  (0.96)                                      ========
                                                    ========
Weighted average common shares
     outstanding .......................               2,895                                          3,059


                             See accompanying notes.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1996

NOTE 1--  DEBENTURE EXCHANGE OFFER

         The Company did not make its payment of interest on its 7 1/2% Convertible Subordinated Debentures (the "Debentures") when such payment was scheduled on October 17, 1994. In early February 1995, a group of holders and purported holders of the Debentures gave notice of acceleration of the entire amount of principal and interest due under the Debentures, and on February 24, 1995, a subset of such persons filed an involuntary petition in the United States Bankruptcy Court for the Northern District of Texas under Chapter 7 of the U.S. Bankruptcy Code. On March 3, 1995, the Company entered into a letter agreement with a representative of the certain holders of the Debentures who had taken such actions. The agreement provided for a consensual, out-of-court resolution that the Company's Board of Directors approved as in the best interests of the Company, its stockholders and other stakeholders. The holders' representative agreed to use best efforts to provide notices of waiver of the interest non-payment default, notices of rescission of the Debenture acceleration and the effects thereof, and consent to the immediate dismissal of the involuntary Chapter 7 petition. In return, the Company agreed to use best efforts to provide an opportunity to holders of Debentures to tender their Debentures to the Company pursuant to an exchange offer to be made by the Company to the holders of the Debentures.

         On November 14, 1996, the Company commenced a consent solicitation pursuant to a proxy statement addressed to its Debentureholders (the "Consent Solicitation"). The Company simultaneously initiated an exchange offer (the "Debenture Exchange Offer"). In addition, the Debenture Exchange Offer required the holders of a majority of the Debentures to give their approval to rescind the acceleration and waive the defaults described above.

         The Debenture Exchange Offer offered to the holders of Debentures to exchange $500 in cash plus sixteen (16) shares of Common Stock designated aggregately as payment of principal, plus $80 in cash plus eight (8) shares of Common Stock, designated aggregately as a payment of interest for each $1,000 of the outstanding principal amount of its Debentures and the waiver by the Debentureholder of all interest accrued and unpaid on such principal amount as of the date of the Exchange.

         On December 30, 1996, the Company completed the Debenture Exchange Offer with its Debentureholders. The Company was advised by the Exchange Agent that affirmative consents of Debentureholders in excess of 82% had been received, and that all propositions had been consented to and approved by Debentureholders. An aggregate of $6,846,000 of principal amount of Debentures (the "Tendered Debentures"), representing 72% of the issued and outstanding Debentures, were tendered for exchange to the Company pursuant to the terms of the Exchange Offer. With respect to the Tendered Debentures, the Company paid the Exchange Agent, on behalf of tendering Debentureholders, an aggregate amount of $3,970,680 and requisitioned for issue 164,304 shares of the Company's Common Stock, representing the stock portion of the Exchange Offer. The price of the Company's Common Stock on December 30, 1996 was $11.50 per share and resulted in a gain of $2.5 million less approximately $0.3 million in related costs. The distribution of the exchange consideration to tendering Debentureholders was made by the Exchange Agent within five days after the closing date of December 30, 1996. With respect to the $2,692,000 of principal amount of Debentures which were not tendered for exchange, the Company paid an aggregate of $552,701 of interest and default interest to such non-tendering Debentureholders. Due to the affirmative result of the Consent Solicitation and the payment by the Company of interest and default interest with respect to all Debentures which have not been tendered for exchange, the Company is no longer in default with respect to such Debentures.

         The effect of these transactions on the Company's consolidated financial position as of November 30, 1996 has been reflected in the accompanying unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated balance sheet also reflects the resulting gain on the Debenture Exchange Offer based upon the price of the Company's Common Stock on November 30, 1996 of $12.00 per share. The resulting calculated gain on the Debenture Exchange was $2.4 million less approximately $0.3 million in related costs and expenses for a net gain of approximately $2.1 million with an additional $2.0 million being

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1996

recorded to additional paid-in-capital. The aggregate principal amount of Debentures which were not tendered was $2,692,000 and is reflected in long-term debt.

         The unaudited pro forma condensed consolidated statement of operations reflects the Debenture Exchange as if it had occurred at the beginning of the period presented. As a result, the Company recognized a decrease in interest expense for the year ended May 31, 1996 and six months ended November 30, 1996 of $0.6 million and $0.3 million, respectively.

         The resulting gain on the Debenture Exchange Offer as if the transaction had occurred at the beginning of the periods presented, (based upon the closing price of the Company's Common Stock on June 5, 1995 and May 31, 1996, of $6.75 and $9.25), the resulting gain was $2.4 million and $2.5 million for the fiscal year ended May 31, 1996 and six months ended November 30, 1996, respectively. Fees and expenses related to this transaction were $0.3 million resulting in a net gain for the fiscal year ended May 31, 1996 and six months ended November 30, 1996 of $2.1 million and $2.2 million, respectively.

NOTE 2--  EXCHANGE OF SECURED CONVERTIBLE NOTE FOR PREFERRED STOCK

         The Board of Directors has authority to issue its authorized Preferred Stock in one or more series, each series to have such designation and number of shares as the Board of Directors may fix prior to the issuance of any shares of such series. Each series may have such preferences and relative participating, optional or special rights with such qualifications, limitations or restrictions as stated in the resolution or resolutions providing for the issuance of such series as may be adopted from time to time by the Board of Directors prior to the issuance of any such series. The Board of Directors has designated 41,260 shares of Preferred Stock as Series A Non-Voting 4% Cumulative Convertible Preferred Stock, $50 par value (the "Preferred Stock"). The Preferred Stock was issued by the Company in exchange for the Secured Convertible Note of the Company due January 9, 1997 in the principal amount of $2.0 million and bearing interest at the rate of 12% per annum and $63,000 of interest accrued thereon. The Preferred Stock pays a cumulative quarterly dividend of 4% per annum, when and as declared by the Board of Directors; is preferred to the extent of $50 per share plus accrued dividends; is convertible into shares of Common Stock of the Company at $6 per share, which was the same price at which the principal of the note was exchangeable; and is not entitled to vote. The shares of Common Stock issuable upon conversion of the Preferred Stock are not registered under the Registration Statement under which the prospectus is a part.

         As a result of the exchange of the Secured Convertible Note into Preferred Stock, the Company's debt obligations and accrued liabilities have been reduced by $2.1 million. The completion of the exchange had the further effect of reducing the amount of stockholders' deficit by $2.1 million.

         The unaudited pro forma condensed consolidated balance sheet has been reflected as if the exchange of Secured Convertible Note had occurred on November 30, 1996. As a result of this transaction, current liabilities were reduced by $2.1 million. The Company's pro forma consolidated statement of operations adjusts for $0.3 million and $0.1 million interest expense for the year ended May 31, 1996 and the six months ended November 30, 1996, respectively. In addition, the loss per share on the accompanying unaudited pro forma condensed consolidated statement of operations reflects the dividends that would have been accrued on the 41,260 shares of Series A Non-Voting 4% Cumulative Convertible Preferred Stock as if the Note exchange had occurred at the beginning of the period presented.

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves a high degree of risk. The following factors should be considered carefully in evaluating the Company and its business. An investment in the Common Stock is suitable only for those investors who can bear the risk of loss of their entire investment.

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         This prospectus contains or may contain certain forward-looking statements that are based on current expectations and involve a number of risks and uncertainties. Factors that may materially affect revenues, expenses and operating results include, without limitation, the Company's success in (i) disposing of certain remaining facilities on acceptable terms, (ii) expanding the behavioral medicine managed care and contract management portions of the Company's business, (iii) securing and retaining certain refunds from the IRS and recovering monetary damages from adverse parties in pending legal proceedings, (iv) the ability to obtain and perform risk-based capitation contracts at profitable levels, (v) maintaining the listing of the Company's Common Stock on the New York Stock Exchange, Inc., (vi) obtaining additional equity capital to fund losses from operations and to expand the Company's principal behavioral healthcare business, as to which no assurance can be given that such additional equity may be obtained on terms favorable to the Company, and (vii) the impact and consideration of other business, economic or other considerations discussed below.

         The forward-looking statements included herein are based on current assumptions including that competitive conditions within the healthcare industry will not change materially or adversely, that the Company will retain existing key management personnel, that the Company's forecasts will accurately anticipate market demand for its services, and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments that are difficult to predict accurately and are subject to many factors that can materially affect results. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its budgets, which may in turn affect the Company's results. In light of the factors that can materially affect the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

         As of November 30, 1996, the Company had a stockholders' deficiency of $8.6 million, a working capital deficiency of approximately $22.6 million and a negative current ratio of 1:2.5. The net loss from operations for the six months ended November 30, 1996 was $2.7 million.

         There can be no assurance that the Company will be able to achieve profitability and maintain positive cash flows from operations or that profitability and positive cash flow from operations can be sustained on an ongoing basis. Moreover, if achieved, the level of that profitability or that positive cash flow cannot accurately be predicted.

         The Company's lack of profitability has resulted in the Company failing to satisfy listing standards of the NYSE. No assurance can be made that the Common Stock will continue to trade on the NYSE or that the Company can satisfy the comparable requirements of any other stock exchange or the NASDAQ stock market.

ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN

         The Company's independent auditors have included an explanatory paragraph in their report that states that the Company's history of losses and consolidated financial position raise substantial doubt about its ability to continue as a going concern.

NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF FUTURE FUNDING

         The Company's negative cash flow from operations has consumed substantial amounts of cash. The completion of the Debenture Exchange Offer required substantial amounts of cash for the payment of $4.5 million of default interest and/or payment in exchange for surrender of Debentures which resulted in a depletion of the Company's cash resources (see Note 2 to the Company's Condensed Consolidated Financial Statements included herein).

         During prior fiscal years, a principal source of liquidity has been the private sale of equity securities and debt securities convertible into equity. Under the shareholder policies of the NYSE, the Company may not be able to effect large placements of equity without shareholder approval, which, if not obtained, may adversely affect the Company with respect to future capital formation. In addition, issuance of additional equity securities by the Company could result in substantial dilution to stockholders.

         The Company has received tax refunds for fiscal 1995 and 1996 in the amounts of $9.4 million and $5.4 million, respectively. Such refunds are based on loss carrybacks under Section 172(f) of the Internal Revenue Code. Any IRS claim for return of all or any portion thereof could have an adverse effect on the Company's cash flows. See "TAXES" below.

DISPOSITION OF ASSETS

         The Company has been required to dispose of various properties in order to raise working capital, and no assurance can be made that such dispositions will not have adverse effects on the Company's financial condition or that the Company has additional assets that could be disposed of or utilized as collateral in order to fund its capital requirements.

TAXES

         The Company has received tax refunds of approximately $9.4 million and $5.4 million from the carry back of specified losses for fiscal 1995 and 1996, respectively, as defined in Section 172(f) of the Internal Revenue Code. Receipt of the 1995 and 1996 tax refunds does not imply IRS approval. The proceeds to the Company of the 1995 refund were reduced by a $2.5 million offset for the Company's outstanding payroll tax obligation to the Internal Revenue Service ("IRS"), including interest, pursuant to a settlement agreement relating to tax years 1983 through 1991. Also, $1.9 million and $1.1 million contingency fees were paid to Deloitte & Touche, LLP from the refund proceeds for fiscal 1995 and 1996, respectively. Section 172(f) is an area of the tax law without significant legal precedent. There may be substantial opposition by the IRS to all or a substantial portion of such claims, and no assurances can be made as to the ability to retain tax refunds based on such deductions. Although the Company is currently being audited by the IRS, neither the Company nor the IRS will be precluded in any resultant tax audit from raising these and additional issues.

         The Company may be unable to utilize some or all of its allowable tax deductions or losses, which depends upon factors including the availability of sufficient net income from which to deduct such losses during limited carryback and carryover periods. Further, the Company's ability to use any Net Operating Losses may be subject to limitation in the event that the Company issues or agrees to issue substantial amounts of additional equity. The Company monitors the potential for "change of ownership" and believes that its financing plans as contemplated will not cause a "change of ownership;" however, no assurances can be made that future events will not act to limit the Company's tax benefits.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

         The Company's ability to succeed in increasing revenues may depend in part on the extent to which reimbursement of the cost of such treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. As a result of reimbursement changes and competitive pressures, the contractual obligations of the Company have been subject to intense evaluation.

UNCERTAINTY OF PRICING; HEALTHCARE REFORM AND RELATED MATTERS

         Managed care operations are at risk for costs incurred to supply agreed upon levels of service. Failure to anticipate or control costs could materially adversely affect the Company. Additionally, the business of providing services on a full risk capitation basis exposes the Company to the additional risk that contracts negotiated and entered into may ultimately be determined to be unprofitable, and result in significant losses by reason of unanticipated utilization levels requiring the Company to deliver and provide services at capitation rates which do not account for or factor in such utilization levels.

         The levels of revenues and profitability of healthcare companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement governmental controls on the price of healthcare. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effect healthcare reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company.

SHARES ELIGIBLE FOR FUTURE SALE

         The Company has issued or committed to issue approximately: 250,000 shares for future issuances related to business transactions; debt convertible or exchangeable into approximately 746,000 shares; and options or other rights to purchase approximately 1,175,000 shares; and contemplates issuing additional amounts of debt, equity or convertible securities in private transactions in furtherance of fulfilling its future capital needs (see "Need for Future
Funding: Uncertainty of Future Funding"). Issuance of additional equity, and such shares becoming free of restrictions on resale pursuant to Rule 144 or upon registration thereof pursuant to registration rights granted on almost all of these shares, and additional sales of equity, could adversely affect the trading prices of the Common Stock.

PRICE VOLATILITY IN PUBLIC MARKET

         The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Trading prices of securities of companies in the healthcare and managed care sectors have experienced significant volatility. The Company has determined, based upon inquiry made to the NYSE, that a "short position" has existed with respect to the Company's Common Stock. This "short position" has varied from time to time and the Company has been advised that the net of "short position" as of January 28, 1997 was approximately 680,067 shares. The Company cannot predict the effect, if any, that such "short position" may have on either the market or prices for the Company's Common Stock.

ANTI-TAKEOVER PROVISIONS

         The Company's Restated Certificate of Incorporation provides for 60,000 authorized shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any vote or action by the stockholders, which could have the effect of diluting the Common Stock or reducing working capital that would otherwise be available to the Company. There is currently issued and outstanding 41,260 shares of Preferred Stock designated as Series A Non-Voting 4% Cumulative Convertible Preferred Stock (see "Description of Securities"). The Company's Restated Certificate of Incorporation also provides for a classified board of directors, with directors divided into three classes serving staggered terms. In addition, the Company's stock option plans generally provide for the acceleration of vesting of options granted under such plans in the event of certain transactions which result in a change of control of the Company. In addition, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. In addition each share of the Company's Common Stock includes one right on the terms, and subject to the conditions, of the Rights Agreement between the Company and Continental Stock Transfer & Trust Company. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders, and therefore could adversely affect the price of the Company's Common Stock or the possibility of sale of shares to an acquiring person.

CONTINUED LISTING ON NYSE

         The Company has been below certain continued listing criteria of the NYSE since prior to October 1994. The continued listing of the Company's Common Stock on the NYSE is subject to continual review and possible delisting upon notices from the Listing and Compliance Committee of the NYSE.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION UNDER CERTAIN CIRCUMSTANCES

         Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officers' overall compensation exceeds $1.0 million per executive officer. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1.0 million base. The Board of Directors has determined that no portion of anticipated compensation payable to any executive officer in 1996 would be non-deductible. The Board of Directors will continue to address this issue when formulating compensation arrangements for executive officers, but believes that the deductibility of officer compensation in excess of the $1.0 million threshold is not likely to be an issue for the Company to address in the foreseeable future.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.

                                 CAPITALIZATION

             The following table sets forth the Company's capitalization (i) at November 30, 1996; and (ii) as adjusted to reflect the Debenture Exchange completed on December 30, 1996 and the exchange of a $2.0 million principal amount of secured note, plus accrued interest for shares of Series A Non-Voting 4% Cumulative Convertible Preferred Stock:



                                                                        November 30, 1996
                                                                        -----------------
                                                                     Actual      Pro Forma(1)
                                                                     ------      ------------

                                                                      (Dollars in thousands)
Short term debt:

         Long term debt in default                                 $  9,538        $     --
         Current portion of long-term debt and notes payable          2,072              72
         Long term debt                                                  --           2,692
                                                                   --------        --------
                  Total debt                                       $ 11,610        $  2,764
                                                                   ========        ========

Stockholders' equity:

         Preferred Stock, $50 par value, 60,000 shares
         authorized, no shares
         outstanding (pro forma 41,260
         shares of Series A Non-Voting 4% Cumulative
         Convertible shares)                                       $     --        $  2,063

         Common Stock, $.01 par value, 12,500,000
         shares authorized, 3,069,929 shares outstanding (2)
         (pro forma 3,234,233 shares)                                    31              33

         Additional paid-in capital                                  44,921          46,891

         Accumulated deficit                                        (53,525)        (51,451)
                                                                   --------        --------
                  Total stockholders' deficit                      $ (8,573)       $ (2,464)
                                                                   ========        ========

         Total capitalization                                      $ (3,037)       $    300
                                                                   ========        ========


(1) As of December 30, 1996, an aggregate of $6,846,000 principal amount of 7 1/2% Subordinated Debentures were tendered by Debentureholders for exchange. See "Recently Completed Exchange Offer with Holders of 7 1/2% Convertible Subordinated Debentures due April 15, 2010, and Rescission by Debentureholders of Company Default." Following the completion of the Debenture Exchange, the holder of a $2.0 million principal amount of a Secured Convertible Note, exchanged such note for 41,260 shares of Series A Non-Voting 4% Cumulative Convertible Preferred Stock. The pro forma capitalization of the Company as of November 30, 1996, reflects the rescission of acceleration of the Debentures, the tender of Debentures through December 30, 1996, and the exchange of the $2.0 million Secured Convertible Note for Series A Non-Voting 4% Cumulative Convertible Preferred Stock (the "Preferred Stock") as if these transactions had occurred on the date indicated.

 (2) Excludes (i) 1,139,255 shares of Common Stock issuable upon exercise of outstanding warrants granted under (a) the Company's 1988 Incentive and Nonstatutory Stock Option Plans, (b) the Company's 1995 Stock Option Plan and (c) the Company's Non-Employee Director Plan; (ii) 35,000 shares of Common Stock issuable pursuant to miscellaneous options granted; (iii) 343,820 shares of Common Stock issuable upon conversion of Series A Non-Voting 4% Cumulative Convertible Preferred Stock; and
         (iv) 100,000 shares of Common Stock issuable to the holder of the 13.5% interest in Comprehensive Behavioral in exchange for such interest; (v) shares of Common Stock that may be issued to stockholders of the Company pursuant to the Rights Agreement between the Company and Continental Stock Transfer & Trust Company dated April 19, 1988 and amended October 21, 1994.

                           PRICE RANGE OF COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is listed for trading on the New York Stock Exchange ("NYSE") under the symbol "CMP". The range of high and low closing sale prices for the Common Stock of the Company on the NYSE, were as follows for the periods indicated below:

                                                                  Price

Fiscal Year                                            High                  Low
1995
----
1st quarter............................               $ 8 3/4              $ 2 1/2
2nd quarter............................                 7 3/4                    5
3rd quarter............................                 9 3/8                5 1/4
4th quarter............................                 8 3/4                    5

1996
----
1st quarter............................               $ 9 1/8              $ 6 1/8
2nd quarter............................                 9 5/8                8 1/8
3rd quarter............................                10 1/2                8 1/4
4th quarter............................                 9 7/8                7 1/2

1997
----
1st quarter............................               $ 9 3/8              $ 7 1/4
2nd quarter............................                15 1/4                8 1/2
January 28, 1997                                       17 1/2               11 3/8



 (a) As of January 28, 1997, the Company had 1,736 stockholders of record of Common Stock.

 (b) On May 16, 1994, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of one share for each ten or fewer shares of the Company's Common Stock, with the specific ratio to be selected by the Board of Directors. The stockholders also approved amendments to the Certificate of Incorporation reducing the par value of the Company's Common Stock to $.01 per share and reducing the number of authorized shares of Common Stock to five times the number of shares outstanding, reserved or otherwise committed for future issuance but not less than 12.5 million. The reverse stock split and amendments to the Certificate of Incorporation were to become effective on any date selected by the Board of Directors prior to February 16, 1995.

         The Board of Directors effected a one-for-ten reverse stock split effective October 17, 1994. On the effective date of the reverse stock split, the Company's Certificate of Incorporation was amended to reduce the par value of the Common Stock to $.01 per share and to reduce the number of authorized shares of Common Stock to 12.5 million. All share and per share information contained in this Prospectus reflect the effect of the reverse stock split, which is to reduce the number of shares set forth by a factor of ten, with each stockholder's proportionate ownership interest remaining constant, except for payment in cash in lieu of fractional shares.

 (c) In October 1994, the New York Stock Exchange, Inc. notified the Company that it was below certain quantitative and qualitative listing criteria in regard to net tangible assets available to Common Stock and three year average net income. The Listing and Compliance Committee of the NYSE has determined to monitor the Company's progress toward returning to continuing listing standards and has so indicated in approving the Company's Additional Listing Application on December 30, 1996. Management believes that the recent completion of the Company's Debenture Exchange Offer and exchange of the Secured Convertible Note will enable the Company to seek additional financing equity and thereby satisfy the Committee of the Company's progress. However, no assurance may be given that the Company will be successful in its efforts to obtain either equity financing through public or private sources, or will be able to do so on terms favorable to the Company.


                                 DIVIDEND POLICY

         No cash dividend was declared during any quarter of fiscal 1994, 1995, 1996, or 1997 as a result of the Company's operating losses and restrictions contained in the Company's Debentures. The Company does not expect to resume payment of cash dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data of the Company has been derived from the financial statements of Comprehensive Care Corporation which have been prepared in accordance with generally accepted accounting principles ("GAAP"). The selected consolidated financial data for the Company as of May 31, 1995 and 1996, and for the years then ended, are derived from the consolidated financial statements of Comprehensive Care Corporation which have been audited by Ernst & Young LLP, independent auditors. Ernst & Young LLP's report on the consolidated financial statements for the years ended May 31, 1995 and 1996, which appears elsewhere herein, includes a description of an uncertainty with respect to the Company's ability to continue as a going concern described in Note 2 to the financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein. The financial statements as of May 31, 1992, 1993 and 1994 and for the years then ended have been derived from financial statements audited by other accountants. The selected consolidated financial data set forth below for the years ended May 31, 1992, 1993, and 1994 are derived from audited financial statements not included or incorporated by reference herein. The financial data for the six months ended November 30, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which Comprehensive Care Corporation considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended November 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein. Financial data presented below does not include statement of operations or balance sheet data for the Debenture Exchange and does not include the exchange of the Secured Convertible Note. See "Pro Forma Financial Information." The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Comprehensive Care Corporation included elsewhere herein.

STATEMENT OF OPERATIONS DATA:


                                                                                                            SIX MONTHS ENDED
                                                               YEAR ENDED MAY 31,                              NOVEMBER 30,
                                        ------------------------------------------------------------      ----------------------

                                        1992            1993       1994           1995          1996        1995       1996
                                        ----            ----       ----           ----          ----        ----       ----

                                            (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

Revenue                                  $ 59,969     $ 51,847     $ 34,277     $ 29,282     $ 32,488     $ 16,380     $ 18,703
Loss from operations                      (18,424)     (22,702)      (8,198)     (10,507)      (7,670)      (3,483)      (2,430)
Interest expense                           (3,908)      (1,759)      (1,228)      (1,366)      (1,374)        (743)        (596)
Other income (1)                           18,019       13,767        1,875          874        2,406        1,131          176
Other expenses (2)                             --         (712)          --         (354)         (82)         (31)        (262)
Loss before income taxes                   (4,313)     (11,406)      (7,551)     (11,353)      (6,720)      (3,126)      (3,112)
Provision  (benefit) for income taxes         249          194          301          180       (2,478)      (2,536)        (345)
                                         --------     --------     --------     --------     --------     --------     --------

Net loss                                 $ (4,562)    $(11,600)    $ (7,852)    $(11,533)    $ (4,242)    $   (590)    $  (2,767)
                                         ========     ========     ========     ========     ========     ========     =========

Net loss per common share                $  (2.08)    $ (5.28)     $  (3.57)    $  (5.11)    $  (1.60)    $  (0.22)    $  (0.96)
                                         ========     ========     ========     ========     ========     ========     ========

Other Data:

Depreciation and amortization.......     $  2,602     $  2,946     $  1,762     $  1,797     $  2,099     $    683     $    338
                                         ========     ========     ========     ========     ========     ========     ========
Provision for doubtful accounts.....     $  6,065     $  6,187     $  1,558     $  1,423     $    934     $    669     $    201
                                         ========     ========     ========     ========     ========     ========     ========

Weighted average common shares
    outstanding                             2,190        2,196        2,199        2,257        2,654        2,628        2,895

BALANCE SHEET DATA:



                                                            AS OF MAY 31,                       AS OF NOVEMBER 30,
                                          ------------------------------------------------      ------------------
                                          1992       1993       1994       1995       1996      1995       1996
                                          ----       ----       ----       ----       ----      ----       ----


Cash and cash equivalents...........  $  1,980   $  1,126   $  1,781   $  1,542   $  4,433   $  5,883   $  7,578
Working capital (deficit)...........    11,901        438        412    (15,342)   (20,200)    (9,064)   (22,572)
Total assets........................    70,422     46,968     33,226     26,001     25,118     28,763     30,640
Long-term debt......................    10,375     10,652     10,477      5,077         24      2,162        ---
Long-term debt including current
   maturities and debentures........    24,113     12,789     10,631     17,900     12,026     13,345     11,610
Stockholders' equity (deficit)......    24,441     12,951      5,099     (4,933)    (6,799)    (4,592)    (8,573)


 (1) Other income includes gains on sale of RehabCare stock of $17.7 million and $13.1 million in fiscal 1992 and 1993, respectively, and a gain on Sovran legal settlement of $0.6 million in fiscal 1993, and a non-operating gain from a legal settlement of $0.9 million in fiscal 1996.

 (2) Other expenses include a legal settlement in the six months ended November 30, 1996 of $0.3 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         In response to continuing changes in the behavioral healthcare industry, the Company has made significant changes in its operations, including the divestiture of many freestanding facilities, so that the Company can focus on its network solutions related to managed care and behavioral medicine contract management operations. During fiscal 1996, managed care operations experienced significant growth through internal development and the expansion into new managed care behavioral health markets and products. The following table sets forth operating revenues of the Company's managed care, behavioral medicine contracts and hospital operations for the selected periods:

                                                                             Three months ended
                                                                 -----------------------------------------
                                                                 November 30,      May 31,     November 30,
                                                                     1995           1996           1996
                                                                     ----           ----           ----


         Managed care operations...........................            46%           56%            67%
         Behavioral contract management operations.........            18            17             16
         Freestanding operations...........................            35            26             17
         Corporate services................................             1             1            ---
                                                                     ----          ----           ----

                                                                      100%          100%           100%
                                                                      ===           ===            ===


         During fiscal 1996 and the first six months of fiscal 1997, managed care operations experienced a 134% and 28% growth in covered lives through internal development and the expansion into new behavioral health managed care markets and products.

         As a result of the Company's continued net losses, the Company has had difficulty generating sufficient cash flows from operations to meet its obligations and sustain its operations. During fiscal 1996, the Company has utilized the proceeds from the sale of assets, tax refunds, litigation settlements, and the private placement of debt and equity securities to fund its cash requirements. During the first six months of fiscal 1997, the Company has utilized the proceeds from income tax refunds and available cash on hand to fund its working capital deficit.

         During the first quarter of fiscal 1996, the Company settled a claim with an insurance carrier for $0.4 million. In addition, the Company sold its operations in Kirkland, Washington in October 1995 and closed its freestanding facility in Costa Mesa, California in November 1995. The closure of these facilities was consistent with the Company's plan for restructuring and eliminated the on-going burden of funding the operating losses of these facilities.

         During the third quarter of fiscal 1996, the Company settled two pending lawsuits. One settlement resulted in a non-operating gain of $860,000 which was received during the third quarter. The other settlement resulted in the Company paying $550,000 during the third quarter.

         During the fourth quarter of fiscal 1996, the Company sold its freestanding facility in San Diego, California for $2.0 million. In addition, the Company effectuated the exchange of a $1.0 million Secured Convertible Note that had a due date of March 1997, into 132,560 shares of the Company's Common Stock.

GLOBAL RESTRUCTURING

         In early fiscal 1995, Management developed a "global restructuring" plan intended to address the Company's immediate challenges as part of the intended objective of profitability in the future. Management has achieved all of the then identified objectives of the plan, including the restructuring of the Company's financial obligations represented by the Company's 7 1/2% Convertible Subordinated Debentures (the "Debentures") which occurred during the third quarter of fiscal 1997 (see Note 2 to the Company's Condensed Consolidated Financial Statements included herein).

         During the first quarter of fiscal 1996, the Company sold an aggregate of 155,000 shares of Common Stock to four accredited investors in private offerings for an aggregate of $930,000. In addition, during the third quarter of fiscal 1996 there was a sale of an additional 4,000 shares. The proceeds of such sales were used for working capital and other general corporate purposes.

         During the second quarter of fiscal 1996, the Company received a $9.4 million refund from its fiscal 1995 Federal tax return and issued a Secured Conditional Exchangeable Note for $1.0 million. The exchange of this Note for 132,560 shares of Common Stock occurred in May 1996. The majority of the proceeds of these items have been used for working capital purposes.

         During fiscal 1996, the Company recorded $0.1 million in restructuring charges related to the Company's planned closure and disposition of its freestanding facility in Cincinnati, Ohio which occurred during the first quarter of fiscal 1997. The components of this charge are predominately severance to hospital employees. Closure of this facility is consistent with the Company's global restructuring plans and will eliminate the funding of operating losses and cash flow deficits required by this facility.

         In addition, in July 1996, the Company closed the administrative offices of Comprehensive Care Integration located in San Ramon, California. Closure of this office and several non-performing contract units was part of the planned restructuring of these operations. The impact of this restructuring was approximately $0.2 million and was recorded during the six months of fiscal 1997. The following table sets forth the activity to the restructuring reserve through the second quarter of fiscal 1997:

                                                MAY 31,            CHARGES                     NOVEMBER 30,
                                                 1996        INCOME     EXPENSE     PAYMENTS       1996
                                                 ----        ------     -------     --------       ----
                                                                   (AMOUNTS IN THOUSANDS)
         Restructuring Reserve:
         Severance..........................     $ 81         $---       $ 50         $(44)        $ 87
         Operations/corporate relocation....      296          ---        145         (116)         325
                                                  ---          ---        ---          ---          ---
                                                 $377         $---       $195        $(160)        $412
                                                  ===          ===        ===          ===          ===


         In August 1996, the Company sold its non-operating freestanding facility in Costa Mesa, California which had been closed in November 1995 due to poor performance. The Company utilized the proceeds received from the sale to reduce secured debt and other working capital purposes. The Company currently owns one operating and three non-operating facilities. One of the three non-operating freestanding facilities is currently under contract to be sold and is scheduled to close escrow during the third quarter of fiscal 1997.

DEBENTURE EXCHANGE OFFER

         In October 1994, the Company suspended the payment of semi-annual interest on its outstanding 7 1/2% Convertible Subordinated Debentures due April 15, 2010 (the "Debentures"). As a result of such suspended interest payments, the Company became in default with respect to $9,538,000 principal amount of then outstanding Debentures.

         On November 14, 1996, the Company commenced a consent solicitation pursuant to a proxy statement addressed to its Debenture holders (the "Consent Solicitation"). The Company simultaneously initiated an exchange offer (the "Debenture Exchange Offer") to exchange cash and common stock of the Company for its Debentures, as discussed below. The Consent Solicitation sought a consent of Debentureholders to the rescission of the acceleration of all principal and interest due under the Debentures and the waiver of all defaults thereunder. As of December 30, 1996 (the "Expiration Date" of Exchange Offer), holders of $7,901,000 principal amount of Debentures representing in excess of 82% of issued and outstanding amount of Debentures gave their affirmative written consent to the rescission of the acceleration and to the waiver of the defaults of the Company.

         The Debenture Exchange Offer, conditioned upon acceleration of payment of the Debentures being rescinded, the waiver of default being consented to, offered to the holders of Debentures to exchange $500 in cash plus sixteen (16) shares of Common Stock, par value $.01 per share ("Common Shares"), designated aggregately as a payment of principal, plus $80 in cash plus eight (8) shares of Common Stock, designated aggregately as a payment of interest (the combined total of principal and interest herein called "Exchange Consideration") for each $1,000 of the outstanding principal amount of its Debentures and the waiver by the Debentureholder of all interest accrued and unpaid on such principal amount as of the date of the Exchange except for such designated interest payment included in the Exchange Consideration.

         On December 30, 1996, the Company completed the Debenture Exchange Offer with its Debentureholders. An aggregate of $6,846,000 principal amount of Debentures, representing 72% of the issued and outstanding Debentures, were tendered for exchange to the Company pursuant to the terms of the Debenture Exchange Offer. All such Debentures were accepted for exchange by the Company, and the Company paid an aggregate of $3,970,680 in cash to the tendering Debentureholders and issued an aggregate of 164,304 shares of the Company's Common Stock to such tendering Debentureholders. With respect to an aggregate of $2,692,000 principal amount of Debentures which were not tendered for exchange, the Company paid an aggregate of $552,701 interest and default interest to such non-tendering Debentureholders. As a result of the Consent Solicitation and the payment by the Company of interest and default interest with respect to all Debentures which have not been tendered for exchange, the Company is no longer in default with respect to such Debentures. The next scheduled semi-annual interest payment to be made on April 15, 1997, by the Company with respect to its currently outstanding Debentures is approximately $101,000. All remaining untendered Debentures remain convertible into shares of the Company's Common Stock at the rate of one share of Common Stock for each $250 principal amount of Debentures, subject to adjustment.

         As a result of the completion of the Debenture Exchange Offer, the Company's debt obligations have been reduced by $6,846,000, and $2,692,000 of the Company's debt obligations represented by untendered Debentures has been reclassified to long term debt during the third quarter of fiscal 1997. The completion of the Debenture Exchange Offer had the further effect of reducing the amount of stockholders deficit by approximately $4.1 million.

RESULTS OF OPERATIONS

FISCAL YEAR END 1996 COMPARED WITH FISCAL 1995

         The Company incurred a loss of approximately $4.2 million or $1.60 loss per share for the fiscal year ended May 31, 1996, which was an improvement of $7.3 million or $3.51 per share compared to the $11.5 million or $5.11 loss per share in the prior year.

         During fiscal 1996, operating revenues increased $3.2 million or 11% from fiscal 1995, primarily as a result of an increase in managed care revenues. The increase in managed care revenues of $10.5 million or 192% during fiscal 1996 was partially offset by a decline in freestanding operations revenues of $7.5 million or 41%. The decline in revenues from freestanding operations is primarily due to the planned closure and sale of facilities during fiscal 1995 and 1996. In addition, revenues for contract operations increased by 5% during fiscal 1996 as compared to the prior year.

         Direct healthcare expenses decreased by $2.3 million during fiscal 1996 to $29.2 million as compared to $31.5 million for fiscal 1995. The decrease in direct healthcare expenses experienced by freestanding facilities of $8.9 million or 45% was offset by an 84% or $6.0 million increase in managed care direct healthcare expenses. General and administrative expenses increased by $3.3 million, primarily as a result of an increase in managed care expenses of $2.0 million, and an increase of $1.5 million in corporate overhead expenses. Included in corporate overhead expenses is a $0.5 million fee related to the Company's 1995 Federal tax refund, $0.2 million related to a legal settlement, and $0.8 million in legal fees.

         In fiscal 1996, the Company recorded $0.2 million for the equity in the loss of unconsolidated joint ventures and $0.1 million in restructuring charges. The restructuring charges during fiscal 1996 are related to the planned closure of the Company's freestanding facility in Cincinnati, Ohio. Bad debt expense declined by $0.5 million or 34% in fiscal 1996 as compared to the prior year. The decline in bad debt is the result of the significant decline in hospital operations, which was partially offset by an increase in bad debt expense attributable to behavioral medicine contract operations.

         In fiscal 1996, depreciation and amortization expense increased by $0.3 million or 17% compared to the prior year. The decline of depreciation expense as the Company continues to implement its plan for the disposal and sale of freestanding facilities was offset during fiscal 1996 by the write-off of $0.8 million in goodwill. The Company determined that its long-lived asset was impaired due to the intended closure of its freestanding facility in Cincinnati, Ohio and the sale of the facility in Costa Mesa, California.

         Included in other income/(expense), is a gain on sale of assets of $1.3 million, of which $0.3 million is related to the sale of the Company's freestanding facility in San Diego, California, and $1.0 million is related to the sale of operations in Kirkland, Washington. In fiscal 1996 and 1995, the Company reported a loss on the sale of assets of $0.1 million and $0.3 million, respectively. Fiscal 1996 also includes a $0.9 million non-operating gain related to a legal settlement. Interest income increased during fiscal 1996 by $0.2 million compared to the prior year while interest expense remained constant.

         Included in the Company's provision for income taxes in fiscal 1996 is an income tax benefit of $2.6 million related to the carryback of fiscal 1995 losses defined under Section 172(f). The Company is currently under audit by the IRS related to its 1995 Federal tax return and the amended returns for prior years.

         The Company's current assets increased by $2.0 million or 24% during fiscal 1996 to $10.0 million from $8.0 million in fiscal 1995. This increase is primarily due to an increase in the Company's cash position of $2.9 million and the classification of one freestanding facility under contract to be sold as current assets held for sale. During fiscal 1996, the Company's freestanding facility in Costa Mesa, California was closed due to poor performance and the Company sold the operations of another. In addition, the Company announced the intended closure of its facility in Cincinnati, Ohio. These facilities have been classified with non-current assets held for sale at May 31, 1996. At May 31, 1996, other non-current assets held for sale includes three properties that are expected to be sold in the next fiscal year. One facility has been sold subsequent to May 31, 1996, however, since the sale is pursuant to a long-term, highly-leveraged contract and the proceeds are not contractually due within one year, the property is classified as non-current assets held for sale at May 31, 1996. The contracts for the sale of the remaining two facilities have not been fully negotiated. The Company's lease ended at its Kirkland, Washington facility in October 1995 and, as a result, this operation was sold. At May 31, 1996, other receivables decreased by $1.3 million or 47% from the prior year. Other receivables as of May 31, 1996 includes $1.4 million which is related to the Company's 1995 Federal tax refund. Included in other receivables of May 31, 1995 was a note receivable of $2,750,000 related to the sale of the Company's facility in Sacramento, California. This note was paid in full in July 1995. In addition, intangible assets decreased by $0.9 million to $0.7 million at May 31, 1996 as compared to $1.6 million at May 31, 1995. This decline is due to the write-off of goodwill during fiscal 1996.

         The Company's current liabilities increased during fiscal 1996 by $6.7 million to $30.1 million from $23.4 million in fiscal 1995. This increase is primarily due to the liability related to the Company's 1995 Federal tax refund. Included in current liabilities is long-term debt in default which represents the $9.5 million of Debentures. The Debentures were previously classified as long-term debt, however, the Company did not make its payment of interest on the Debentures when such payment was scheduled, and, as a result, the Debentures were in default and the holders accelerated the entire principal amount. The Company agreed to use best efforts to provide an opportunity to holders of the Debentures to tender their Debentures pursuant to an exchange offer anticipated to be made by the Company to the holders of the Debentures during fiscal 1997. Included in current maturities of long-term debt is approximately $2.0 million related to the Company's Secured Convertible Note due January 1997.

         Long-term debt as of May 31, 1996, declined by $5.1 million or 99% from the prior fiscal year. This decline is attributable to the $2.0 million Secured Convertible Note, which has been classified as current as of May 31, 1996, and the payment of the outstanding balance due for the IRS settlement. Other non-current liabilities decreased in fiscal 1996 by $0.8 million or 50% to $0.7 million from $1.5 million in fiscal 1995. This decline is predominantly attributable to the legal settlements which were resolved during the third quarter of fiscal 1996. Minority interests at May 31, 1996, represented the investment by PCA in Comprehensive Behavioral.

MANAGED CARE OPERATIONS

         During fiscal 1996, the number of covered lives increased by 134% from fiscal 1995. This increase is primarily attributable to new contracts (though not necessarily profitable contracts based on a retrospective examination of results) added during fiscal 1996 and growth in existing contracts in South Florida. Of this increase, covered lives for existing contracts experienced a 26% increase. The remaining growth, 441,000 lives, relates to new contracts added in South Florida, Texas, and new contracts for Medicaid in Puerto Rico. Comprehensive Behavioral attempts to distinguish itself from its competition by endeavoring to be a "science-based" provider of care and manages all clinical programs based upon what management believes are proven treatment technologies.

         The following table reflects covered lives by major product provided:

                                                                                 Year Ended May 31,
                                                                              1994        1995       1996
                                                                              ----        ----       ----
         Carve-out (capitated)................................              175,707     357,275     949,341
         Blended products.....................................                3,334       4,491       4,579
         EAP services (Employee Assistance Programs)..........               28,524      81,180      83,493
                                                                           --------     -------  ----------
              Total covered lives.............................              207,565     442,946   1,037,413
                                                                            =======     =======   =========

         Comprehensive Behavioral contracts with a variety of sources on a capitated basis. The Company attempts to control its risk by entering into contractual relationships with healthcare providers, including hospitals and physician groups on a sub-capitated, discounted fee-for-service or per case basis. The Company's contracts typically exclude capitation risk for chronic care patients. During fiscal 1996, Comprehensive Behavioral provided services under capitated arrangements for commercial, Medicare and Medicaid in South Florida, commercial and Medicaid in Puerto Rico, Medicaid in Texas and commercial in Indiana.

         In fiscal 1996, operating revenue increased $10.5 million or 192% from fiscal 1995, which is attributable to new contracts added during the fiscal year. Direct healthcare expenses increased by $6.0 million to $13.2 million or by 84% in fiscal 1996, which is primarily a result of an increase in the costs associated with the expansion, development, and implementation of new contracts in multiple states. General and administrative expenses increased to $2.1 million for fiscal 1996 versus $0.1 million in fiscal 1995. Also, fiscal 1995 results include a one-time legal settlement of $0.2 million. The increase in operating revenue during fiscal 1996 provided a decrease in managed care operations net operating loss to $1.3 million, an improvement of 58% or $1.8 million from fiscal 1995.

CONTRACT OPERATIONS

         During fiscal 1996, patient days of service under CCI contracts declined by approximately 45% from 29,082 patient days to 15,875 patient days. Although CCI opened seven new units during fiscal 1996, only one provides inpatient services. Of the seven units closed during fiscal 1996, six of the seven provided inpatient services. As a result, the decline in patient days is attributable to the units closed during fiscal 1996, a decline in length of stay and increased influence of managed care. Of the units closed, two contracts were terminated by CCI for poor operating performance. The remaining five closures were terminated by the contracting hospitals upon expiration of their term. The Company believes that these non-renewals were influenced primarily by increased competition and changes in reimbursement patterns by third-party payors. During fiscal 1996, CCI opened seven contracts, of which three were partial hospitalization programs. During fiscal 1996, CCI's operating revenue increased by $0.3 million or 5% while direct healthcare expenses increased by $1.1 million or 26% from the prior year, resulting in a decrease in net operating income of $1.5 million from the prior year. The increase in direct healthcare expenses is primarily attributable to the increase in overhead and marketing and the costs associated with the seven units added during fiscal 1996. Traditionally, marketing and start-up costs for new programs average approximately $25,000 to $35,000 per unit.

         The following table sets forth quarterly utilization data on a "same store" basis ("same store", i.e., those operational during both fiscal years):

                                                           Same Store Utilization
                                               Fiscal 1996                                 Fiscal 1995
                                   4th       3rd        2nd        1st        4th        3rd       2nd       1st
                                   Qtr.      Qtr.       Qtr.       Qtr.       Qtr.       Qtr.      Qtr.      Qtr.
                                   ----      ----       ----       ----       ----       ----      ----      ----
Admissions.....................     447       396        423       467        485        404        454       477
Average length of stay.........     5.0       5.2        5.6       6.0        5.8        6.7        7.5       6.9
Patient days...................   2,218     2,045      2,359     2,799      2,818      2,700      3,397     3,285
Average occupancy rate.........      31%       29%       33%        39%        39%        38%        48%      46%

         Units which were operational for both fiscal years experienced a 5% decrease in admissions which, when combined with the decrease in length of stay, resulted in a 23% decline in utilization to 9,421 patient days. Average net revenue per patient day at these units increased by $5 due to contract rate increases at the operating units. Net inpatient operating revenues decreased to $1.0 million due to a decline in admissions and average length of stay. An additional $0.5 million was generated by units closed during the fiscal year. During fiscal 1996, overall outpatient revenues decreased 23% due to the closure of two significant outpatient units which closed during the first quarter of fiscal 1996. In addition, partial hospitalization programs contributed 42% of total revenue during fiscal 1996. During fiscal 1996, CCI expanded its partial, day treatment and outpatient services, resulting in a shift in revenues.

         The following table illustrates the revenues in outpatient and daycare programs offered by four contract units on a "same store" basis:

                                                           Net Outpatient/Daycare Revenues
                                                               (Dollars in thousands)
                                               Fiscal 1996                                 Fiscal 1995
                                   ------------------------------------       --------------------------------
                                      4th      3rd      2nd      1st            4th      3rd     2nd      1st
                                      Qtr.     Qtr.     Qtr.     Qtr.           Qtr.     Qtr.    Qtr.     Qtr.
                                      ----     ----     ----    -----           ----     ----    ----     ----
Facilities offering............          4        4        4        4              4        4       4        4
Net outpatient/daycare ........
   revenues....................       $107      $87      $83     $117            $97      $82     $82      $74
% of total "same store"
   net operating revenues......          7%       7%       6%       8%             6%       7%      7%       6%

         For units operational in both fiscal years, direct healthcare expenses increased 4%, which, combined with the decrease in inpatient and outpatient operating revenues, caused operating income at the unit level to decrease 44% from fiscal 1995. Consequently, overall unit operating income decreased to $0.3 million in fiscal 1996 from $ 0.5 million in fiscal 1995.

FREESTANDING OPERATIONS

         Admissions in fiscal 1996 declined overall by 1,697 to 1,632 from 3,329 in fiscal 1995, an overall decline of 51%. Of this decline, 1,639 fewer admissions were attributable to facilities which were closed or under contract to be sold as of May 31, 1996. The Company sold the operations of one facility and closed another during fiscal 1996 due to poor performance. The remaining facilities ("same store") experienced a decrease in admissions and a 44% decline in length of stay to five days, resulting in 45% fewer patient days than the prior fiscal year.

         The following table sets forth selected quarterly utilization data on a "same store" basis:

                                                               Same Store Utilization
                                               Fiscal 1996                                 Fiscal 1995
                                       4th      3rd      2nd      1st            4th      3rd     2nd      1st
                                      Qtr.     Qtr.     Qtr.     Qtr.           Qtr.     Qtr.    Qtr.     Qtr.
                                      ----     ----     ----    -----           ----     ----    ----     ----
Admissions.....................        331      375      282      278            326      340     318      340
Average length of stay.........          5        5        5        6              6        9      11       10
Patient days...................      1,803    1,743    1,444    1,540          1,886    2,962   3,545    3,548
Average occupancy rate.........         37%      22%      18%      20%            25%      39%     47%      47%

         Overall operating revenue per patient day increased by 79% to $1,148 in fiscal 1996 from fiscal 1995 and overall patient days declined 66% to 9,361, resulting in a decrease of approximately $7.5 million, or 41%, in operating revenues. In addition to the decrease caused by the sale and/or closure of hospitals, the Company believes that the increasing role of HMOs, reduced benefits from employers and indemnity companies, a greater number of competitive beds and a shifting to outpatient programs are responsible for this decline in patient days. In response to these factors the Company accelerated the development of effective, lower cost outpatient, daycare, and partial hospitalization programs in conjunction with its freestanding facilities, and shifted its marketing activities toward developing relationships and contracts with managed care and other organizations which pay for or broker such services.

         Overall direct healthcare expenses declined by $8.9 million or 45% to $10.9 million in fiscal 1996 from $19.8 million in fiscal 1995. This decline is primarily attributable to the sale and/or closure of facilities during fiscal 1996. Fiscal 1995 includes a one-time legal expense related to the Company's freestanding facility in Aurora, Colorado of $0.2 million. In addition, the provision for bad debts declined by $0.6 million or 50%. General and administrative expenses declined by $0.6 million, of which $0.4 million is due to a favorable legal settlement in the first quarter of fiscal 1996.

         Included in the fiscal 1996 results is a restructuring charge of $0.1 million related to the Company's planned closure of its freestanding facility in Cincinnati, Ohio. The components of this charge are predominantly severance to hospital employees. Closure of this facility is consistent with the Company's global restructuring plans and will eliminate the funding of operating losses and cash flow deficits required by this facility. The Company recorded no write-downs during fiscal 1996 and a write-down of $0.7 million in fiscal 1995 due to an impairment of net realizable value. In addition, the Company recorded a gain on the sale of assets during fiscal 1996 and 1995 of $1.3 million and $0.8 million, respectively. Included in the gain on sale of assets for fiscal 1996 is the sale of operations in Kirkland, Washington and the sale of the facility in San Diego, California.

         The following table illustrates the revenues in outpatient, daycare and partial hospitalization programs offered by the freestanding facilities on a "same store" basis:

                                                            Net Outpatient/Daycare Revenues
                                      ------------------------------------------------------------------------
                                                                (Dollars in thousands)
                                               Fiscal 1996                                 Fiscal 1995
                                      -------------------------------           ------------------------------
                                      4th      3rd      2nd      1st            4th      3rd     2nd      1st
                                      Qtr.     Qtr.     Qtr.     Qtr.           Qtr.     Qtr.    Qtr.     Qtr.
                                      ----     ----     ----    -----           ----     ----    ----     ----
Facilities offering............          2        2        2        2              2        2       2        2
Net outpatient/daycare
   revenues....................     $1,131   $1,295   $1,072   $1,096         $1,179     $608    $750   $1,005
% of total "same store"
   net operating revenues......         58%      65%      65%      63%            69%      40%     42%      54%

FISCAL YEAR END 1995 COMPARED WITH FISCAL YEAR END 1994

         The Company incurred a loss of approximately $11.5 million or $5.11 per share for the fiscal year ended May 31, 1995, which was a deterioration of $3.6 million or $1.54 per share more than the $7.9 million or $3.57 loss per share in the prior year.

         During fiscal 1995, operating revenues declined $5.0 million or 15% from fiscal 1994, primarily as a result of the closure of two freestanding facilities during fiscal 1995 and the continued decline in census experienced by the remaining freestanding operations. The decline in the freestanding operations revenue during fiscal 1995 of $6.0 million or 25% was partially offset by an increase in managed care revenues. Managed care revenues increased by $2.1 million or 65% during fiscal 1995 as compared to the prior year.

         Direct healthcare expenses decreased slightly during fiscal 1995. The decrease in direct healthcare expenses experienced by freestanding facilities of $1.5 million or 7% was offset by a 47% or $2.2 million increase in managed care direct healthcare expenses. General and administrative expenses declined by $1.1 million or 20% primarily as a result of management's continued efforts to reduce corporate overhead expenses. Included in fiscal 1995 general and administrative expenses is approximately $1.0 million in legal fees. During fiscal 1995, the Company relocated its corporate headquarters from Missouri to Southern California. The Company estimates that this relocation, and the consolidation of administrative offices, eliminated a portion of ongoing corporate burden, which is estimated to be $1.2 million during fiscal 1995 and 1996. During fiscal 1995, the Company recorded a loss on the write-down of assets held for sale of $0.7 million.

         Other income/(expense) in fiscal 1995, includes a gain on sale of assets of $0.8 million which was partially offset by a loss on the sale of assets of $0.4 million. Interest expense increased by $0.1 million or 11% primarily as a result of the addition of interest related to the Secured Convertible Note of $2.0 million and the IRS Offer in Compromise originally for $5.0 million, both of which were added during fiscal 1995.

         The Company's provision for income taxes declined by $0.1 million or 40% in fiscal 1995. This decline was primarily a result of the decrease in state income and franchise taxes payable as the Company withdrew from states in which it was no longer doing business and the dissolution of corporate entities no longer operating or whose operations have been sold or dissolved in prior years.

         The Company's current assets decreased by $7.1 million or 47% during fiscal 1995 to $8.0 million from $15.1 million in fiscal 1994. This decrease was primarily due to the sale during fiscal 1995 of two freestanding facilities and another property, and the write-off of an additional property, which was classified as current assets held for sale as of May 31, 1994 for approximately $5.4 million and the use of cash proceeds to fund operating losses.

         During fiscal 1995, the Company's freestanding facility in Fort Worth, Texas was closed due to poor performance. This facility had been classified with non-current assets held for sale at May 31, 1995. Other non-current assets held for sale included two additional properties which were expected to be sold in fiscal 1996, however, contracts for sale had not been fully negotiated as of May 31, 1995. In addition, the Company's lease ended at its Grand Rapids, Michigan facility. These operations were moved to another location in April 1995.

         The Company's current liabilities increased during fiscal 1995 by $8.7 million or 59% to $23.4 million from $14.7 million in fiscal 1994. Included in current liabilities was long-term debt in default which represents the $9.5 million principal amount of Debentures. The Debentures were previously classified as long-term debt, however, the Company did not make its payment of interest on the Debentures when such payment was scheduled, and, as a result, the Debentures were in default and the holders accelerated the entire principal amount. Included in current maturities of long-term debt was $2.7 million related to the Company's obligation pursuant to its settlement agreement with the IRS. Income taxes payable declined by $0.4 million during fiscal 1995 as a result of the Company's payment to the IRS related to Alternative Minimum Tax.

         Long-term debt declined by $5.4 million or 51% in fiscal 1995 from the prior fiscal year. This decline was attributable to the $9.5 million in Debentures which had been classified as current as of May 31, 1995, offset by the addition of the Secured Convertible Note and IRS Settlement. Other non-current liabilities decreased in fiscal 1995 by $1.5 million or 50% to $1.5 million from $3.0 million in fiscal 1994. This decline was attributable to the IRS Settlement which was reclassified as long-term debt during fiscal 1995. Minority interests at May 31, 1995, represented the investment by PCA in Comprehensive Behavioral.

MANAGED CARE OPERATIONS

         During fiscal 1995, the number of covered lives increased by 113% from fiscal 1994. This increase was primarily attributable to new contracts added during fiscal 1995 and the additional lives related to the American Mental Health Care, Inc. ("AMH") one-year management contract with an option to acquire AMH for Common Stock.

         The following table reflects covered lives by major product provided:

                                                                                 YEAR ENDED MAY 31,
                                                                              -----------------------
                                                                               1995              1994
                                                                               ----              ----
         Carve-out (capitated).............................................   357,275         175,707
         Blended products..................................................     4,491           3,334
         EAP services......................................................    81,180          28,524
                                                                              -------         -------
              Total covered lives..........................................   442,946         207,565
                                                                              =======         =======

         In fiscal 1995, operating revenue increased $2.2 million or 65% from fiscal 1994, which was attributable to new contracts added during fiscal 1995. In addition, during fiscal 1994, the Company's managed care operations was in its growth stage and still considered a start-up venture. Direct healthcare expenses increased by $2.4 million to $7.2 million or 51% in fiscal 1995, which was primarily a result of restructuring that occurred during fiscal 1995, and an increase in the costs associated with the expansion and development of new contracts. Also, fiscal 1995 results include a one-time legal settlement of $0.2 million. Although managed care operations experienced an increase in operating revenue during fiscal 1995, it was more than offset by the increase in total direct healthcare expenses resulting in a net operating loss of $2.1 million, an increase in managed care operations net operating loss of 10% or $0.2 million from fiscal 1994.

CONTRACT OPERATIONS

         During fiscal 1995, patient days of service under CCI contracts declined by approximately 26% from 39,103 patient days to 29,082 patient days. This decline was attributable to the five units that were closed during fiscal 1995, a decline in length of stay and increased influence of managed care. Of the units closed, one contract was terminated by CCI for poor operating performance. The remaining four contracts were terminated by the contracting hospitals upon expiration of their respective terms. The Company believes that these non-renewals were influenced primarily by increased competition and changes in reimbursement patterns by third-party payors. During fiscal 1995, CCI opened seven new contracts, of which three were partial hospitalization programs. During fiscal 1995, CCI's operating revenue declined by $0.1 million or 2% while direct healthcare expenses increased by 10% from the prior year resulting in a decrease in net operating income of $0.7 million from the prior year. The increase in direct healthcare expenses was primarily attributable to the increased costs associated with the seven units added during fiscal 1995. Traditionally, marketing and start-up costs for new programs average approximately $25,000 per unit.

         The following table sets forth quarterly utilization data on a "same store" basis ("same store," i.e., those operational during both fiscal years):

                                                              Same Store Utilization
                                   ---------------------------------------------------------------------------
                                               Fiscal 1995                                 Fiscal 1994
                                   -------------------------------------      --------------------------------
                                      4th      3rd      2nd      1st            4th      3rd     2nd      1st
                                      Qtr.     Qtr.     Qtr.     Qtr.           Qtr.     Qtr.    Qtr.     Qtr.
                                      ----     ----     ----    -----           ----     ----    ----     ----
Admissions.....................        715      647      706      721            708      629     618      625
Average length of stay.........        7.3      8.0      8.3      8.0            8.6      8.4     8.9     10.1
Patient days...................      5,232    5,181    5,872    5,738          6,054    5,256   5,476    6,284
Average occupancy rate.........         45%      46%      51%      49%            55%      51%     54%      61%

         Units which were operational for both fiscal years experienced an 8% increase in admissions which, when offset by the decrease in length of stay, resulted in a 5% decline in utilization to 22,023 patient days. Since average net revenue per patient day at these units increased by $6, net inpatient operating revenues increased slightly to $2.4 million. An additional $0.7 million was generated by units closed during the fiscal year. During fiscal 1995, outpatient revenues increased 21% in fiscal 1995. This increase was primarily attributable to one unit's increase in utilization, which was twice the prior year. In addition, partial hospitalization programs contributed 10% of total revenue during fiscal 1995.

         The following table illustrates the number of facilities and amount of revenues in outpatient and daycare programs offered by nine contract units on a "same store" basis:

                                                             Net Outpatient/Daycare Revenues
                                   ---------------------------------------------------------------------------
                                                                  (Dollars in thousands)
                                               Fiscal 1995                                 Fiscal 1994
                                   ------------------------------------       --------------------------------
                                      4th      3rd      2nd      1st            4th      3rd        2nd   1st
                                      Qtr.     Qtr.     Qtr.     Qtr.           Qtr.     Qtr.       Qtr.  Qtr.
                                      ----     ----     ----    -----           ----     ----       ----  ----
Facilities offering............          9        9        9        9              9        9       9        9
Net outpatient/daycare
   revenues....................       $344     $327     $323     $285           $287     $274    $232     $245
% of total "same store"
   net operating revenues......         22%      27%      26%      22%            21%      22%     18%      17%

         For units operational in both fiscal years, direct healthcare expenses increased 2%, which, combined with the increase in inpatient and outpatient operating revenues, caused operating income at the unit level to increase 24% from fiscal 1994. Consequently, overall unit operating income increased to $0.9 million in fiscal 1995 from $0.7 million in fiscal 1994.

FREESTANDING OPERATIONS

         Admissions in fiscal 1995 declined overall by 587 to 3,329 from 3,916 in fiscal 1994, an overall decline of 15%. Of this decline, 616 fewer admissions were attributable to facilities which were closed or under contract to be sold as of May 31, 1995. The Company closed one facility during fiscal 1995 due to poor performance. In addition, the Company's lease for its facility in Grand Rapids, Michigan ended in April 1995. The remaining facilities ("same store") experienced a slight increase in admissions and a 16% decline in length of stay to 8.4 days, resulting in 16% fewer patient days than the prior fiscal year.

         The following table sets forth selected quarterly utilization data on a "same store" basis:

                                                                 Same Store Utilization
                                   ------------------------------------------------------------------------------
                                               Fiscal 1995                                  Fiscal 1994
                                   ------------------------------------      ------------------------------------
                                   4th       3rd        2nd        1st        4th        3rd       2nd       1st
                                   Qtr.      Qtr.       Qtr.       Qtr.       Qtr.       Qtr.      Qtr.      Qtr.
                                   ----      ----       ----       ----       ----       ----      ----      ----
Admissions.....................      584       578        561       586        567        568        571     574
Average length of stay.........        6         8         10         9         10         10         10      11
Patient days...................    3,708     4,705      5,395     5,557      5,524      5,711      5,743   6,135
Average occupancy rate.........       17%       22%        25%       26%        25%        27%        27%     28%

         Overall operating revenue per patient day increased by 3% to $639 in fiscal 1995 from fiscal 1994 and overall patient days declined 28% to 27,774, resulting in a decrease of approximately $6.1 million, or 25%, in operating revenues. During fiscal 1995, the Company closed two freestanding facilities, one of which was due to poor performance. The other closed due to the termination of lease. In addition to the decrease caused by the sale and/or closure of hospitals, the Company believes that the increasing role of HMOs, reduced benefits from employers and indemnity companies, a greater number of competitive beds and a shifting to outpatient programs are responsible for this decline in patient days. In response to these factors the Company accelerated the development of effective, lower cost outpatient, daycare, and partial hospitalization programs in conjunction with its freestanding facilities, and shifted its marketing activities toward developing relationships and contracts with managed care and other organizations which pay for or broker such services.

         Overall direct healthcare expenses declined by $1.7 million or 8% to $19.5 million in fiscal 1995 from $21.2 million in fiscal 1994. This decline was primarily attributable to the facility closures during fiscal 1995. Fiscal 1995 includes a one-time legal expense related to the Company's freestanding facility in Aurora, Colorado of $0.2 million. In addition, the provision for bad debts declined by $0.2 million or 16%. General and administrative expenses declined by $0.2 or 62% as the Company continued to reduce its overhead expenses.

         The following table illustrates the revenues in outpatient, daycare and partial hospitalization programs offered by the freestanding facilities on a "same store" basis:

                                                              Net Outpatient/Daycare Revenues
                                   ---------------------------------------------------------------------------
                                                                   (Dollars in thousands)
                                               Fiscal 1995                                 Fiscal 1994
                                   ------------------------------------       --------------------------------

                                      4th      3rd      2nd      1st            4th      3rd     2nd      1st
                                      Qtr.     Qtr.     Qtr.     Qtr.           Qtr.     Qtr.    Qtr.     Qtr.
                                      ----     ----     ----    -----           ----     ----    ----     ----
Facilities offering............          5        5        5        5              5        5       5        5
Net outpatient/daycare
   revenues....................     $2,133   $1,652   $1,804   $2,352         $2,401   $2,135  $1,744   $1,723
% of total "same store"
   net operating revenues......         61%      52%      51%      60%            56%      55%     47%      46%

         The Company recorded a write-down during fiscal 1995 of $0.7 million and recorded $1.8 million during fiscal 1994 for one operating facility due to an impairment of its net realizable value. For fiscal years 1993 and prior, asset write-downs included the estimated future operating losses, selling costs and carrying costs of such closed facilities for closed operations until the estimated disposition date. To the extent that actual costs and time required to dispose of the facilities differ from these estimates, adjustments to the amount written down may be required. Losses and carrying costs of such facilities are charged back directly to the carrying values of the respective assets held for sale. Because chemical dependency treatment facilities are special purpose structures, their resale value is negatively affected by the oversupply of beds resulting from the diminished demand for inpatient treatment experienced throughout the industry. Three facilities closed in the fourth quarter of fiscal 1993 were sold during fiscal 1994. The Company sold two facilities during fiscal 1995, of which one was closed in fiscal 1993, and the other in a prior fiscal year. As of May 31, 1995, the Company had three facilities listed for sale, of which one was closed in fiscal 1995, and the other two in prior fiscal years. These facilities were designated for disposition because of their weak market positions relative to competitors and limited prospects for generating an acceptable return on investment as an operating property.

AT INTERIM PERIODS

THREE AND SIX MONTHS ENDED NOVEMBER 30, 1996 COMPARED TO THREE AND SIX MONTHS ENDED NOVEMBER 30, 1995

Statistical Information

         The following utilization statistics include data from all operations including closures during the periods, joint ventures and closed facilities:

                                                  Three months ended                  Six months ended
                                      --------------------------------------------  -----------------------------
                                      November 30,    August 31,      November 30,  November 30,     November 30,
                                          1996           1996             1995          1996             1995
                                        --------       --------         --------      --------         ------
Managed care operations:
    Covered lives...................... 1,331,155     1,147,664          693,220      1,331,155        693,220

Patient days:
    Freestanding facilities...............  1,591         1,516            2,033          3,107          5,811
    Behavioral medicine contracts.........  2,256         2,986            4,383          5,170          9,917

Freestanding facilities:
    Occupancy rate.......................      47%           29%              14%            34%            11%
    Admissions...........................     301           312              353            613            926
    Average length of stay (days)........       5             5                6              5              6

Behavioral medicine contracts:
    Average occupied beds per contract...       5             5                6              5              7
    Admissions...........................     358           464              584            822          1,354
    Average length of stay (days)........       6             6                8              6              7

Total beds available at end of period:
    Freestanding facilities..............      38            58               84             38             84
    Behavioral medicine contracts........      55            82              114             55            114

SIX MONTHS ENDED NOVEMBER 30, 1996 COMPARED TO SIX MONTHS ENDED NOVEMBER 30,
1995

         The Company reported a pretax loss of approximately $3.1 million for the six months ended November 30, 1996 which was comparable to the pretax loss of $3.1 million reported for the same period for fiscal 1996. Included in the results for fiscal 1996 is a gain of $1.0 million related to the sale of an operating facility in October 1995 and a credit of $0.4 million related to a settlement with the Company's fidelity bond carrier. Included in the results for fiscal 1997 is a restructuring charge of $0.2 million, a legal settlement of $0.3 million and $0.1 million in fees and expenses relating to the Company's Exchange Offer of its Debentures. Exclusive of these non-recurring items, the pretax loss for the six months ended November 30, 1996 was $2.5 million compared to the pretax loss of $4.5 million for the same period a year ago.

         Operating revenues increased by 14% or $2.3 million for the six months ended November 30, 1996 compared to the six months ended November 30, 1995. The increase in operating revenues is primarily attributable to an increase in managed care operations of $5.1 million which was offset by a decline of $ 3.2 million related to freestanding operations. Direct healthcare expenses increased by 12% or $1.8 million for the six months ended November 30, 1996 as compared to the same period for fiscal 1996. This decline is attributable to a decrease in direct healthcare expenses for hospital operations of 55% or $3.6 million which was offset by an increase in direct healthcare expenses for managed care operations of $4.8 million. General and administrative expenses for the six months ended November 30, 1996 increased $0.1 million from the six months ended November 30, 1995. The increase in general and administrative expenses for the six months ended November 30, 1996 includes an increase in managed care operations of $0.6 million, a decrease of $0.1 million in contract operations general and administrative expenses, an increase in hospital general and administrative expenses of $0.3 million, and a decrease in corporate general and administrative expenses of $0.7 million and which included $0.1 million for fees paid related to the Company's fiscal 1996 Federal tax refund. The provision for doubtful accounts declined $0.5 million or 70% for the six months ended November 30, 1996 as compared to the same period a year ago and is attributable to the decline in hospital operations. In addition, interest expense decreased by $0.1 million or 20% for the six months ended November 30, 1996 compared to the six months ended November 30, 1995.

Managed Care Operations

         The number of covered lives increased to 1,331,155 or by 92% as of November 30, 1996 compared to 693,220 for the same period a year ago. Covered lives for contracts existing at November 30, 1995 increased by 108,000 lives or 16%. In addition, new contracts implemented after November 30, 1995 contributed an additional 530,000 lives increasing total covered lives as of November 30, 1996 by 76% as compared to a year ago. The majority of growth in covered lives is predominately related to new contracts implemented in Florida, Puerto Rico and Texas. During fiscal 1997, managed care operations added approximately 70,000 lives under Administrative Service Organization ("ASO") contracts. Under an ASO contract, the Company provides overall care management services; however, the Company is not at risk.

         Operating revenues increased by $5.1 million to $12.0 million for the six months ended November 30, 1996 compared to the six months ended November 30, 1995. Direct healthcare expenses also increased for the six months ended November 30, 1996 by $4.8 million compared to the same period a year ago. In addition, general and administrative expenses increased by $0.7 million for the six months ended November 30, 1996. Included in general and administrative expenses for the six months ended November 30, 1996 is a legal settlement of $0.3 million and $0.4 million in non-recurring legal expenses. As a result, the net operating loss for managed care operations for the six months ended November 30, 1996 was $1.2 million, an increase of $0.7 million from the six month period for fiscal 1996.

Behavioral Medicine Contracts

         CCI operating revenues increased by $0.2 million for the six months ended November 30, 1996 or 8% from the same period of fiscal 1996 and direct healthcare expenses remained constant. In addition, general and administrative expenses decreased $0.1 million to $0.4 million, compared to the same fiscal period a year ago. In addition, a restructuring charge of $0.2 million was recorded in the six months ended November 30, 1996. The net result of these items was a net operating loss of $0.8 million compared to the loss for the same period a year ago of $0.9 million.

         Patient days of service at behavioral medicine contracts for the six months ended November 30, 1996 declined by approximately 48% from 9,917 patient days to 5,170 patient days for the same period a year ago. Units which were operational for both the six months ended November 30, 1996 and November 30, 1995, experienced a 13% decrease in utilization to 3,139 patient days. Average net revenue per patient day at these units increased by 10% from the previous period resulting in a decline in overall net inpatient operating revenues of 5% to $0.5 million. Net outpatient revenues for programs operational for both periods at these units increased 38% from approximately $0.8 million for the six months ended November 30, 1995 to approximately $1.1 million for the six months ended November 30, 1996.

         The following table sets forth utilization data on a "same store" basis:

                                                                                   Same Store Utilization
                                                                                 ----------------------------
                                                                                   Six Months    Six Months
                                                                                      Ended         Ended
                                                                                 Nov. 30, 1996  Nov. 30, 1995
                                                                                 -------------  -------------
         Admissions............................................................        704           683
         Average length of stay................................................          4             5
         Patient days..........................................................      3,139         3,623
         Average occupancy rate.................................................        31%           36%

         For units operational for both periods, direct healthcare expenses increased slightly and when combined with the 19% increase in operating revenues, resulted in operating income at the unit level increasing by 144% for the six months ended November 30, 1996 compared to the six months ended November 30, 1995. This increase is due to an increase in the utilization for the partial hospitalization program.

Freestanding Operations

         Operating revenues for freestanding operations decreased by $3.2 million or 49% for the six months ended November 30, 1996 compared to the six months ended November 30, 1995. During the first quarter of fiscal 1997, the Company sold one non-operating facility and closed one operating facility due to poor performance. In addition, direct healthcare expenses declined 55% or $3.6 million in the six months ended November 30, 1996. The provision for doubtful accounts declined by $0.6 million. The decrease in operating revenues combined with the decline in expenses resulted in a net operating loss from hospital operations for the six months ended November 30, 1996 of $0.3 million, an improvement of 74% or $0.9 million from the six months ended November 30, 1995.

         Admissions for the six months ended November 30, 1996 decreased to 613 from 926 for the six months ended November 30, 1995, an overall decline of 34%.

         The following table sets forth quarterly utilization data on a "same store" basis:

                                                                                    Same Store Utilization
                                                                                 ----------------------------
                                                                                   Six Months    Six Months
                                                                                      Ended         Ended
                                                                                 Nov. 30, 1996  Nov. 30, 1995
                                                                                 -------------  -------------
         Admissions............................................................        613           286
         Average length of stay................................................          5             5
         Patient days..........................................................      3,107         1,511

         Net revenue per patient day for "same store" facilities decreased to $1,052 for the six months ended November 30, 1996 from $1,789 for the six months ended November 30, 1995. Admissions increased for the period from 286 in the six months ended November 30, 1995 to 613 for the six months ended November 30, 1996. The increase in admissions combined with no changes in length of stay, and an increase in outpatient revenues, resulted in an increase in net operating revenues for the six months ended November 30, 1996 of $565,000 as compared to the same period for fiscal 1996. The Company believes that the increasing role of HMO's, reduced benefits from employers and indemnity companies, and a shifting to outpatient programs continue to impact utilization. The Company continues to focus its efforts toward providing effective, lower cost outpatient, partial hospitalization and daycare programs, obtaining psychiatric treatment licenses for its freestanding facilities, and toward establishing and maintaining relationships and contracts with managed care and other organizations which pay for or broker such services.

         The following table illustrates revenues in outpatient and day care programs offered by the "same store" facilities:

                                                                                Net Outpatient/Daycare Revenues
                                                                               --------------------------------
                                                                                     (Dollars in thousands)
                                                                                   Six Months    Six Months
                                                                                      Ended         Ended
                                                                                Nov. 30, 1996    Nov. 30, 1995
                                                                                -------------    -------------
         Facilities offering...................................................         1             1
         Net outpatient/daycare revenues.......................................    $2,816        $1,780
         % of total "same store" net operating revenues........................        84%           73%

         Direct healthcare expenses at the Company's freestanding facilities on a "same store" basis increased $0.6 million and bad debt expense decreased $0.2 million for the six months ended November 30, 1996 compared to the same period for fiscal 1996. As a result, the net operating income increased $0.2 million for the six months ended November 30, 1996 compared to the six months ended November 30, 1995.

THREE MONTHS ENDED NOVEMBER 30, 1996 COMPARED TO THREE MONTHS ENDED NOVEMBER 30, 1995

         The Company reported a pretax loss of approximately $1.3 million for the second quarter of fiscal 1997, an improvement of approximately $0.5 million or 28% from the pretax loss of approximately $1.8 million reported for the second quarter of fiscal 1996. Included in revenues for the second quarter of fiscal 1996 is a gain of $1.0 million related to the sale of an operating facility in October 1995.

         Operating revenues for the second quarter of fiscal 1997 increased by $2.1 million or 28% from the second quarter of fiscal 1996. The second quarter of fiscal 1997 reflects an increase in managed care operating revenues of $3.0 million or 86% as compared to the second quarter of fiscal 1996. This increase in managed care operating revenues was offset by the decline in operating revenues from freestanding facilities due to the closure of one freestanding facility during the first quarter of fiscal 1997.

         Direct healthcare expenses increased by approximately $1.3 million or 19% from the second quarter of fiscal 1996 compared to the second quarter of fiscal 1997. The increase in direct healthcare expenses is primarily attributable to an increase of 93% in direct healthcare expenses related to managed care operations which was partially offset by the 49% decline in direct healthcare expenses for freestanding operations. General and administrative expenses decreased by approximately $0.3 million from the second quarter of fiscal 1996 as a result of a decline in corporate overhead expenses. The second quarter of fiscal 1996 includes $0.5 million in fees related to the Company's fiscal 1995 Federal income tax refund. The second quarter of fiscal 1997 includes $0.1 million in fees related to the Company's fiscal 1996 Federal income tax refund (see Note 6 to the Company's Condensed Consolidated Financial Statements included herein). The provision for doubtful accounts decreased by $0.2 million or 60% during the second quarter of fiscal 1997 compared to the same period for fiscal 1996 as a result of the significant decline in freestanding operations.

Managed Care Operations

         The following table reflects covered lives by major product provided:

                                                                       November 30,    August 31,   November 30,
                                                                            1996           1996          1995
                                                                            ----           ----          ----
         Carve-out (capitated)....................................       1,184,324     1,039,372       598,086
         Blended products.........................................           4,585         4,601         5,128
         EAP services.............................................          66,343        69,915        83,599
         ASO services.............................................          75,903        33,776         6,407
                                                                        ----------    ----------      --------
              Total covered lives.................................       1,331,155     1,147,664       693,220
                                                                         =========     =========       =======

         At November 30, 1996, the number of covered lives increased to 1,331,155 from 693,220 a year ago or by 92%. This increase is primarily attributable to new contracts added during the period in South Florida, Michigan, Puerto Rico and Texas.

         In the second quarter of fiscal 1997, operating revenues increased by $3.0 million compared to the second quarter of fiscal 1996. Direct healthcare expenses also increased by $2.7 million in the second quarter of fiscal 1997 compared to the same period a year ago. In addition, general and administrative expenses increased to $1.0 million or by $0.6 million in the second quarter of fiscal 1997 as compared to the second quarter of fiscal 1996. Included in the results for the second quarter of fiscal 1997 are $0.4 million in legal fees related to litigation. As a result, the net operating loss for managed care operations for the second quarter of fiscal 1997 was $0.7 million, an increase of $0.3 million from the same quarter a year ago which reported a net operating loss of $0.4 million.


Behavioral Medicine Contracts

         In the second quarter of fiscal 1997, Comprehensive Care Integration ("CCI") operating revenues increased by $0.2 million or by 15% from the second quarter of fiscal 1996, and direct healthcare expenses decreased 3%. In addition, general and administrative expenses decreased $0.2 million or 62% in the second quarter of fiscal 1997 compared to the second quarter of fiscal 1996. The increase in operating revenues during the second quarter of fiscal 1997 combined with the decrease in expenses and resulted in a net operating loss of $0.3 million, an improvement of $0.3 million as compared to the same period for fiscal 1996.

         During the second quarter of fiscal 1997, CCI closed five contract units. These units were closed due to poor performance or were at the end of the term of their contract. As a result, during the second quarter of fiscal 1997, patient days of service for behavioral medicine contracts declined by approximately 49% from 4,383 patient days to 2,256 patient days as compared to the same period the prior year. Units which were operational for both the second quarter of fiscal 1997 and 1996 experienced a 17% decrease in utilization to 1,319 patient days. Average net revenue per patient day at these units increased by 28% from the same quarter a year ago resulting in an increase in overall net inpatient operating revenues of 7% to $0.2 million. Net outpatient revenues for programs operational for both quarters at these units increased 24% from approximately $727,000 in the second quarter of fiscal 1996 to approximately $901,000 in the second quarter of fiscal 1997. The increase in net outpatient revenues is predominately a result of an increase in utilization of partial hospitalization programs.

         The following table sets forth quarterly utilization data on a "same store" basis:

                                                                                     Same Store Utilization
                                                                                   -------------------------
                                                                                   Fiscal 1997   Fiscal 1996
                                                                                   2nd Quarter   2nd Quarter
                                                                                   -----------   -----------
         Admissions............................................................        315           314
         Average length of stay................................................          4             5
         Patient days..........................................................      1,319         1,581
         Average occupancy rate................................................         26%           32%

         For units which were operational for the second quarters of fiscal 1997 and 1996, direct healthcare expenses increased 20%, which was offset by a 20% increase in operating revenues. This resulted in an increase in operating income at the unit level by 34%.

Freestanding Operations

         Operating revenues for freestanding operations decreased by $1.1 million or by 39% during the second quarter of fiscal 1997 compared to the second quarter of fiscal 1996. In addition, direct healthcare expenses declined 49% or $1.5 million in the second quarter of fiscal 1997 and general and administrative expenses declined by $0.1 million. The decrease in operating revenues when combined with the significant decrease in direct healthcare expenses, resulted in an improvement in hospital operations net operating loss for the second quarter of fiscal 1997 of $0.1 million compared to the loss of $0.5 million reported for the same quarter a year ago.

         Admissions in the second quarter of fiscal 1997 decreased to 301 from 353 in the second quarter of fiscal 1996, an overall decline of 15%. This decline is primarily due to the closure of an operating facility during the first quarter of fiscal 1997.

         The following table sets forth selected quarterly utilization data on a "same store" basis.

                                                                                     Same Store Utilization
                                                                                   -------------------------
                                                                                   Fiscal 1997   Fiscal 1996
                                                                                   2nd Quarter   2nd Quarter
                                                                                   -----------   -----------
         Admissions............................................................        301           182
         Average length of stay................................................          5             5
         Patient days..........................................................      1,591           926

         Net revenue per patient day for "same store" facilities decreased to $1,001 for the second quarter of fiscal 1997 from $1,676 for the second quarter of fiscal 1996. Admissions increased for the quarter from 182 in the second quarter of fiscal 1996 to 301 in the second quarter of fiscal 1997. In addition, patient days increased from 926 in the second quarter of fiscal 1996 to 1,591 in the second quarter of fiscal 1997. The increase in admissions and patient days resulted in an increase in net operating revenues for the second quarter of fiscal 1997 of $41,000.

         The following table illustrates revenues in outpatient and day care programs offered by the "same store" facilities:

                                                                                         Same Store
                                                                               Net Outpatient/Daycare Revenues
                                                                               -------------------------------
                                                                                    (Dollars in thousands)
                                                                                   Fiscal 1997   Fiscal 1996
                                                                                   2nd Quarter   2nd Quarter
                                                                                   -----------   -----------
         Facilities offering...................................................         1             1
         Net outpatient/daycare revenues.......................................    $1,363          $908
         % of total "same store" net operating revenues........................        83%           72%

         Direct healthcare expenses at the Company's freestanding facilities on a "same store" basis increased $0.2 million and bad debt expense decreased $0.1 million in the second quarter of fiscal 1997 from the second quarter of fiscal 1996. Net operating income decreased $57,000 in the second quarter of fiscal 1997 from the same period a year ago. This is primarily due to a Medicare cost report settlement of $287,000 received in November 1995.

LIQUIDITY AND CAPITAL RESOURCES

         The Company reported a net loss of $4.2 million for the year ended May 31, 1996 and has reported net losses in each of the five preceding fiscal years aggregating an additional $51.6 million. At November 30, 1996, the Company had cash and cash equivalents of $7.6 million. During the six months ended November 30, 1996, the

Company provided $2.8 million from its operating activities, provided $0.2 million from its investing activities and provided $0.2 million from its financing activities. The Company reported a net loss of $2.8 million for the six months ended November 30, 1996, versus a net loss of $0.6 million for the six months ended November 30, 1995. As a result, the Company has an accumulated deficit of $53.5 million and a total stockholders' deficiency of $8.6 million as of November 30, 1996. Additionally, the Company's current assets at November 30, 1996 amounted to approximately $14.9 million and current liabilities were approximately $37.5 million, resulting in a working capital deficiency of approximately $22.6 million and a negative current ratio of 1:2.5. The Company's primary use of available cash resources is to expand its behavioral medicine managed care and contract management businesses and fund operations while it seeks to dispose of certain of its freestanding facilities.

         Included in operating activities for the first six months of fiscal 1997 is an increase in accounts receivable of $0.9 million, and an increase in other receivables of $1.0 million. Also included in operating activities for the first six months of fiscal 1997 is an increase in accounts payable and accrued liabilities of $2.1 million and an increase in unbenefitted tax refunds received of $5.1 million. The increase in other receivables and unbenefitted tax refunds received is related to the Company's 1996 Federal income tax refund (see Note 6 to the Company's Condensed Consolidated Financial Statements included herein).

         Included in the Company's investing activities for the first six months of fiscal 1997 are the proceeds from the sale of property and equipment of $0.4 million which was offset by the additions to property and equipment of $0.2 million. These proceeds are related to the sale of the Company's freestanding facility in Costa Mesa, California in August 1996.

         Included in the cash flows from financing activities for the six months of fiscal 1997 is repayment of debt in the amount of $0.7 million which is primarily related to debt secured by the Company's freestanding facility which was sold in August 1996. Also included in financing activities is the proceeds from the issuance of the Company's Common Stock of $0.9 million. These issuances are related to the exercise of employee stock options. The cumulative effect of the above resulted in an ending cash position for the Company on November 30, 1996 of $7.6 million, an increase of $3.1 million from May 31, 1996.

         During fiscal 1997, the Company acquired HMS. In conjunction with this acquisition, the Company acquired assets and assumed liabilities. For a supplement schedule of the noncash investing and financing activities related to this acquisition see Note 9 to the Company's Condensed Consolidated Financial Statements included herein.

         Current assets as of November 30, 1996 increased by $4.9 million as compared to May 31, 1996. This increase is predominately related to an increase in cash and cash equivalents, accounts receivable and other receivables. Non-current property and equipment held for sale declined by $2.2 million and non-current notes receivable increased by $1.8 million. These changes are related to the sale of the Company's non-operating facility in Costa Mesa, California, which occurred in August 1996. As part of the transaction, the Company took back a note on the property with provisions that allow the buyer a discount if the note is redeemed in the first six months. The increase in other assets as of November 30, 1996 is related to the goodwill recorded in conjunction with the acquisition of HMS.

         Current liabilities as of November 30, 1996 increased $7.3 million as compared to May 31, 1996. This increase is primarily a result of an increase in accounts payable and accrued liabilities of $2.7 million and unbenefitted tax refunds received of $5.1 million. In October 1996, the Company received a refund of $5.4 million related to its 1996 Federal tax return (see Note 6 to the Company's Condensed Consolidated Financial Statements included herein).

         During fiscal 1996, the Company generated $4.4 million from its operating activities, an additional $1.3 million from its investing activities, and utilized $2.8 million in its financing activities. Included in the Company's funds provided from its investing activities are the proceeds from the sale of property and equipment in the amount of $2.1 million which was partially offset by the additions to property and equipment of $0.8 million. These proceeds from the sale of the Company's freestanding facility in San Diego, California will be utilized to fund the Company's operating deficit. In addition, the Company utilized $2.3 million of proceeds from the sale of Common Stock in private offerings and $1.0 million in borrowings from banks and other lenders to assist with funding the deficit from operations and repaid $4.6 million of debt and $1.6 million to banks and other lenders (including the IRS payroll tax settlement and Secured Conditional Exchangeable Note).

         Included in operating activities for fiscal 1996 is a gain on sale of assets of $1.1 million and gain on property held for sale of $0.3 million. The gain on sale of assets includes the sale of operations in Kirkland, Washington and the gain on property held for sale represents the freestanding facility in San Diego, California, which was sold in May 1996. There was a decline in the provision for doubtful accounts of $0.5 million to $0.9 million compared to the prior fiscal year. Accounts receivable as of May 31, 1996, declined by $0.8 million to $2.5 million as compared to the prior year. In addition, there was a decline in other receivables of $1.3 million. This decline is related to payment received of $2.75 million in July 1995 related to the note receivable from the sale of Starting Point, Oak Avenue, which was offset by the addition during fiscal 1996 of the other receivable of $1.4 million related to the Company's Federal tax refund. Included in fiscal 1996 is an increase in depreciation and amortization of $0.3 million to $2.1 million. The decline of depreciation expense as the Company continues to implement its plan for the disposal and sale of freestanding facilities was offset during fiscal 1996 by the write-off of $0.8 million in goodwill.

         The increase in other assets as of May 31, 1996 of $1.0 million and a $7.0 million increase in income taxes payable are related to the Company's 1995 Federal tax refund received in October 1995. The decrease in other liabilities of $0.8 million is primarily related to a legal settlement. The cumulative effect of the above resulted in an ending cash position for the Company on May 31, 1996 of $4.4 million, an increase of $2.9 million from the prior year.

         During fiscal 1995, the Company utilized $7.9 million for its operating activities, and generated $2.8 million and $4.8 million from its investing and financing activities, respectively. Included in the Company's funds provided from its investing activities are the proceeds from the sale of properties and equipment in the amount of $3.2 million. These proceeds include the sale of the Company's freestanding facility in Sacramento, California and Orlando, Florida. In addition, during fiscal 1995, the Company utilized $2.5 million of proceeds from the sale of Common Stock in private offerings and borrowings of $3.1 million from banks and/or other lenders (including the Secured Convertible Note) to assist with funding the deficit from operations and repaid $0.7 million to banks and other lenders. Included in operating activities is the gain on sale of assets of $0.8 million, which was offset by the write-down of assets and the loss on sale of assets of $1.1 million ($0.7 million and $0.4 million, respectively). During fiscal 1995, there was a decline in accounts receivable of $1.1 million from the prior fiscal year due to the reduction of operating revenue as a result of the sale and/or closure of several of the Company's freestanding facilities.

         In fiscal 1994, the Company utilized $7.2 million in its operating activities, provided $10.0 million from its investing activities and utilized $2.2 million in its financing activities. Included in the Company's operating activities for fiscal 1994 was a decrease of $2.8 million reflecting the decline in accounts payable and accrued liabilities. Also included in the operating activities for fiscal 1994 is the gain on the sale of assets of $1.8 million, which was offset by the write-down of property held for sale of $1.8 million. During fiscal 1994, investing activities provided funds for operations from the sale of properties in the amount of $10.4 million. The Company sold its freestanding facilities in Tampa and Coral Springs, Florida and a material portion of its publishing business during fiscal 1994. During fiscal 1994, the Company also utilized $2.2 million for the repayment of debt to banks and other lenders.

         Included in current and non-current assets as of November 30, 1996 are three hospital facilities designated as property and equipment held for sale with a total carrying value of $5.9 million.

         In August 1996, the Company sold one of its non-operating facilities and also closed an operating facility due to poor performance. The Company used the proceeds from the sale of the facility to pay off secured debt and for other working capital purposes. As part of the transaction related to this sale, the Company took back a note on the property. The provisions of the note allow the buyer a discount if the note is redeemed in the first six months. In the event the buyer exercises this option, the proceeds to the Company would be an additional $1.55 million. In the first quarter of fiscal 1997, the Company entered into escrow for the sale of another facility which is scheduled to close during the third quarter of fiscal 1997. Accordingly, this non-operating property is classified as current property held for sale.

         In previous years, the Company was obligated to support and fund certain poorly performing freestanding facilities that now have been closed, including two such facilities closed in fiscal 1996 and another in fiscal 1997 (see Note 5 to the Company's Condensed Consolidated Financial Statements included herein). As a result, the Company will no longer be burdened with the negative cash flow requirements associated with such facilities. Based upon a projection of actual performance during fiscal 1997 with adjustments for reduced cash flow requirements associated with facilities closed and/or sold in fiscal 1996 and 1997, known contract and cyclical changes, and also giving consideration to cash on hand at November 30, 1996 of $7.6 million, management expects the Company to be able to meet its cash obligations required by operations during the next year, including the Company's obligations under the Debentures.

         Included in current liabilities as of November 30, 1996, are $9.5 million of Debentures in default, immediately due and payable on account of acceleration and $2.0 million of accrued interest as a result of the Company's failure to make scheduled payments of interest on the Debentures commencing in October 1994. See Note 2 to the Company's Condensed Consolidated Financial Statements included herein for a discussion of the Company's default in the payment of interest on its Debentures, the acceleration thereof, the obtaining of affirmative consents to waive the default and acceleration and the results of the Debenture Exchange Offer. Accomplishment of the Debenture Exchange reduces the Debenture's debt service requirement and decreases the Company's future cash flow requirements. As a result of the completion of the Debenture Exchange Offer, the Company's debt obligations will be reduced by $6,846,000 in the third quarter of fiscal 1997. Subsequently, $2,692,000 of the Company's debt obligations represented by untendered Debentures will be reclassified to long term debt during the third quarter of fiscal 1997.

         Also included in current maturities of long-term debt as of November 30, 1996, is approximately $2.0 million which represents the Company's obligation pursuant to its Secured Convertible Note due in January 1997. During the third quarter of fiscal 1997, the Company exchanged this Note for shares of a newly designated Series A Non-Voting 4% Cumulative Convertible Preferred Stock (the "Preferred Stock") and the Holder agreed to accept additional shares of Preferred Stock in lieu of approximately $63,000 of accrued interest.

         At the time of the commencement of the Debenture Exchange Offer, the Company had sufficient cash resources available to fund the cash portion of the Exchange. As of the completion of the Exchange, the Company utilized an aggregate of $4.5 million to fund the cash portion of the Exchange and the payment of interest due with respect to Debentures not tendered. Such cash resources represented approximately 60% of the Company's available cash resources as of November 30, 1996. Based upon current levels of operation and cash anticipated to be internally generated from operations, the Company believes that it has sufficient working capital to meet obligations as they become due, however, the occurrence of business or economic conditions beyond the control of the Company or the loss of existing contracts from cash from operations is internally generated or the inability to conclude pending contract proposals may adversely affect the adequacy of such working capital. Cash resources to fund additional operating needs include:

         - The Company has received a firm commitment from a mutual fund to purchase in a private placement at least $5.0 million of 15% fully secured Company notes due no earlier than April 1998 if offered by the Company.

         - The Company filed its fiscal 1995 Federal tax return, and a Form 1139 "Corporate Application for Tentative Refund" in the amount of $9.4 million. The Company received the full refund claim for fiscal 1995 in October 1995. In September 1996, the Company filed its fiscal 1996 Federal tax return and also filed a Form 1139. The Company received a refund in the amount of $5.4 million during the second quarter of fiscal 1997. The Company has also filed amended Federal tax returns for prior years to claim refunds for an additional $7.7 million. These refund claims have been made under
              Section 172(f) of the Internal Revenue Code, an area of the tax law without significant precedent, and there may be substantial opposition by the IRS to the Company's refund claims. The Company is currently under audit by the IRS regarding its 1995 Federal tax return and the amended returns for prior years. Accordingly, no assurances can be made to the Company's entitlement to such refunds or the timing of the receipt thereof (see Note 6 to the Company's Condensed Consolidated Financial Statements included herein).

         - Included in property and equipment held for sale is one hospital facility currently under contract to be sold. The sale of this facility is scheduled to close during the third quarter of fiscal 1997. The proceeds from the sale are expected to be $1.3 million.

         - Included in assets held for sale (non-current) are two hospital facilities designated as property and equipment held for sale with a total carrying value of $4.7 million. The Company expects to sell these facilities during fiscal 1997. In addition, the Company sold a non-operating facility during the first quarter of fiscal 1997. As part of this transaction, the Company took back a note on the property with provisions that allow the buyer a discount if the note is redeemed in the first six months. In the event the buyer exercises this option, the proceeds to the Company would be $1.55 million.

         All of these potential sources of additional cash in fiscal 1997 are subject to variation due to business and economic influences outside the Company's control. There can be no assurance that during fiscal 1997 the Company will complete the transactions required to fund its working capital deficit.


                                    BUSINESS

         Comprehensive Care Corporation(R) ("CompCare" or the "Company"), is a Delaware corporation organized in 1969. Prior to its fiscal year 1993, the Company principally engaged in the ownership, operation and management of freestanding psychiatric and substance abuse facilities, and the management of in-hospital psychiatric and substance abuse programs located in unaffiliated hospitals. Commencing in fiscal 1993, the Company transitioned itself and redirected its business focus, and through its 86.5% owned subsidiary, Comprehensive Behavioral Care(SM), Inc. ("Comprehensive Behavioral"), provides the delivery of a continuum of psychiatric and substance abuse services on behalf of health maintenance and preferred provider organizations, and other healthcare providers. Unless the context otherwise requires, all references to the "Company" include CompCare, Comprehensive Behavioral and subsidiary corporations. The services provided by Comprehensive Behavioral are effected through management services agreements, administrative service agreements, fee-for-service agreements or capitation contracts through which the primary provider of healthcare services pays a fixed per member per month fee for covered psychiatric and substance abuse services made available to covered members regardless of actual member utilization. Current services include risk based contract capitation of behavioral health expenses for specific populations, and a broad spectrum of inpatient and outpatient mental health and substance abuse therapy and counseling. Programs are provided at freestanding facilities operated by the Company, and at independent general hospitals under contracts with the Company. A wholly-owned subsidiary, Comprehensive Care Integration(SM), Inc. ("CCI"), formerly known as CareUnit(R), Inc., develops, markets and manages the Company's contract programs. For the fiscal year ended May 31, 1996 and for the six months ended November 30, 1996, psychiatric and chemical dependency treatment programs (freestanding operations and CCI contracts) accounted for approximately 43% and 34%, respectively, of the Company's operating revenues. Comprehensive Behavioral (formerly known as AccessCare, Inc.) accounted for approximately 56% and 67%, respectively, of the Company's operating revenues for the fiscal year ended May 31, 1996 and for the six months ended November 30, 1996.

          Freestanding facilities are designated as either psychiatric or chemical dependency based on the license of the facility and the predominant treatment provided. The Company believes that the increasing role of health maintenance organizations ("HMO's"), reduced benefits from employers and indemnity companies, and a shifting to outpatient programs continue to cause a decline in utilization of freestanding facilities. As a result of the foregoing the Company has implemented cost reduction measures, including the closure of selected Company facilities. During the second quarter of fiscal 1996, the Company sold the operations of one facility, representing 83 beds and closed one facility representing 70 beds. During fiscal 1997, the Company closed one facility representing 128 beds. The Company owns and continues to operate one freestanding facility representing 38 available beds. See "Business -- Freestanding Operations".

         The Company's principal executive offices are located at 1111 Bayside Drive, Corona del Mar, California 92625 and its telephone number is (714) 222-2273.

                             MANAGED CARE OPERATIONS

         Comprehensive Behavioral Care(SM) provides managed behavioral healthcare and substance abuse services for employers, Health Maintenance Organizations ("HMOs"), Preferred Provider Organizations ("PPOs"), government organizations, third party claim administrators and other group purchasers of healthcare. Comprehensive Behavioral currently provides services to contracted members in 22 states and Puerto Rico. Comprehensive Behavioral provides behavioral medicine managed care services to Medicaid recipients through subcontracts with HMOs focused on Medicaid and Medicare beneficiary populations. The programs and services currently offered by Comprehensive Behavioral include fully integrated capitated behavioral healthcare services, employee assistance programs ("EAP"), case management/utilization review services, provider sponsored health plan development, preferred provider network development and management and physician advisor reviews. The Company believes that Comprehensive Behavioral distinguishes itself from its competition by being the "science-based" provider of care. Comprehensive Behavioral manages its clinical service programs on proven treatment technologies and trains its providers to use science-based efficacious treatment.

         Managed care operations accounted for approximately 49% and 64% of the Company's operating revenues for the fiscal year ended May 31, 1996 and the six months ended November 30, 1996, respectively, versus 19% and 42%, respectively, for the fiscal year ended May 31, 1995 and the six months ended November 30, 1995. The Company believes that Comprehensive Behavioral, in concert with a network of providers (e.g., CCI), will be instrumental in assisting the Company in developing an integrated service model to provide high quality, cost effective care.

         In May 1995, the Company entered into an agreement with Physicians Corporation of America ("PCA") providing for PCA to invest $1.0 million into Comprehensive Behavioral for an equity position equal to 13.5 percent of Comprehensive Behavioral voting power on a fully diluted basis, represented by shares of Series A Non-Voting 4% Cumulative Convertible Preferred Stock, which is also exchangeable at the option of PCA for 100,000 shares of the Company's Common Stock. In addition, PCA was granted a first right of refusal regarding any sale of Comprehensive Behavioral.

SOURCES OF REVENUE

         Comprehensive Behavioral provides managed behavioral health and substance abuse services to the members under contract. Generally, Comprehensive Behavioral receives a negotiated per member per month amount, or capitation, to provide these services. Comprehensive Behavioral is responsible for the development of service networks, including physicians, therapists and hospitalization services.

         Contracts are generally entered into for a period of one to three years and automatically renew for successive one-year periods unless either party gives notice of termination.

DEVELOPMENT, COMPETITION, AND PROMOTION

         Approximately 15 managed behavioral healthcare companies provide service for 80 million people in the United States and the Commonwealth of Puerto Rico. Additionally, there are numerous local and regional group practices, community mental health centers and behavioral healthcare hospitals that manage behavioral healthcare on behalf of HMOs, PPOs and local governments. Approximately 30% of the potential private marketplace still operates through indemnity coverage (approximately 60 million lives) and another one-third are covered through PPO products. The last several years have seen an increased migration to fully capitated HMO products in most markets. This is Comprehensive Behavioral's primary niche. Approximately 19% of all mental healthcare expenditures nationally are funded through Medicaid. Currently, 16 states have received Health Care Finance Administration ("HCFA") 1915B approval for statewide privatization of mental health Medicaid expenditures and seven states have submitted HCFA applications for waivers. Additionally, approximately nine million people covered through Champus are being moved to managed care products in the next few years. As a consequence of these changes in the marketplace, the potential dollars expended for managed behavioral services in the market are expected to grow dramatically. As of May 31, 1996 and November 30, 1996, Comprehensive Behavioral managed approximately 376,000 people and 458,000 people, respectively, covered through Medicaid in Florida, Texas and Puerto Rico and has partnered with PCA to attract additional business in other states. The Company anticipates that governmental agencies will continue to implement a significant number of managed care Medicaid products and programs through HMOs and that many of these HMOs will subcontract for behavioral healthcare services with managed care behavioral health companies such as Comprehensive Behavioral. In addition, Comprehensive Behavioral manages approximately 103,000 people covered through Medicare in Florida.

         Managed behavioral care is an extremely competitive business and seven companies currently dominate the market and include: Medco Behavioral Care (approximately 15 million lives), Value Behavioral Care (approximately 11 million lives), Greenspring (approximately 11 million lives), USBH (approximately 10 million lives), MCC (approximately 5 million lives), Options Mental Health (approximately 5 million lives), and CMG (approximately 4 million lives). Contracts are competitively bid and are awarded based upon price, customer service, capacity to satisfy the standards of the National Committee of Quality Assurance ("NCQA") and capacity to deliver the product, including financial viability of the bidder. As a subcontractor to four NCQA accredited HMOs, Comprehensive Behavioral has completed the NCQA evaluation process on repeated occasions and has met its stringent criteria.

         Comprehensive Behavioral is subject to multiple state and federal regulations, as well as changes in Medicaid and Medicare reimbursement. At this point in time Comprehensive Behavioral is unable to predict what effect, if any, the changes in legislation for Medicaid and Medicare will have on its business.


                               CONTRACT OPERATIONS

         Comprehensive Care Integration ("CCI")operates contract programs for behavioral medicine services in dedicated units of independent hospitals. The programs offered are similar to the behavioral medicine services offered in the Company's freestanding facilities.

         Under a contract with the Company, the hospital furnishes patients with all hospital facilities and services necessary for their generalized medical care, including nursing, dietary and housekeeping. CCI is obligated to provide a multi-disciplinary team consisting of a physician (who serves as medical director for the program), a program manager, a social worker, a therapist and other appropriate supporting personnel. CCI also typically provides support in the areas of program implementation and management, staff recruiting, continuing education, treatment team training, community education, advertising, public relations, insurance and ongoing program quality assurance. As a result of reimbursement changes and competitive pressures, the contractual obligations of CCI have been subject to intense evaluation. In general, some prospective client hospitals have expressed a desire for more control over the services provided by CCI and, in response, CCI is providing a more flexible approach to contract management. During fiscal years 1994 through 1997, CCI, through CareInstitute(R), a related non-profit entity, managed four contracts for the State of Idaho. These programs provide behavioral medicine services in a residential and outpatient setting.

         During fiscal 1996, CCI experienced no change in the number of contracts and a decline in available beds. Although seven new contracts were opened, CCI experienced a decline in inpatient census during fiscal 1996. During fiscal 1996, CCI terminated two unprofitable contracts and five were terminated by the contracting hospital. During the first six months of fiscal 1997, CCI closed 9 contracts due to poor performance or the end of the contract term. The Company believes that the decline in the number of inpatient beds is a result of the continued influence of managed care and reduction in available reimbursement from third parties, which have had the effect of making CCI's contracts less profitable to hospitals.

         Responding to market demands, CCI has implemented, in the majority of its contracts, a variety of levels of care, offering a wide range of treatment options including detoxification, inpatient, residential, day-treatment or partial hospitalization and outpatient services. As a result, inpatient occupancy rates have declined as patients are moved to a less acute level of care.

         The following table sets forth selected operating data regarding behavioral medicine programs managed under contract:


                                                                                                           Six Months ended
                                                             Year Ended May 31,                              November 30,
                                                             ------------------                          -------------------
                                                  1996       1995       1994       1993        1992       1996          1995
                                                  ----       ----       ----       ----        ----      -----          ----
Number of contracts at end of period (1):
    Adult CareUnits (2) (3)...............          8          11        10          12         15           5             9
    Adolescent CareUnits (2)..............         --          --         1           1          1          --            --
    CarePsychCenters(R)(2).................         2           2         3           3          3           2             2
    Partial Hospitalization...............          6           3        --          --         --           1             6
    Eating Disorders Units................          1           1         1           1          2          --             1
                                                 ----        ----      ----        ----       ----         ---           ---
    Total.................................         17(5)       17        15          17         21          8(5)          18
                                                 ====        ====      ====        ====       ====         ===           ===

Available beds at end of period...........        105         157       236         306        479          55           114
Patient days served during period.........     15,875      29,082    34,464      51,524     92,574       5,170         9,917
Admissions................................      2,304       3,634     3,992       5,139      7,867         822         1,354
Average occupied beds per contract........        3.6         5.8       7.3         8.3        9.9         2.4           4.8
Average occupancy rate for period (4).....        32%         42%       37%         39%        42%         34%           39%

--------------------------------
(1) Excludes contracts which have been executed but are not operational as of the end of the period.
(2) CareUnit(R) is a service mark under which the Company markets chemical dependency treatment programs. CarePsychCenter(R) is a service mark under which the Company markets psychiatric treatment programs.
(3) Includes two state chemical dependency full-service contracts for fiscal 1993 through 1995.
(4) Average occupancy rate is calculated by dividing total patient days by the number of available bed-days during the relevant period.
(5) During fiscal 1996, CCI opened seven contracts and closed seven contracts, two of which were terminated by CCI and five by the contracting hospitals. During the first six months of fiscal 1997, CCI opened no new contracts and closed 9 contracts.

SOURCES OF REVENUES

         Patients are admitted to a behavioral medicine program under the contracting hospital's standard admission policies and procedures. The hospital submits to the patient, the patient's insurance company, or other responsible party a bill that covers the services of the hospital. Generally, CCI receives a negotiated fee for each patient day of service provided and in many cases also receives a fixed monthly management fee or a percentage of net revenue. Fees paid by the hospital are subject to annual adjustments to reflect changes in the Consumer Price Index. CCI and the hospital share the risk of nonpayment by patients based on a predetermined percentage participation by CCI in bad debts. CCI may also participate with a contracting hospital in charity care and certain contractual allowances and discounts. Hospitals contracting for programs experience the same reimbursement pressures as the Company's freestanding facilities.

         Management contracts are generally entered into for a period of two to five years and thereafter are automatically renewed for successive one-year periods unless either party gives notice of termination at least 90 days prior to the end of such periods. Contracts are also terminable for material defaults. A significant number of contracts are terminable by either party on their anniversary dates.

DEVELOPMENT, COMPETITION AND PROMOTION

         CCI directs its development activities toward increasing the number of management contracts with hospitals. The primary competitors of CCI are hospitals and hospital management companies that offer programs similar to those offered by CCI. The Company plans to make a major development effort in conjunction with the Company's managed care subsidiary, Comprehensive Behavioral, to expand the contract operations in general hospitals and to develop a continuum of care.

                             FREESTANDING OPERATIONS

         The Company currently owns and operates one facility representing 38 available beds. During the first quarter of fiscal 1997, the Company closed the 128-bed Tri-State Behavioral Health Center and sold Starting Point(R) of Orange County which was closed in fiscal 1996. During the second quarter of fiscal 1996, the Company sold the operations of the 83-bed CareUnit(R) Hospital of Kirkland and closed the 70-bed Starting Point(R), Orange County. The sale and/or closure of these facilities was part of the Company's plan of operations and restructuring. The following table sets forth selected operating data regarding the Company's freestanding facilities. Facilities are designated either psychiatric or chemical dependency based on the license of the facility and the predominant treatment provided. For information concerning the nature of the Company's interest in the facilities, see "PROPERTIES".

                                                                          Inpatient Days
                                                     November 30,                   Year Ended May 31,
                                                       1996       1996       1995       1994       1993      1992
                                                       ----       ----       ----       ----       ----      ----
PSYCHIATRIC/CHEMICAL DEPENDENCY FACILITIES
   Aurora Behavioral Health Hospital (1)...........   3,107      4,408     2,593       2,859      7,237   22,070
CLOSED/FACILITIES HELD FOR SALE
   Tri-State Behavioral Health Center(2)...........     ---      2,122     9,348      12,133     12,243   12,744
   CareUnit Hospital of Fort Worth(3)..............     ---                2,985       9,027     10,910   13,534
   CareUnit of Jacksonville Beach(4)...............     ---        ---       ---         ---        ---    5,026
CLOSED/SOLD FACILITIES
   CareUnit of Grand Rapids(5).....................     ---        ---     5,424       6,545      6,348    6,221
   CareUnit Hospital of Kirkland(6)................     ---      2,040     5,062       5,699      6,506    9,478
   Starting Point, Orange County (7)...............     ---        791     2,362       2,422      3,487    7,046
   Other (8).......................................     ---        ---      ---         ---      35,037   47,963
                                                      -------  -------- --------    --------     ------ --------
   Patient days served during period...............   3,107      9,361    27,774      38,685     81,768  124,082
                                                      =====      =====    ======      ======     ======  =======

   Admissions......................................     613      1,632     3,329       3,916      7,047    8,859
   Available beds at end of period (9).............      38         58       237         347        385      748
   Average occupancy rate for period (10)..........      20%        19%       25%         30%        28%      38%
                                                         ==         ==        ==          ==         ==       ==

-----------------------

(1) Aurora Behavioral Health Hospital, a 100-bed psychiatric hospital, was built in 1988, and was formerly known as CareUnit of Colorado.
(2) On August 31, 1996, Tri-State Behavioral Health Center, a 128-bed chemical dependency facility, formerly known as CareUnit Hospital of Cincinnati was closed. This facility is currently for lease or sale.
(3) On January 13, 1995, CareUnit Hospital of Ft. Worth, an 83-bed psychiatric facility, was closed. The facility is currently for lease or sale.
(4) In February 1992, CareUnit of Jacksonville Beach, an 84-bed chemical dependency facility, was closed. This facility is currently under contract to be sold.
(5) On April 30, 1995, the lease of CareUnit of Grand Rapids, a 76-bed chemical dependency facility, was terminated. The operations of this facility were transferred to Longford/CareUnit of Grand Rapids and currently operates under a joint management contract.
(6) On October 3, 1995, the operations of CareUnit Hospital of Kirkland, an 83-bed chemical dependency facility, were sold.
(7) On November 17, 1995, Starting Point of Orange County closed and was sold on August 12, 1996.
(8)  Includes closed and sold facilities: (a) In March 1993, CareUnit
     Hospital of Albuquerque, a 70-bed chemical dependency facility, CareUnit of Coral Springs, a 100-bed chemical dependency facility, CareUnit of South Florida/Tampa, a 100-bed chemical dependency facility, and Starting Point, Oak Avenue, a 136-bed chemical dependency facility were closed; (b) On April 5, 1993, CareUnit Hospital of Nevada, a 50-bed psychiatric facility, was sold; (c) Starting Point, Grand Avenue, which was sold in July 1991;
     (d) on July 1, 1993, CareUnit Hospital of Albuquerque was sold; (e) on October 1, 1993, CareUnit of So. Florida/Tampa was sold and on December 10, 1993, CareUnit of Coral Springs was sold; (f) The Company is currently in negotiations to dissolve, retroactive to December 31, 1991, the joint venture which leased Crossroads Hospital and Woodview-Calabasas Hospital. Crossroads Hospital continued to be managed by the Company, although in August 1992 it was closed and was subleased through the term of the lease which expired in September 1993. Woodview-Calabasas continues to be managed by the Company's joint venture partner, although it was closed in April 1993; (g) Newport Point, Inc., a joint operating agreement between Century Healthcare of California and Starting Point, Inc. to manage Newport Harbor Psychiatric Hospital, a 68-bed adolescent psychiatric hospital, and Starting Point, Orange County, a 70-bed psychiatric facility. This agreement was mutually dissolved on February 28, 1993.
(9) A facility may have appropriate licensure for more beds than are in use for a number of reasons, including lack of demand, anticipation of future need, renovation and practical limitations in assigning patients to multiple-bed rooms. Available beds is defined as the number of beds which are available for use at any given time.
(10) Average occupancy rate is calculated by dividing total patient days by the average number of available bed-days during the relevant period.

FREESTANDING FACILITY PROGRAMS

         The services offered at a freestanding facility are determined by the licensure of the facility, the needs of the patient community and reimbursement considerations including working relationships with managed care companies. A program within the facility represents a separately staffed unit dedicated to the treatment of patients whose primary diagnosis suggests that their treatment needs will best be met within the unit. Patients whose diagnosis suggests the need for supplemental services are accommodated throughout their stay as dictated by the individual treatment plan developed for each patient.

         Psychiatric. Psychiatric programs have been offered in most of the Company's freestanding facilities. Admission to the programs offered by the Company is typically voluntary although certain facilities provide emergency psychiatric services and accept involuntary patients who are suffering an acute episodic psychiatric incident.

         Each patient admitted to a psychiatric program undergoes a complete assessment including an initial evaluation by a psychiatrist, a medical history, physical examination, a laboratory work-up, a nursing assessment, a psychological evaluation, and social and family assessments. The assessments are utilized to develop an individualized treatment plan for each patient.

         The treatment programs are undertaken by an interdisciplinary team of professionals experienced in the treatment of psychiatric problems. Length of stay varies in accordance with the severity of the patient's condition. A comprehensive discharge plan which may include outpatient psychiatric or psychological treatment, or referral to an alternate treatment facility is prepared for each patient. Psychiatric programs are also available on an inpatient, partial, day treatment and outpatient basis and form a continuum of care.

         Chemical Dependency. Chemical dependency programs, offered in all freestanding facilities, have been delivered under the names CareUnit, Starting Point, Tri-State Behavioral and Aurora Behavioral Health Hospital and include programs for adults and adolescents. Facilities offer a comprehensive treatment program based on therapy and education. The medically based programs utilize a team approach to treatment, with a supervising physician, psychologists, counselors, therapists and specially trained nurses. This multi-disciplinary team approach means that the medical, emotional, psychological, social and physical needs of the patient are all addressed in treatment.

         Facilities offer levels of care that can form a continuum, including detoxification, inpatient, residential, day treatment and outpatient programs, which meet the evolving needs of patients and their families. Based on an initial assessment, each patient is placed into the level of care that is most appropriate for his or her needs. Following assessment, each patient admitted into treatment receives a full medical and social history as well as a physical examination that includes those diagnostic studies ordered by the patient's attending physician. Throughout the course of treatment, each plan is reviewed frequently to ensure that it continues to meet the changing needs of the patient. The length of time spent in treatment is dependent on an individual's needs and can range from several weeks to several months.

SOURCES OF REVENUES

         For the fiscal year ended May 31, 1996 and the six months ended November 30, 1996, approximately 38% and 18%, respectively, of the Company's operating revenues from freestanding operations were received from private sources (private health insurers, managed care companies and directly from patients) and the balance from Medicare, Medicaid and other governmental programs.

         Private health insurers offer plans that typically include coverage for psychiatric and chemical dependency treatment. In many instances, the level of coverage for psychiatric and chemical dependency benefits is less than that provided for medical/surgical services. Lower coverage levels result in higher co-payments by the patient, who is often unable to meet his or her commitment in its entirety or is unable to pay as rapidly as the insurance company.
This pattern tends to increase bad debts and days outstanding in receivables.

         Private insurance plans vary significantly in their methods of payment, including cost, cost plus, prospective rate, negotiated rate, percentage of charges, and billed charges. Health insurers have adopted a number of payment mechanisms for the primary purpose of decreasing the amounts paid to hospitals (including the Company's operations) for services rendered. These mechanisms include various forms of utilization review, preferred provider arrangements where use of participating hospitals is encouraged in exchange for a discount, and payment limitations or negotiated rates based on community standards. The Company believes these changing payment mechanisms will continue to have a negative effect on its revenues and require the Company to offer a continuum of care ranging from outpatient to intensive inpatient services.

         Employers, union trusts and other major purchasers of healthcare services have become increasingly aggressive in pursuing cost containment. To the extent that major purchasers are self-insured, they actively negotiate with hospitals, HMOs and PPOs for lower rates. Those major purchasers that are insured or use a third-party administrator expect the insurer or administrator to control claims costs. In addition, many major purchasers of healthcare services are reconsidering the benefits that they provide and in many cases reducing the level of coverage, thereby shifting more of the burden to their employees or members. Such reductions in benefits have had a negative impact on the Company's business.

         Under the Social Security Amendments Act of 1983, a prospective payment system ("PPS") was adopted to cover routine and ancillary operating costs of most Medicare inpatient hospital services. Under this system, the Secretary of the United States Department of Health and Human Services ("HHS") established fixed payment amounts per discharge based on diagnostic-related groups ("DRGs"). In general, a hospital's payment for Medicare inpatients is limited to the DRG rate and capital costs, regardless of the amount of services provided to the patient or the length of the patient's hospital stay. Under PPS, a hospital may keep any excess of its prospective payment rate over its operating costs incurred in furnishing inpatient services, but is at risk for any operating costs that exceed its payment rate. Qualified providers of alcohol and drug treatment services are paid under PPS. Psychiatric hospitals are exempt from PPS. Inpatient psychiatric units within acute care hospitals are eligible to obtain an exemption from PPS upon satisfaction of specified federal criteria. Exempt hospitals and exempt units within acute care hospitals are subject to limitations on the level of cost or the permissible increase in cost subject to reimbursement under the Medicare program, including those limitations imposed under the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"). No assurance can be given that psychiatric services will continue to be eligible for exemption from PPS or that other regulatory or legislative changes will not adversely affect the Company's hospital operations business.

         The Company's remaining facility currently participates in the Medicare program and is currently excluded from PPS (TEFRA limits are applicable to this facility). Medicare utilization for facilities participating in the Medicare program averaged approximately 60% in fiscal 1996 and 77% for the first six months of fiscal 1997. The Company does not believe that the imposition of TEFRA limits or PPS has had a material adverse impact on its business at its freestanding facility or that loss of exclusion from PPS would materially impact the Company's business. During fiscal 1996 and for the first six months of fiscal 1997, the Company reflected an increase in Medicare utilization primarily due to the partial hospitalization programs.

         Hospitals participating in the Medicare program are required to retain the services of a peer review organization ("PRO"). The PRO is responsible for determining the medical necessity, appropriateness and quality of care given Medicare program patients. In instances where the medical necessity of an admission or procedure is challenged by the PRO, payment may be delayed, reduced or denied in its entirety. Amounts denied because of medical review may not be charged to the service recipient, and are absorbed by the hospital. In non-emergency admissions (which encompass most of the Company's admissions) review is performed prior to the patient's arrival at the hospital. In the event that the patient does not meet the PRO criteria for admission, the patient may be admitted for outpatient treatment, referred to an alternative treatment provider or sent home. The Company believes that the existence of PROs has reduced inpatient admissions in its facilities serving Medicare patients.

         The Medicaid program is a combined federal and state program providing coverage for low income persons. The specific services offered and reimbursement methods vary from state to state. Less than 3% of the Company's freestanding facility revenues are derived from the Medicaid program. Accordingly, changes in Medicaid program reimbursement are not expected to have a material adverse impact on the Company's business.

COMPETITION AND PROMOTION

         The Company's primary competitors are hospitals and hospital management companies (both not-for-profit and investor-owned) that offer programs similar to those of the Company. The Company has faced generally increasing competition in the last few years. Some of the hospitals that compete with the Company are either owned or supported by governmental agencies or are owned by not-for-profit corporations supported by endowments and charitable contributions enabling some of these hospitals to provide a wide range of services regardless of cost effectiveness.

         Most patients are directed to a specific facility by their employer (or their agent), the employer's insurance company (i.e. managed care companies), a physician, a social services agency or another healthcare provider. The Company markets its services by contracting with these referral sources. The primary competitive factors in attracting referral sources and patients are reputation, success record, cost and quality of care, location and scope of services offered at a facility. The Company believes it is competitive in factors necessary for patient attraction. The Company and its competitors also compete to attract qualified physicians and psychiatrists and other licensed mental health providers.

         The Company maintains a public relations program designed to increase public awareness of its treatment programs. The Company spent approximately $400,000, $200,000 and $43,000 for media advertising (television, radio and print) in support of its freestanding operations during fiscal 1995 and 1996 and for the first six months of fiscal 1997, respectively. The forms of media used are specifically tailored to the geographic area in which the public relations efforts are directed.

                              PUBLISHING ACTIVITIES

         Through March 1994, the Company (under the name CompCare Publishers(R)) was engaged in the publication, distribution and sale of books, pamphlets and brochures generally relating to the Company's healthcare activities. Literature distributed by the Company was sold to the general public and educational institutions. Such literature was also sold to patients participating in programs managed by the Company. The Company did not own or operate the printing facilities used in the publication of its literature.

         In April 1994, certain assets and rights representing a material portion of the publishing business were sold. CompCare Publishers was operating and distributing the books and material remaining after the sale via a distribution agreement with the buyer that expired on April 30, 1995. The Company liquidated the remaining assets and rights. Publishing activities accounted for less than 1% of the Company's operating revenues in fiscal 1995 and 1996 and there was no revenue from publishing activities for the first six months of fiscal 1997.

                             GOVERNMENTAL REGULATION

         The development and operations of healthcare facilities are subject to compliance with various federal, state and local laws and regulations. Healthcare facilities operated by the Company as well as by hospitals under contract with CCI must comply with the licensing requirements of federal, state and local agencies, with state-mandated rate control initiatives, with state certificate of need and similar laws regulating various aspects of the operation of health facilities (including construction of facilities and initiation of new services), and with the requirements of municipal building codes, health codes and local fire departments. State licensing of facilities is a prerequisite to participation in the Medicare and Medicaid programs. Legislative, regulatory and policy changes by governmental agencies (including reduction of budgets for payments under the Medicare, Medicaid and other state and federal governmental healthcare reimbursement programs) may impact the Company's ability to generate revenue and the utilization of its healthcare facilities.

         Facilities operated by the Company are certified as providers for Medicare and Medicaid services. Both the Medicare and Medicaid programs contain specific physical plant, safety, patient care and other requirements that must be satisfied by healthcare facilities in order to qualify under those programs. The Company believes that the facility it owns is in substantial compliance with the various Medicare and Medicaid regulatory requirements applicable to them. The requirements for certification under these governmental reimbursement programs are subject to change, and in order to remain qualified for the program, it may be necessary for the Company to effect changes from time to time in its facilities, equipment, personnel and services.

         Under the Social Security Act, HHS has the authority to impose civil monetary penalties against any participant in the Medicare program that makes claims for payment for services that were not rendered as claimed or were rendered by a person or entity not properly licensed under state law or other false billing practices. The Social Security Act also contains provisions making it a felony for a hospital to make false statements relating to compliance with the Medicare conditions of participational claims for payment by providers participating in the

Medicare program is subject to criminal penalty under federal laws relating generally to claims for payment made to the federal government or any agency under the Medicare or Medicaid programs. Civil penalties range from monetary fines that may be levied on a per-violation basis to temporary or permanent exclusion from the Medicare program.

         Various federal and state laws regulate the relationship between providers of healthcare services and physicians. These laws include the "fraud and abuse" provisions of the Social Security Act, under which civil and criminal penalties can be imposed upon persons who pay or receive remuneration in return for inducement of referrals of patients who are eligible for reimbursement under the Medicare or Medicaid programs. Violations of the law may result in civil and criminal penalties. Civil penalties range from monetary fines that may be levied on a per-violation basis to temporary or permanent exclusion from the Medicare program.

         The Company believes that the prohibitions on inducements for referrals are so broadly drafted that they may create liability in connection with a wide variety of business transactions and other hospital-physician relations that have been traditional or commonplace in the healthcare industry. Courts, HHS and officials of the Office of Inspector General have construed broadly the fraud and abuse provisions of the Social Security Act concerning illegal remuneration arrangements and, in so doing, have created uncertainty as to the legality of numerous types of common business and financial relationships between healthcare providers and practitioners. Such relationships often are created to respond to competitive pressures.

         Limiting "safe harbor" regulations define a narrow scope of practices that will be exempted from prosecution or other enforcement action under the illegal remuneration provisions of the fraud and abuse law. These clarifying regulations may be followed by more aggressive enforcement of these provisions with respect to relationships that do not fit within the specified safe harbor rules. Activities that fall outside of the safe harbor rules include a wide range of activities frequently engaged in between hospitals, physicians and other third parties. These regulations identifying business practices that do not constitute illegal remuneration do not eliminate this uncertainty, and may cause providers and practitioners alike to abandon certain mutually beneficial relationships. The Company does not believe that any such claims or relationships exist with respect to the Company.

         In April 1989, the Inspector General of the Department of HHS issued a report on financial arrangements between physicians and healthcare businesses. The report contained a number of recommendations, including a prohibition of physician referrals to any facilities in which the physician has a financial interest. The original Stark Law (Stark I) passed in 1989 as Sec 6204 of Public Law 101-508 in the Omnibus Budget Reconciliation Act of 1989 ("OBRA 1989") and became effective January 1, 1992. Unless an exception is otherwise available, Stark I forbids a physician from making a referral for which Medicare reimbursement may be made to a clinical laboratory with which such physician has a financial relationship, and prohibits such clinical laboratory from billing for or receiving reimbursement from the Medicare or Medicaid programs on account of such referral. On March 11, 1992, proposed regulations implementing the Stark Amendment were issued. The final Stark I regulations were published by the Health Care Financing Administration on August 14, 1995, and were effective September 14, 1995. The Company believes that it is in compliance with the regulations in all material respects.

         Additional legislation expanding the Stark Amendment to other physician and healthcare business relationships has been passed as part of the Omnibus Budget Reconciliation Act of 1993 ("OBRA 1993"). OBRA 1993 broadens the services included within the referral prohibition of Stark I: a physician having a financial relationship with an entity may not make referrals to that entity for "designated health services," which include, in addition to clinical laboratory services, physical therapy services; occupational therapy services; radiology or other diagnostic services; radiation therapy services; durable medical equipment; parenteral and enteral nutrients; equipment and supplies; prosthetics, orthotics and prosthetic devices; home health services; outpatient prescription drugs; and inpatient and outpatient hospital services. This law, Stark II, expanded its application to include Medicaid, as well as Medicare patients, and took effect January 1, 1995, with respect to referrals for the expanded list of designated health services.

         Numerous exceptions are allowed under the OBRA 1993 of Stark II for financial arrangements that would otherwise trigger the referral prohibition. These provide, under certain conditions, exceptions for relationships involving rental of office space and equipment, employment relationships, personal service arrangements, payments unrelated to designated services, physician recruitment, group practice arrangements with hospitals, and certain isolated transactions. A key element of the exceptions relating to transactions between providers and physicians is that the transaction be at fair market value (not taking into account, of course, the value to the providers of any referrals from the physician). Other technical requirements must also be met, such as the agreement being in writing and having a minimum term of one year. HHS may adopt regulations in the future which expand upon the conditions attached to qualification for these exceptions. Currently Stark II is being actively reconsidered by the House Ways and Means Subcommittee on Health for major amendments to the statute. A "Physician Self-Referral Improvement Act" has been proposed by Congressman Stark. Certain of the Company's relationships with physicians in its contract operations, as well as the Company's development of relationships with physicians, should continue to be evaluated for access to an applicable exception and modified, if necessary, to be in compliance with the law and its exceptions, including any future regulations. During fiscal 1996, the Company's freestanding facility in Texas provided certain documents pertaining to contracts and related payments to several physicians and institutions under subpoena to the Texas Grand Jury. Management believes that the Company has been, and will be, in material compliance; however, the Company is unable to predict at this time what effect, if any, Stark II, and any future regulations implementing its provisions, will have upon its business.

         National healthcare reform capable of accelerating massive changes in the healthcare marketplace is again under active consideration by the Congress. The focus is on reforming the Medicare and Medicaid programs only, with a move toward managed care and reduced spending. Both the House of Representatives and the Senate have introduced proposals that would transform the Medicaid program into a block-grant program to the states. At this time, it is not possible to determine the exact nature of the proposals, or their legislative outcome, or their likely impact upon institutional providers.

         In addition, several states are undertaking analysis and legislation designed to modify the financing and delivery of healthcare at the state level. A wide variety of bills and regulations are pending in several states proposing to regulate, control or alter the financing of healthcare costs; however, it is not possible at this time to predict with assurance the effect on the business of the Company, if any, of such bills or regulatory actions.

                                  ACCREDITATION

         The Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") is an independent commission that conducts voluntary accreditation programs with the goal of improving the quality of care provided in healthcare facilities. Generally, hospitals including dedicated units, long-term care facilities and certain other healthcare facilities may apply for JCAHO accreditation. If a hospital under contract with CCI requests a JCAHO survey of its entire facility, the contract program, if a psychiatric or chemical dependency program, will be separately surveyed. After conducting on-site surveys, JCAHO awards accreditation for up to three years to facilities found to be in substantial compliance with JCAHO standards. Accredited facilities are periodically resurveyed. Loss of JCAHO accreditation could adversely affect the hospital's reputation and its ability to obtain third-party reimbursement. The Company's freestanding facility is accredited and the hospitals under contract with CCI have received or have applied for such accreditation.

         To develop standards that effectively evaluate the structure and function of medical and quality management systems in managed care organizations, the National Committee for Quality Assurance ("NCQA") has developed in conjunction with the managed care industry, healthcare purchasers, state regulators and consumers, an extensive review and development process. The Standards for Accreditation of Managed Care Organizations used by NCQA reviewers to evaluate a managed care organization address the following areas: quality improvement, utilization management, credentialing, members' rights and responsibilities, preventative care services guidelines, continuity of care, and medical records. These standards validate that a managed care organization is founded on principles of quality and is continuously improving the clinical care and services provided. NCQA also utilizes Health Plan Data and Information Set ("HEDIS"), which is a core set of performance measurements developed to respond to complex but simply defined employer needs as standards for patient and customer satisfaction. Comprehensive Behavioral meets the standards for NCQA accreditation and has adopted HEDIS performance and reporting standards.

                          ADMINISTRATION AND EMPLOYEES

         The Company's executive and administrative offices are located in Corona del Mar, California, where principal operations, business development, legal and accounting functions, governmental and statistical reporting, research and treatment program evaluation are performed. As of January 24, 1997, the Company employed an aggregate of 277 employees as follows:

         Freestanding facilities.......................................    84
         Comprehensive Care Integration................................    58
         Comprehensive Behavioral Care.................................   118
         Corporate and administrative offices..........................    16
         Other operations..............................................     1
                                                                         ----
                                                                          277

         None of the Company's employees are represented by a union, and the Company believes it has good relations with its employees.

         Many of the physicians and psychiatrists who are the medical directors of the Company's contract units, the psychologists serving on treatment teams and the physicians utilizing the facilities operated by the Company were not previously employed by the Company and were treated as independent contractors. As part of the Company's settlement with the IRS, each of these individuals must comply with certain criteria in order to remain classified as an independent contractor. The Company has not encountered any work stoppages due to labor disputes with its employees.

                                PROPERTIES

         The following table sets forth certain information regarding the properties owned or leased by the Company at January 20, 1997:

                                                                OWNED OR             LEASE         MONTHLY
                   NAME AND LOCATION                            LEASED(1)         EXPIRES(2)       RENTAL(3)
                   -----------------                            ---------         ----------       ---------
      PSYCHIATRIC/CHEMICAL DEPENDENCY
       FREESTANDING TREATMENT FACILITIES
           CareUnit Hospital (4).....................             Owned               ---              ---
               Fort Worth, Texas
           CareUnit Facility (5).....................             Owned               ---              ---
              Jacksonville Beach, Florida
           CareUnit Hospital (6).....................             Owned               ---             ---
              Cincinnati, Ohio
           EAP Outpatient Clinic (6).................            Leased              1997          $1,898
              Cincinnati, Ohio
           Aurora Behavioral Health Hospital
              Aurora, Colorado.......................             Owned               ---             ---
              Aurora, Colorado.......................            Leased              1997            2,385
      OTHER OPERATING FACILITIES
           Comprehensive Care Integration, Inc.
              San Ramon, California (7)..............            Leased              1998            1,926
              Seattle, Washington (8)................            Leased              1997            2,766
              Pico Rivera, California (9)............            Leased              1998            2,100
              Boise, Idaho (3).......................            Leased              1997            2,085
           CompCare Publishers (10)..................            Leased              1997            7,991
              Minneapolis, Minnesota

           Comprehensive Behavioral Care, Inc.
              Tampa, Florida (3).....................            Leased              2000           26,597
              South Bend, Indiana....................            Leased              1997            1,149
              Grand Prairie, Texas (3)...............            Leased              2001            7,230
           Healthcare Management Services, Inc.
              Bloomfield Hills, Michigan (3).........            Leased              1999            4,500
      ADMINISTRATIVE FACILITIES
           Corporate Headquarters
              Corona del Mar, California (3).........            Leased              2006           13,780

-------------------------

(1) Subject to encumbrances. [For information concerning the Company's long-term debt, see Note 10 to the Company's consolidated Financial Statements contained in this Prospectus].
(2)  Assumes all options to renew will be exercised.
(3) All leases, other than those relating to the Company's administrative facilities, are triple net leases under which the Company bears all costs of operations, including insurance, taxes and utilities. The Company is responsible for specified increases in taxes, assessments and operating costs relating to its administrative facilities.
(4)  Closed January 1995. The Company intends to sell this property.
(5)  Closed February 1992. The Company is under contract to sell this property.
(6) Closed on August 31, 1996. The Company intends to sell or lease this facility. The Company has sublet the leased property.
(7)  Office closed in July 1996. The Company has sublet this property.
(8) Operations closed February 1996. The Company intends to sublease this property.
(9) Assumed in conjunction with purchase from Alternative Psychiatric Centers. The Company intends to sublease this property.
(10) Office/operation sold in April 1994; Company has sublet this property.

                                LEGAL PROCEEDINGS

         In July 1994, the Company filed an action in the United States District Court for the District of Oregon (Civil Case No. 94-384 FR) against its former financial advisor, Mr. Leslie Livingston and Livingston & Co., and its former legal counsel, Schwabe, Williamson & Wyatt, to recover advances for services in connection with an uncompleted sale and leaseback to CMP Properties, Inc. On February 15, 1996, the Company settled this dispute for $860,000. This settlement amount was received by the Company during the third quarter of fiscal 1996 and is reflected in the statement of operations as a non-operating gain.

         On October 30, 1992, the Company filed a complaint in the United States District Court for the Eastern District of Missouri against RehabCare Corporation ("RehabCare") seeking damages for violations by RehabCare of the securities laws of the United States, for common law fraud and for breach of contract (Case No. 4:92CV002194 CAS). The Company sought damages for the lost benefit of certain stockholder appreciation rights in an amount in excess of $3.6 million and punitive damages. RehabCare filed a counterclaim in the case seeking a declaratory judgment with respect to the rights of both parties under the Stock Redemption Agreement, an injunction enjoining the Company from taking certain action under the Stock Redemption or Restated Shareholders Agreements and damages in the form of attorneys' fees and costs allegedly incurred by RehabCare with respect to its issuance of certain preferred stock and with respect to prior litigation between the parties. The case was tried before a jury commencing on February 21, 1995. Prior to the presentation of evidence to the jury, the Court struck RehabCare's counterclaim in its entirety. On March 8, 1995, the jury returned its verdict awarding the Company $2,681,250 in damages, plus interest and the costs of the action against RehabCare for securities fraud and for breach of contract. RehabCare has posted a bond in the amount of $3.0 million and filed a motion for new trial or in the alternative, for judgment as a matter of law, which the court denied in its entirety on August 4, 1995. On September 1, 1995, RehabCare filed a notice of appeal with the District Court indicating its intent to appeal the matter to the United States Court of Appeals. RehabCare filed its first brief to set forth argument on January 29, 1996, the Company filed its brief on March 19, 1996 and RehabCare filed its reply on April 6, 1996. Verbal argument was heard by the District Court in June 1996. On October 22, 1996, The U.S. Court of Appeals for the Eighth Circuit reversed the judgment in favor of the Company and against RehabCare entered by the District Court following the jury's verdict in favor of the Company. On November 5, 1996, the Company filed a Petition for Rehearing with the Eighth Circuit. Any effect from the outcome of this lawsuit will not have a material adverse impact on the Company's results of operations.

         On December 27, 1995, AGCA, Inc. and Merit Behavioral Care Systems Corporation filed a lawsuit against a subsidiary of the Company, one of its employees, and other non-related parties. The cause, originally filed in Travis County, has been moved to the 101st District Court of Dallas County (Case No. 962970E). On January 29, 1996, AGCA, Inc. also filed a lawsuit against a subsidiary of the Company and one of its employees in the U.S. District Court, Tampa Division (Case No. 95-15768). Both lawsuits seek injunctive relief and the Texas action includes a claim of conspiracy. Plaintiffs agreed to mediate both the Texas and Florida actions, on September 3, 1996, in Tampa, Florida. On September 4, 1996, the Company settled this dispute. The settlement agreement and release requires a payment by the Company's subsidiary and its employee of $325,000. In addition, the subsidiary's employee agreed not to solicit certain customers until after May 15, 1997. The Company recorded a charge of $250,000 during the first quarter of fiscal 1997 which represents the net amount paid by the Company. The Company paid the settlement amount on September 21, 1996.

         The Company entered into a Stock Purchase Agreement on April 30, 1996 to purchase the outstanding stock of HMS (see Note 4 to the Condensed Consolidated Financial Statements included herein). The Stock Purchase Agreement was subject to certain escrow provisions and other contingencies which were not completed until July 25, 1996. In conjunction with this transaction, HMS initiated an arbitration against The Emerald Health Network, Inc. ("Emerald") claiming breach of contract and seeking damages and other relief. In August 1996, Emerald, in turn, initiated action in the U.S. District Court for the Northern District of Ohio, Eastern Division, against the Company claiming, among other things, interference with the contract between Emerald and HMS and seeking unspecified damages and other relief. Discovery has been initiated by all parties and the Company believes it has good and meritorious defenses and that HMS has meritorious claims in its arbitration. In November 1996, Emerald moved the court for summary judgment. The hearing on such motion has been adjourned and the Company's response is pending. The Company believes that it has claims arising from this transaction against the accountants and legal counsel of HMS as well as HMS's lending bank. On October 1, 1996, the Company filed a claim of malpractice against the legal counsel of HMS. These claims are presently being investigated and have not as yet been quantified. The Company does not believe that the impact of these claims will have a material adverse effect on the Company's financial position, results of operations and cash flows.

         On September 6, 1996, the Company instituted an arbitration against the Sellers of HMS with the American Arbitration Association in Orange County, California seeking, among other things, damages from the Sellers which the Company sustained by reason of the inaccuracies of the representations and warranties made by the Sellers and for the indemnification from each of the Sellers as provided for under the terms of the Stock Purchase Agreement. The Sellers have not interposed their answers to the arbitration, and the arbitration is therefore in its formative stages. The Company does not believe that the impact of these claims will have a material adverse effect on the Company's financial position, results of operations and cash flows.

OTHER LITIGATION

         In October 1994, the New York Stock Exchange, Inc. ("NYSE") notified the Company that it was below certain quantitative and qualitative listing criteria in regard to net tangible assets available to Common Stock and three year average net income. The Listing and Compliance Committee of the NYSE has determined to monitor the Company's progress toward returning to continuing listing standards and has so indicated in approving the Company's most recent Listing Application on December 30, 1996. Management believes that the recent completion of the Company's Debenture Exchange Offer will enable the Company to seek additional equity financing and thereby satisfy the Committee of the Company's progress. However, no assurance may be given that the Company will be successful in its efforts to obtain either financing through public or private sources, or will be able to do so on terms favorable to the Company.

         An involuntary bankruptcy petition was dismissed on March 6, 1995 pursuant to an agreement dated March 3, 1995 between the Company and a representative of the petitioners. Under such agreement the Company has agreed, subject to the conditions therein, to offer to exchange for its outstanding
7 1/2% Convertible Subordinated Debentures a combination of cash and shares. See
Note 2 to the Condensed Consolidated Financial Statements included herein for a discussion of the Company's default in the payment of interest on its 7 1/2% Convertible Subordinated Debentures, the acceleration of the full principal amount thereof, and the affirmative consents of Debentureholders to waive the default and acceleration.

         From time to time, the Company and its subsidiaries are also parties and their property is subject to ordinary routine litigation incidental to their business. In some pending cases, claims exceed insurance policy limits and the Company or a subsidiary may have exposure to a liability that is not covered by insurance. Management believes that the outcome of such lawsuits will not have a material adverse impact on the Company's financial statements.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         As reported on Form 8-K dated May 22, 1995, Form 8-K/A dated May 22, 1995 and Form 8-K dated July 5, 1995, for the fiscal year of the Company ending May 31, 1994, Arthur Andersen LLP had been engaged as independent public accountants to audit the Company's financial statement. The Company engaged Ernst & Young LLP as its independent auditors to audit the Company's financial statements for the fiscal years ended May 31, 1995 and 1996.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the executive officers and directors of the Company:


NAME                                                 AGE          POSITION
----                                                 ---          --------
Chriss W. Street                                     46           Chairman of the Board of Directors, President,
                                                                  Chief Executive Officer
William H. Boucher (1)(2)                            64           Director
J. Marvin Feigenbaum (1)                             46           Director and Vice-Chairman
W. James Nicol (1)(2)                                53           Director
Kerri Ruppert                                        37           Senior Vice President, Chief Financial Officer,
                                                                  Secretary and Treasurer
Stuart Ghertner, Ph.D.                               53           Interim Chief Operating Officer
Richard L. Powers                                    49           Vice President - Marketing

---------------------------------
(1)      Member of the Compensation Committee of the Board of Directors.
(2)      Member of the Audit Committee of the Board of Directors.

         The number of directors comprising the entire Board of Directors is such number as determined in accordance with the By-Laws of the Company. The Company's By-Laws provide for the number of directors to be not less than three or more than eleven in number. The Company's Certificate of Incorporation provides for a classified or "staggered" Board of Directors. The classified or "staggered" Board of Directors is comprised of three classes of directors elected for terms expiring at the 1997, 1998 and 1999 Annual Meetings of Stockholders. Thereafter, each class is elected for a term of three years. By reason of the classified Board of Directors, one class of the Board comes up for re-election each year. Any further amendment to the Company's Certificate of Incorporation affecting the classified Board may only be adopted upon the affirmative vote of not less than 80% of all outstanding shares entitled to vote thereon.

         During fiscal 1996, the number of members that comprised the entire Board of Directors was five members. On September 3, 1996, the number of directors comprising the Board of Directors was reduced to four members, by reason of the resignation of Mr. Rudy Miller who resigned in November 1995 as a Class II director. The number of directors comprising Class II directors was reduced to one. Accordingly, the entire Board of Directors is currently comprised of four directors of which two are Class I directors; one is a Class II director and one is a Class III director. The three classes serve staggered three year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for such class expires and serves for three years. Mr. Chriss W. Street is a Class II director. The term of Mr. Street will expire at the 1999 Annual Meeting. Messrs. William H. Boucher and J. Marvin Feigenbaum are Class I directors. The terms of William H. Boucher and J. Marvin Feigenbaum will expire at the 1997 Annual Meeting. Mr. W. James Nicol is a Class III director. The term of W. James Nicol will expire at the 1998 Annual Meeting. Directors who are employees of the Company do not receive any compensation for serving on the Board of Directors of the Company.

         The following sets forth certain biographical information concerning the executive officers and directors of the Company:

         CHRISS W. STREET, age 46. Mr. Street has been employed by the Company since May 1994 and served as a Class II Director whose term expires at the 1999 Annual Meeting. Mr. Street was named interim Chief Executive Officer on May 4, 1994 and in June 1994, he was appointed Chief Executive Officer of the Company. Mr. Street was elected as Chairman of the Board of Directors in November 1993. In March 1995, Mr. Street was elected as a director for StreamLogic Corp., formerly known as Micropolis Corporation, where he also serves as Chairman of the compensation committee. In addition, in August 1995, Mr. Street was elected as a director of Nu-Tech Bio Med, Inc. where he also serves on the stock option committee. In January 1996, he joined the Orange County Retirement Board and in June 1996, joined the Board of Directors of Fruehauf Corporation. Mr. Street is founder and sole stockholder of Chriss Street & Company, a firm specializing in investment banking, financial advisory services, securities trading and factoring. Mr. Street commenced operations of Chriss Street & Company in February 1992 and was Managing Director for Seidler-Amdec Securities, Inc. from 1988 to 1992.

         WILLIAM H. BOUCHER, age 64. Mr. Boucher is a Class I director whose term expires at the 1997 Annual Meeting. Mr. Boucher is currently a self-employed consultant providing services to the dental, behavioral medicine and pharmaceutical industries. From February 1994 to September 1994, he served as Vice President - Sales for Foundation Health Pharmaceutical Services, a Health Maintenance Organization ("HMO"), and was Vice President - Sales for Diagnostek, Inc., a mail-order pharmacy company, from June 1991 to January 1994. Mr. Boucher was also Vice President - Sales for Qual-Med, an HMO from May 1990 to June 1991 and was Vice President - Sales and Marketing for PCS, Inc., a pharmacy processing company, from April 1980 to September 1989. Mr. Boucher has served as a director of the Company since January 1994.

         J. MARVIN FEIGENBAUM, age 46. Mr. Feigenbaum is a Class I director whose term expires at the 1997 Annual Meeting. Mr. Feigenbaum has served as the Chairman and Chief Executive Officer of Nu-Tech Bio Med, Inc. (formerly known as Applied DNA Systems, Inc.), since June 1994. For the prior five years thereto, Mr. Feigenbaum acted as an independent consultant in the medical and health care industry. Mr. Feigenbaum has over 20 years experience in the health care industry. Prior to being an independent consultant, Mr. Feigenbaum served as Chairman and Chief Executive Officer of Temco Home Health Care Products, Inc.

         W. JAMES NICOL, age 53. Mr. Nicol is a Class III director whose term expires at the 1998 Annual Meeting. Mr. Nicol has served since May 1996 as director, president and chief executive officer of Health Management, Inc. Prior to his employment with Health Management, Inc., Mr. Nicol served from May 1995 to October 1995 as Senior Vice President/Chief Financial Officer of CareLine, Inc. From October 1990 to March 1995, Mr. Nicol served as Senior Vice President/Chief Financial Officer and Treasurer of Quantum Health Resources, Inc., a provider of long-term therapies and support services for chronic disorders. From October 1989 until August 1990, he served as President of the Company, and he served as an Executive Vice President of the Company and in other positions from 1973 through June 1989. Mr. Nicol has served as a director of the Company since 1988 and also served as a director from 1985 to 1987.

         KERRI RUPPERT, age 37. Ms. Ruppert has been employed by the Company since 1988. In October 1992, she was appointed Vice President and Chief Accounting Officer, and in January 1993, she was elected Secretary of the Company and Treasurer in November 1994. In November 1995, Ms. Ruppert was appointed Senior Vice President and in July 1996, was appointed Chief Financial Officer. She was Vice President and Controller from April 1990 to 1992 and Assistant Corporate Controller from 1988 to 1990. Prior to her employment with the Company, she served in a variety of financial management positions with Maxicare Health Plans, Inc., a publicly owned company, from 1983 to 1988.

         STUART GHERTNER, Ph.D., age 53. Dr. Ghertner has been a consultant for the Company in various capacities since August 1994. Prior to his appointment as interim Chief Operating Officer in August 1996, Dr. Ghertner was a principal in Behavioral Health Strategies, a privately-owned behavioral healthcare consulting company. He held this position commencing January 1994. From 1991 to 1994, Dr. Ghertner was Chairman, President and Chief Executive Officer of Behavioral Healthcare Options, Inc., a subsidiary of a publicly owned company.

         RICHARD L. POWERS, age 49. Mr. Powers has been employed by the Company since 1994. In October 1994, Mr. Powers was hired as Senior Vice President, Marketing and Sales for the Company's subsidiary, Comprehensive Behavioral. In December 1996, Mr. Powers was named Vice President, Marketing for the Company. Prior to his employment with the Company, Mr. Powers was General Manager, HMO Division of MedCo Behavioral Care, Inc. from July 1993 to October 1994. From January 1989 to June 1993, Mr. Powers served in various capacities with Achievement Guidance Centers of America, Inc., with his last position serving as Executive Vice President, Marketing. Prior to 1989, Mr. Powers was in private practice as a licensed mental health counselor.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         The By-Laws of the Company provide for indemnification of officers and directors of the Company to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of the Company, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

         In accordance with Delaware law, the Company's Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for (i) breaches of a director's fiduciary duty of loyalty to the Company or to its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and
(iii) any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither the Company nor its stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

         The Company has entered into indemnification agreements with its executive officers and directors, (Messrs. Street, Feigenbaum, Boucher, Nicol and Ms. Ruppert, as well as three former directors and two former executive officers). In furtherance of such indemnification agreements, on February 27, 1995 the Company established the Directors and Officers Trust Agreement (the "Trust Agreement") which provides for the establishment of a trust (the "Trust") with a minimum three-year term to provide a source for certain payments required to be made under the indemnification agreements (each an "Indemnification Agreement"), between the Company and certain of its Officers and members of the Board of Directors of the Company (each an "Indemnitee") granted for the purpose of indemnifying them to the maximum extent permitted by law and such Indemnification Agreements from and against any investigation, claim, action, suit or proceeding against them or involving them relating to or arising from acts taken or refrained from being taken in any capacity on behalf of the Company or while serving in an official capacity.

         The Company considers it desirable to provide each Indemnitee with specified assurances that the Company can and will honor the Company's obligations under the Indemnification Agreements, including a policy of insurance to provide for directors and officers liability coverage and in transfer of $250,000 cash to the Trustee in an amount intended to provide for future insurance deductibles. For the converting of their Insurance Policy or Policies, which are held by the Company, the Trust Fund is held by a Trustee separate and apart from other assets of the Company. The Trust is irrevocable by the Company, but automatically shall terminate when all assets of the Trust Fund have been distributed. Termination of the Trust shall not relieve the Company of its remaining liabilities and obligations under each Indemnification Agreement. The capitalized terms below have the meanings given to them in the Trust Agreement.

         Upon written demand for payment by the person designated in the Trust Agreement as Beneficiary Representative accompanied by a "Notice of Qualification" (as defined below), the Trustee shall pay the person designated in the Trust Agreement to administer the payments to the amounts of Indemnitees ("Underwriter") an amount not greater than the balance, if any, of the specified bookkeeping account ("Account") recorded by the Trustee for each Indemnitee. A "Notice of Qualification" is a written statement by the Beneficiary Representative which (i) states the date and action on which the policyholder is obligated to Indemnitee(s) under the terms of the Indemnification Agreement,
(ii) certifies that, pursuant to the terms of the Indemnification Agreement, the Indemnitees are entitled to payment thereunder as a resolution, suit or proceeding, and (iii) states the amount of the payment to which the Underwriter is entitled. Upon the receipt of a demand pursuant to subsection (a), above, the Trustee promptly shall inform the Company of such receipt by courier delivery to the Company of written notice thereof. Subject to any contrary order issued by a court of competent jurisdiction, a payment made pursuant to this Section may be made without the approval or direction of the Company, and shall be made despite any direction to the contrary by the Company. Prior to the time, amounts are to be paid to the Underwriter or his designee from the Trust Fund as described above, Indemnitees have no preferred claim or beneficial ownership interest in trust funds, and their rights are merely unsecured contractual rights.

         As soon as practicable after all Accounts have filed a demand for and received payment in the manner described above, or, if earlier, upon the expiration of three (3) calendar years from the date the Trust Agreement is entered into, the Trustee shall pay to the Company all amounts then held in the Trust Fund; provided that, if any payment from the Trust to the Beneficiary Representative or the Underwriter or his designee who has filed a demand in the manner described above is being contested or litigated, and payment from the Trust is delayed under the terms of this Agreement or at the direction of a court of competent jurisdiction beyond the expiration of the three (3) year period specified above, payment to the Company shall be delayed until the proper disposition of the payment to the Indemnitee has been determined. If the Company and the Beneficiary Representative each certify to the Trustee that the Company's obligations to make lump sum payments under the Indemnification Agreement have been satisfied or are no longer required to be maintained by the Trust, the Trustee shall repay to the Company all monies then held in the Trust Fund.

         DIRECTORS COMPENSATION

         During fiscal 1996, non-employee directors were compensated at the rate of $1,000 per month of service, with committee chairmen receiving an additional $500 per month. Directors are required to attend at least three of the five regular Board meetings, and are not compensated for attendance at committee meetings or meetings conducted telephonically.

         In April 1995, Mr. Feigenbaum was appointed Vice Chairman and was paid an additional $1,500 per month. On the date of the 1994 Annual Meeting, directors also received options to purchase shares of the Company's Common Stock under the Directors' Stock Option Plan. Under the original Directors' Stock Option Plan, each non-employee director was granted a stock option to purchase 10,000 shares of the Company's Common Stock ("Initial Grant"). Initial Grants vest annually in 25% increments beginning on the first anniversary of the date of grant, provided the individual is still a director on those dates. In addition, each non-employee director who at each annual meeting of the Company's stockholders remains a non-employee director, receives an option to purchase 2,500 shares of the Company's Common Stock ("Annual Grant"). Annual Grants become 100% vested as of the first annual meeting of the Company's stockholders following the date of grant, provided the individual is still a director as of that date.

         Effective as of the date of the 1995 Annual Meeting, directors who are not employees receive an initial stock option grant of 10,000 shares and options to purchase 5,000 shares on each anniversary of the initial grant. In addition, the Vice Chairman is granted with each annual grant, options to purchase 3,333 shares of the Company's Common Stock. Each chairman of a committee of the Board of Directors is granted with each annual grant, options to purchase 8,333 shares of the Company's Common Stock. Each non-employee director (other than the chairman) who serves on a committee of the Board of Directors is granted with each annual grant, options to purchase 2,500 shares of the Company's Common Stock.

STOCK OPTION PLANS

1988 INCENTIVE STOCK OPTION AND 1988 NONSTATUTORY STOCK OPTION PLAN

         The Comprehensive Care Corporation 1988 Incentive Stock Option and 1988 Nonstatutory Stock Option Plans (the "Incentive Stock Option Plan" and the "Nonstatutory Stock Option Plan," respectively, and, collectively, the "Option Plans") were adopted by the Board of Directors and approved by the Company's stockholders effective as of February 3, 1988.

         The Option Plans, as amended, currently authorize up to 500,000 shares of Common Stock to be reserved for issuance under the 1988 Incentive Stock Option Plan and up to 200,000 shares of Common Stock to be reserved for issuance under the 1988 Nonstatutory Stock Option Plan.

         The Option Plans are not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor are they qualified under Code
Section 401(a). The Company intends that all incentive stock options granted and to be granted under the Incentive Stock Option Plan will comply with Code
Section 422.

         The Option Plans are administered by the Board of Directors, which may in turn appoint a committee to administer the Option plans and exercise all of the powers, duties and discretion of the Board under the Option Plans. The Board of Directors may from time to time remove members from or add members to the committee and may fill vacancies thereon. The Option Plans currently provide that the Board may limit committee membership to persons who are "disinterested" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1984, as amended (the "Exchange Act") for purposes of complying with applicable securities laws. The Compensation Committee of the Board of Directors (the "Committee") has been delegated the authority to administer the Option Plans.

         Persons eligible to receive options pursuant to the Incentive Stock Option Plan are employees of the Company and its affiliates. Persons eligible to receive options pursuant to the Nonstatutory Stock Option Plan are employees, directors, advisers and consultants of the Company and its affiliates. It is currently estimated that approximately 156 individuals are eligible to participate in the Option Plans.

         The Committee has the authority to designate participants, grant options and determine the terms and conditions of the options granted pursuant to the Option Plans. Each option must be evidenced by an agreement containing the terms and conditions of the Option.

         Each Option granted pursuant to the Option Plans will have an exercise price of no less than the fair market value of the Common Stock as of the date of grant; provided, however, that the exercise price of an incentive stock option held by a person who owns more than 10% of the Company's outstanding Common Stock shall be no less than 110% of the fair market value of the Common Stock as of the date of grant.

         An optionee may pay the exercise price by cashier's check or such other means as deemed acceptable by the Company. In the discretion of the Committee, payment may be made in shares of Common Stock previously owned by the optionee.

         Each option shall become exercisable in such increments and at such times as the Committee shall provide in each option agreement. Except as provided below, once exercisable, each nonqualified stock option remains exercisable until the tenth anniversary from the date of grant and each incentive stock option remains exercisable until the fifth anniversary from the date of grant. If an optionee's employment by the Company terminates for any reason (other than death or total disability), the unvested portion of the option shall expire and become unexercisable as of the employment termination date. If a director's directorship terminates for any reason (other than death or total disability), the unvested portion of the option shall expire and become unexercisable as of the directorship termination date. The vested portion of the option shall expire and become unexercisable within such period of time as the Committee may determine, but no more than three months from the date of the termination of employment or directorship. In the event the optionee's employment or directorship terminates by reason of death or disability, the unexercised vested portion of the option shall expire and become unexercisable as of the earlier of one year from the date of optionee's termination, or the option's termination date. In the event an optionee's employment or directorship terminates "for cause" (as defined in the Option Plans), then all options granted pursuant to the Option Plans, whether vested or unvested, shall expire and become unexercisable as of the date of termination.

         Options granted pursuant to the Option Plans are nontransferable except by will or the laws of descent and distribution. Upon the dissolution or liquidation of the Company, or upon the reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company goes out of existence or becomes a subsidiary of another corporation, or upon the sale of substantially all of the Company's property, the Option Plans shall terminate and any outstanding options shall terminate unless provision is made for the continuance of the Option Plans and for the assumption of the options granted thereunder, and for the substitution of new options covering the securities of a successor employer corporation.

         The Board of Directors may amend or terminate the Option Plans without stockholder approval, but certain types of amendments, which are specified under the Option Plans, must be conditioned on stockholder approval.

1995 INCENTIVE PLAN

         The Board of Directors adopted and the stockholders of the Company approved, the 1995 Incentive Plan (the "Plan") for use in connection with the issuance of stock, options and other stock purchase rights to executive officers and other key employees and consultants who render significant services to the Company and its subsidiaries.

         The adoption of the Incentive Plan was prompted by the desire to provide the Board with sufficient flexibility regarding the forms of incentive compensation which the Company will have at its disposal in rewarding executive officers, key employees and consultants who render significant services to the Company. In adopting the Plan, it was determined that the existing employee stock option plans did not afford sufficient flexibility in fashioning incentive compensation for those individuals to whom the Company would look as contributing to the growth of the Company. The Board of Directors intends to offer key personnel equity ownership in the Company through the grant of stock options and other rights pursuant to the Incentive Plan to enable the Company to attract and retain qualified personnel without unnecessarily depleting the Company's cash reserves. Management believes that, in view of the anticipated expansion of the Company's operations over the next several years, the Company will be faced with an increasing demand for additional qualified personnel. In order to attract and retain such personnel, the Company will require a wide array of compensation alternatives. The Incentive Plan is designed to augment the Company's existing compensation programs and is intended to enable the Company to offer executives, key employees and consultants a personal interest in the Company's growth and success through awards of shares of Common Stock, Stock Appreciation Rights or rights to acquire shares of Common Stock.

         The Incentive Plan is intended to attract and retain key executive management personnel whose performance is expected to have a substantial impact on the Company's long-term profit and growth potential by encouraging and assisting those persons to acquire equity in the Company. It is contemplated that only those executive management employees (generally the Chairman of the Board, Vice-Chairman, Chief Executive Officer, Chief Operating Officer, Chief Financial and Accounting Officer, President and Vice Presidents of the Company and of the Company's subsidiaries, and those persons responsible for senior executive functions and who perform services of special importance to the Company) will be eligible to participate under the Incentive Plan. A total of 450,000 shares of Common Stock will be reserved for issuance under the Incentive Plan. It is anticipated that awards made under the Incentive Plan will be subject to three-year vesting periods, although the vesting periods of individual grants are subject to the discretion of the Administrator. No person may be issued stock or options to purchase stock, in the aggregate exceeding 200,000 shares in any one calendar year (as defined below).

         The Incentive Plan is to be administered by the Board of Directors or a committee of the Board, if one is appointed for this purpose (the Board or such committee, as the case may be, shall be referred to in the following description as the "Administrator"). In the event the Administrator is a committee of the Board of Directors, none of the members of such committee shall be an officer or other full time employee of the Company. It is the intention of the Company that each member of the committee shall be a "disinterested person" as that term is defined and interpreted pursuant to Rule 16b-3(c)(2) or any successor rule thereto promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to the specific provisions of the Incentive Plan, the Administrator will have the discretion to determine the recipients of the awards, the nature of the awards to be granted, the dates such awards will be granted, the terms and conditions of awards and the interpretation of the Incentive Plan. The Incentive Plan generally provides that, unless the Administrator determines otherwise, each option or right granted under the Plan shall become exercisable in full upon certain "change of control" events as described in the Incentive Plan. If any change is made in the stock subject to the Incentive Plan, or subject to any right or option granted under the Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Administrator will make appropriate adjustments to such plans and the classes, number of shares and price per share of stock subject to outstanding rights or options. Generally, the Incentive Plan may be amended by action of the Board of Directors, except that any amendment which would increase the total number of shares subject to such plan, extend the duration of such plan, materially increase the benefits accruing to participants under such plan, or would change the category of persons who can be eligible for awards under such plan, if said amendments affect eligible officers and directors, must be approved by stockholders. The Incentive Plan permits awards to be made thereunder until September 1, 2005.

         Directors who are not otherwise employed by the Company will not be eligible for participation in the Incentive Plan.

         The Incentive Plan provides four types of awards: stock options, incentive stock rights, stock appreciation rights (including limited stock appreciation rights) and restricted stock purchase agreements, as described below.

         Stock Options. Options granted under the Incentive Plan may be either incentive stock options ("ISOs") or options which do not qualify as ISOs ("non-ISOs"). ISOs may be granted at an option price of not less than 100% of the fair market value of the Common Stock on the date of grant, except that an ISO granted to any person who owns capital stock representing more than 10% of the total combined voting power of all classes of Common Stock of the Company ("10% stockholder") must be granted at an exercise price of at least 110% of the fair market value of the Common Stock on the date of the grant. The exercise price of the non-ISOs may not be less than 65% of the fair market value of the Common Stock on the date of grant. Unless the Administrator determines otherwise, no ISO or non-ISO may be exercisable earlier than one year from the date of grant. ISOs may not be granted to persons who are not employees of the Company. ISOs granted to persons other than 10% stockholders may be exercisable for a period of up to ten years from the date of grant; ISOs granted to 10% stockholders may be exercisable for a period of up to five years from the date of grant. No individual may be granted ISOs that become exercisable in any calendar year for Common Stock having a fair market value at the time of grant in excess of $100,000. Non-ISOs may be exercisable for a period of up to 13 years from the date of grant.

         Payment for shares of Common Stock purchased pursuant to exercise of stock options shall be paid in full in cash, by certified check or, at the discretion of the Administrator, (i) by promissory note combined with cash, (ii) by shares of Common Stock having a fair market value equal to the total exercise price or (iii) by a combination of (i) and (ii) above. The provision that permits the delivery of already owned shares of stock as payment for the exercise of an option may permit "pyramiding." In general, pyramiding enables a holder to start with as little as one share of common stock and, by using the shares of common stock acquired in successive, simultaneous exercises of the option, to exercise the entire option, regardless of the number of shares covered thereby, with no additional cash or investment other than the original share of common stock used to exercise the option. In such circumstances, the Company would likely be required to recognize additional compensation expense pursuant to generally accepted accounting principles.

         Upon termination of employment or consulting services, an optionee will be entitled to exercise the vested portion of an option for a period of up to three months after the date of termination, except that if the reason for termination was a discharge for cause, the option shall expire immediately, and if the reason for termination was for death or permanent disability of the optionee, the vested portion of the option shall remain exercisable for a period of twelve months thereafter.

         Incentive Stock Rights. Incentive stock rights consist of incentive stock units equivalent to one share of Common Stock in consideration for services performed for the Company. If the employment or consulting services of the holder with the Company terminate prior to the end of the incentive period relating to the units awarded, the rights shall thereupon be null and void, except that if termination is caused by death or permanent disability, the holder or his/her heirs, as the case may be, shall be entitled to receive a pro rata portion of the shares represented by the units, based upon that portion of the incentive period which shall have elapsed prior to the death or disability.

         Stock Appreciation Rights. SARs may be granted to recipients of options under the Incentive Plan. SARs may be granted simultaneously with, or subsequent to, the grant of a related option and may be exercised to the extent that the related option is exercisable, except that no general SAR (as hereinafter defined) may be exercised within a period of six months of the date of grant of such SAR and no SAR granted with respect to an ISO may be exercised unless the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the ISO. A holder may be granted general SARs ("general SARs") or limited SARs ("limited SARs"), or both. General SARs permit the holder thereof to receive an amount (in cash, shares of Common Stock or a combination of both) equal to the number of SARs exercised multiplied by the excess of the fair market value of the Common Stock on the exercise date over the exercise price of the related option. Limited SARs are similar to general SARs, except that, unless the Administrator determines otherwise, they may be exercised only during a prescribed period following the occurrence of one or more of the following "Change of Control" transactions: (i) the approval of the Board of Directors of a consolidation or merger in which the Company is not the surviving corporation, the sale of all or substantially all the assets of the Company, or the liquidation or dissolution of the Company; (ii) the commencement of a tender or exchange offer for the Company's Common Stock (or securities convertible into Common Stock) without the prior consent of the Board; (iii) the acquisition of beneficial ownership by any person or other entity (other than the Company or any employee benefit plan sponsored by the Company) of securities of the Company representing 25% or more of the voting power of the Company's outstanding securities; or (iv) if during any period of two years or less, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless the election, or the nomination for election, of each new director is approved by at least a majority of the directors then still in office or such approved directors.

         The exercise of any portion of either the related option or the tandem SARs will cause a corresponding reduction in the number of shares remaining subject to the option or the tandem SARs, thus maintaining a balance between outstanding options and tandem SARs.

         Restricted Stock Purchase Agreements. Restricted stock purchase agreements provide for the sale by the Company of shares of Common Stock at prices to be determined by the Board, which shares shall be subject to restrictions on disposition for a stated period during which the purchaser must continue employment with the Company in order to retain the shares. Payment can be made in cash, a promissory note or a combination of both. If termination of employment occurs for any reason within six months after the date of purchase, or for any reason other than death or by retirement with the consent of the Company after the six-month period but prior to the time that the restrictions on disposition lapse, the Company shall have the option to reacquire the shares at the original purchase price.

         Restricted shares awarded under the Incentive Plan will be subject to a period of time designated by the Administrator (the "restricted period") during which the recipient must continue to render services to the Company before the restricted shares will become vested. The Administrator may also impose other restrictions, terms and conditions that must be fulfilled before the restricted shares may vest.

         Upon the grant of restricted shares, stock certificates registered in the name of the recipient will be issued and such shares will constitute issued and outstanding shares of Common Stock for all corporate purposes. The holder will have the right to vote the restricted shares and to receive all regular cash dividends (and such other distributions as the Administrator may designate), if any, which are paid or distributed on the restricted shares, and generally to exercise all other rights as a holder of Common Stock, except that, until the end of the restricted period: (i) the holder will not be entitled to take possession of the stock certificates representing the restricted shares and (ii) the holder will not be entitled to sell, transfer or otherwise dispose of the restricted shares. A breach of any restrictions, terms or conditions established by the Administrator with respect to any restricted shares will cause a forfeiture of such restricted shares.

         Upon expiration of the applicable restricted period and the satisfaction of any other applicable conditions, all or part of the restricted shares and any dividends or other distributions not distributed to the holder (the "retained distributions") thereon will become vested. Any restricted shares and any retained distributions thereon which do not so vest will be forfeited to the Company. If prior to the expiration of the restricted period a holder is terminated without cause or because of a total disability (in each case as defined in the Incentive Plan), or dies, then, unless otherwise determined by the Administrator at the time of the grant, the restricted period will thereupon be deemed to have expired as to each award of restricted shares. Unless the Administrator determines otherwise, if a holder's employment terminates prior to the expiration of the applicable restricted period for any reason other than as set forth above, all restricted shares and any retained distributions thereon will be forfeited.

         In September 1995, and subject to the adoption of the Incentive Plan, the Board of Directors granted and issued to its President, Mr. Chriss W. Street, 100,000 restricted shares of its Common Stock, $.01 par value (the "Restricted Shares"). The Restricted Shares are subject to vesting at the rate of 5,000 shares per year (the "Annual Vested Shares") over a 20-year period commencing December 31, 1995 and continuing at the rate of 5,000 Annual Vested Shares per year on December 31 of each successive year for 19 years thereafter. The vesting of the Restricted Shares is subject to acceleration upon the occurrence of certain events of acceleration as described below. With respect to all Restricted Shares which may become vested, the Company is to pay to Mr. Street, a bonus equivalent to the amount of the combined federal and applicable state and city income taxes associated with the Restricted Shares that have become vested. The grant of the Restricted Shares to Mr. Street was in furtherance of the desire of the Company to provide an incentive to Mr. Street to maximize the business of the Company, and maximize the value of the Company for all of its stockholders.

         While the Restricted Shares have been issued and Mr. Street is entitled to vote said shares, all Restricted Shares are held in escrow until their vesting and said shares may not be sold, assigned, transferred or hypothecated until the time they have become vested.

         In addition to the vesting of the Annual Vested Shares, an additional number of Restricted Shares shall vest as follows: (i) for each fiscal year of the Company, 1,000 additional Restricted Shares shall vest for each $1,000,000 of net pre-tax profit of the Company as reported for that year; (ii) in the event the Company effects a merger, acquisition, corporate combination or purchase of assets (an "Acquisition Event") 1,000 additional Restricted Shares shall vest for each $1,000,000 of Acquisition Event value paid for the Company; and (iii) as of December 31st of each year, for each 1% of increase of market value of the Company's voting securities above 110% of the market value as of December 31st of the preceding year, 1,000 additional Restricted Shares shall vest.

         Provision is made for the acceleration of the vesting of the Restricted Shares upon the occurrence of (a) the approval by the stockholders of the Company of an Approved Transaction, as defined; (b) a Control Purchase, as defined; (c) a Board change; or (d) the failure by the Company to renew Mr. Street's employment agreement on the conclusion of its term on December 31, 1998 or any subsequent or renewed term, on terms identical to those in the employment agreement then prevailing. Upon the death or total disability of Mr. Street prior to the complete vesting of the Restricted Shares, all Restricted Shares not theretofore vested shall become vested.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

         At the November 14, 1994 Annual Meeting of Stockholders, the Directors' Stock Option Plan was amended and restated. The Plan, as amended, increases the number of shares of Common Stock under the Plan from 200,000 to 250,000 shares, increase the number of options to be awarded annually to all non-employee directors from 2,500 shares to 5,000 shares; and provide for an annual grant of Special Service Options to the Vice Chairman of the board

(3,333) and to each committee chairman (8,333) and committee member (2,500). It was believed that consistent with the underlying purpose of the Plan that the increase in the number of Annual Grant Options would provide an adequate and fair means for compensating non-employee directors. In addition, provision for Special Service Options would take into account the additional time that a non-employee director would devote in serving as a Vice Chairman, committee chairman or committee member. The amended and restated Plan would continue to provide that each non-employee director will automatically be granted an option to purchase 10,000 shares upon joining the Board of Directors (the "Initial Grant" and options to purchase 5,000 shares on each anniversary of the initial date of service or date of approval, as the case may be (the "Annual Grant"). In addition to the Initial Grant and the Annual Grant, the Plan provides that there shall be granted and awarded one or more options (the "Special Service Option") contemporaneous with each Annual Grant, as follows: (i) options to purchase 3,333 shares of Common Stock to the individual occupying the position of Vice Chairman of the Board of Directors, (ii) options to purchase 8,333 shares of Common Stock to each chairman of each committee of the Board of Directors, and
(iii) options to purchase 2,500 shares of Common Stock to each non-employee director who serves on a committee of the Board of Directors (other than the chairman of the committee).

         As provided under the original Directors' Plan, the exercise price for options granted under the Plan continues to be 100% of the fair market value of the Common Stock on the date of grant. Until otherwise provided in the Plan, the exercise price of options granted under the Plan must be paid at the time of exercise, either in cash, by delivery of shares of Common Stock of the Company or by a combination of each. The term of each option is ten years from the date of grant, unless terminated sooner as provided in the Plan. The Plan is administered by a committee of the Board of Directors composed of not fewer than one but not more than three directors who are not entitled to participate in the Plan (the "Committee"). The Committee has no discretion to determine which non-employee director will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the Committee will make all administrative determinations and interpretations of the Plan. Options granted under the Plan do not qualify for incentive stock option treatment.

         EXECUTIVE COMPENSATION

         This section discloses the compensation earned by the Company's Chief Executive Officer and its other executive officers whose total salary and bonus for fiscal 1996 exceeded $100,000 (together, these persons are sometimes referred to as the "named executives").

                      TABLE I - SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
                                                                                              SECURITIES
                                                                    OTHER         RESTRICTED  UNDERLYING  LONG-TERM       ALL
                                                                    ANNUAL          STOCK      OPTIONS    INCENTIVE      OTHER
                              FISCAL    SALARY           BONUS   COMPENSATION       AWARDS       SARS       PAYOUTS   COMPENSATION
NAME AND POSITION              YEAR       ($)             ($)         ($)            ($)         (#)          ($)         ($)
-----------------              ----       ---             ---         ---            ---         ---          ---         ---
Chriss W. Street (1)           1996     207,324(2)         0        9,225         47,438      100,000          0        1,495(7)
  Chairman and Chief           1995     153,711            0            0              0      150,000          0            0
  Executive Officer            1994      10,424            0            0
Ronald G. Hersch (3)           1996     141,000            0       30,639(4)      46,750       20,000          0          928(7)
  Vice President-Strategic     1995     102,635            0            0              0       21,500          0            0
  Planning/Development
Drew Q. Miller (5)             1996     141,491        7,946            0              0       20,000          0        1,003(7)
  Senior Vice President,       1995      68,999(6)         0            0              0       20,000          0            0
 Chief Operating Officer
Kerri Ruppert                  1996     116,554       26,453            0              0       17,500          0          837(7)
  Senior Vice President,       1995     122,493            0            0              0       19,000          0          970(7)
  Chief Financial Officer      1994     116,273            0            0              0            0          0          549(7)
  and Secretary/Treasurer

---------------------------------
(1) Mr. Street was named Interim Chief Executive Officer of the Company effective May 10, 1994 following the resignation of his predecessor, and was appointed Chief Executive Officer of the Company on June 21, 1994. Accordingly, amounts shown for fiscal 1994 for Mr. Street only reflect compensation that he earned from May 6, 1994 through the end of fiscal 1994.
(2) Does not include car allowances of $5,500 paid by the Company and in accordance with Mr. Street's employment agreement.

(3) Dr. Hersch was employed by the Company on August 17, 1995. Accordingly, amounts shown for Dr. Hersch only reflect compensation that he earned from his date of hire through the end of fiscal 1995.
(4) Represents amounts paid by the Company to Dr. Hersch pertaining to his relocation to Tampa, Florida.
(5) Mr. Miller was employed on November 1, 1994 as Chief Financial Officer following the resignation of his predecessor. Accordingly, amounts shown for fiscal 1995 for Mr. Miller only reflect compensation that he earned from November 1, 1994 to the end of fiscal 1995.
(6) Does not include amounts paid by the Company for the purchase of certain assets of Alternative Psychiatric Centers, Inc. ("APC") from Mr. Miller, President and sole shareholder of APC. Such purchase price was $50,000 and included the assumption by the Company of certain operating leases.
(7) Represents amounts contributed by the Company to the indicated person's 401(k) Plan account.

EMPLOYMENT AGREEMENTS

         The Company is party to an amended and restated employment agreement with Mr. Street that has an initial term through December 31, 1998. Mr. Street's employment agreement provides for a salary at the rate of $150,000 per annum. In addition, Mr. Street is provided with health insurance and other benefits and a policy of life insurance. He also receives an auto allowance of $500 per month and reimbursement for expenses incurred on behalf of the Company and in connection with the performance of his duties. The agreement obligates the Company to use its best efforts to cause Mr. Street to continue to be elected as a Class II director, and as Chairman of its Board of Directors. The agreement provides that the Company procure Directors and Officers Liability Insurance in an amount not less than $1.0 million. Mr. Street's employment agreement provides that in the event of a change of control of the Company as defined, Mr. Street will be paid for the remainder of the unexpired term of his agreement plus two times the sum of Mr. Street's then prevailing base salary.

         In September 1995, the Board of Directors granted and issued to its President, Mr. Chriss W. Street, 100,000 restricted shares of its Common Stock, $.01 par value (the "Restricted Shares"). Such grant of Restricted Shares was ratified by the stockholders at the 1995 Annual Meeting. The Restricted Shares are subject to vesting at the rate of 5,000 shares per year (the "Annual Vested Shares") over a 20-year period commencing December 31, 1995 and continuing at the rate of 5,000 Annual Vested Shares per year on December 31 of each successive year for 19 years thereafter. The vesting of the Restricted Shares is subject to acceleration upon the occurrence of certain events of acceleration as described below. With respect to all Restricted Shares which may become vested, the Company is to pay to Mr. Street, a bonus equivalent to the amount of the combined federal and applicable state and city income taxes associated with the Restricted Shares that have become vested.

         While the Restricted Shares have been issued and Mr. Street is entitled to vote said shares, all Restricted Shares are held in escrow until their vesting and said shares may not be sold, assigned, transferred or hypothecated until the time they have become vested.

         In addition to the vesting of the Annual Vested Shares, an additional number of Restricted Shares vest as follows: (i) for each fiscal year of the Company, 1,000 additional Restricted Shares vest for each $1,000,000 of net pre-tax profit of the Company as reported for that year; (ii) in the event the Company effects a merger, acquisition, corporate combination or purchase of assets (an "Acquisition Event") 1,000 additional Restricted Shares vest for each $1,000,000 of Acquisition Event value paid for the Company; and (iii) as of December 31st of each year, for each 1% of increase of market value of the Company's voting securities above 110% of the market value as of December 31st of the preceding year, 1,000 additional Restricted Shares vest.

         Provision is made for the acceleration of the vesting of the Restricted Shares upon the occurrence of (a) the approval by the stockholders of the Company of an Approved Transaction, as defined; (b) a Control Purchase, as defined; (c) a Board change; or (d) the failure by the Company to renew Mr. Street's employment agreement on the conclusion of its term on December 31, 1996 or any subsequent or renewed term, on terms identical to those in the employment agreement then prevailing. Upon the death or total disability of Mr. Street prior to the complete vesting of the Restricted Shares, all Restricted Shares not theretofore vested shall become vested.

EXECUTIVE TERMINATION AGREEMENTS

         For information related to the termination benefits for Mr. Street, see the description of the amended and restated employment agreement and Restricted Shares with Mr. Street under "Employment Agreements".

                                  STOCK OPTIONS

         The tables below present information regarding the number of unexercised options held by the Company's named executives at May 31, 1996. None of the Company's named executives exercised options for any shares of the Company's Common Stock in fiscal 1996, nor were any stock appreciation rights granted or held by such persons during fiscal 1996.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

                                                  % OF TOTAL
                                                    OPTIONS
                                                  GRANTED TO       EXERCISE                          GRANT DATE
                                 OPTIONS         EMPLOYEES IN      PRICE PER       EXPIRATION          PRESENT
NAME                             GRANTED          FISCAL YEAR        SHARE            DATE            VALUE(1)
----                             -------          -----------        -----            ----            --------
Chriss W. Street(2)              100,000              44%           $ 8.50             1/1/15          $ 4.775
Ronald G. Hersch(3)                5,500               2              8.50           11/14/05            5.183
                                  20,000               9             7.875            7/17/05            5.248
Drew Q. Miller(4)                 20,000               9             7.875            7/17/05            5.248
Kerri Ruppert(5)                  12,500               5             7.875            7/17/05            5.248
                                   5,000               2             7.875            5/01/06            5.248
                                 -------
                                 163,000

-----------------------------
(1) Black-Scholes option pricing method has been used to calculate present value as of date of grant. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, stock price volatility and dividend yield. There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that may be realized by each individual will depend upon the market price of the common stock on the date of exercise.
(2) Includes 100,000 options under a restricted stock grant under the 1995 Incentive Plan (the "1995 Plan").
(3) Includes 5,500 options granted under a restricted stock grant in the 1995 Plan and 20,000 options granted under the 1988 Incentive Stock Option Plan ("ISO Plan") and Non-statutory Plan ("NSO Plan").
(4)      Includes 20,000 options granted under the ISO/NSO Plan.
(5)      Includes 17,500 options granted under the ISO/NSO Plan.



                     AGGREGATED FISCAL YEAR-END OPTION VALUE

                                                                  VALUE OF
                                        NUMBER OF                UNEXERCISED
                                       UNEXERCISED              IN-THE-MONEY
                                       OPTIONS AT                OPTIONS AT
                                   FISCAL YEAR-END(1)        FISCAL YEAR-END(2)
                                      EXERCISABLE/              EXERCISABLE/
NAME                                  UNEXERCISABLE             UNEXERCISABLE
----                                  -------------             -------------
Chriss W. Street(3)                  65,000/135,000            $148,750/71,250
Ronald G. Hersch                      33,667/13,333               48,001/9,996
Drew Q. Miller                             40,000/0                   80,000/0
Kerri Ruppert                         28,000/10,000              45,628/30,000


-----------------------------
(1) The numbers of options granted prior to October 21, 1994 have been adjusted for the ten-for-one reverse stock split which was effective October 21, 1994.
(2) Calculated on the basis of the closing sale price per share for the Company's Common Stock on the New York Stock Exchange of $9.25 on May 31, 1996. Value was calculated on the basis of the difference between the option exercise price and $9.25 multiplied by the number of shares of common stock underlying the respective options.

(3) Exercisable options includes options for 40,000 and 20,000 shares granted in the Company's 1988 Incentive Stock Option and Non-statutory Plan at $6.25 and $8.00 per share, respectively. Such options vest on March 7, 1995 and 1996, respectively. Exercisable options also includes 5,000 shares issued under a restricted stock grant in the 1995 Incentive Plan at $8.50 per share. Unexercisable options includes options for 20,000 shares in the Company's 1988 Incentive Stock Option Plan at $10.00 per share and vesting on March 7, 1997. Unexercisable options also includes 95,000 shares issued under a restricted stock grant in the 1995 Incentive Plan at $8.50 per share and vesting over the next nineteen years.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of Common Stock by the directors of the Company, the executive officers named in the Summary Compensation Table included elsewhere herein and all directors and executive officers as a group. Such information is given as of January 27, 1997. A total of 3,262,904 shares of Common Stock were outstanding. According to rules adopted by the Securities and Exchange Commission, a person is the "beneficial owner" of securities if he or she has, or shares, the power to vote them or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

NAME OF                             AMOUNT AND NATURE OF          PERCENT
BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP          OF CLASS
----------------                    --------------------          --------
William H. Boucher                  17,500(1)                        *
J. Marvin Feigenbaum                24,166(2)                        *
Stuart J. Ghertner, Ph.D.           5,000(3)                         *
Lindner Funds (4)                   593,820                        15.4%
Ronald G. Hersch, Ph.D.             33,166(5)                       1.0
Drew Q. Miller                      0(6)                             *
W. James Nicol                      17,556(7)                        *
Richard L. Powers                   43,125(8)                       1.3
Kerri Ruppert                       42,250(9)                       1.3
Chriss W. Street                    187,560(10)                     5.6
All executive officers and
  directors as a group (9 persons)  375,823(11)                    10.2%


-----------------------------
(1) Includes 17,500 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this filing.
(2) Includes 24,166 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this filing.
(3) Includes 5,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this filing. Dr. Ghertner was appointed Interim Chief Operating Officer of the Company on August 15, 1996; and on September 3, 1996, was named Interim President of the Company's majority owned subsidiary, Comprehensive Behavioral Care, Inc.
(4) The mailing address of Lindner Funds is c/o Ryback Management Corporation, 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105. Includes approximately 343,820 shares currently reserved for issuance upon conversion of a Preferred Stock Exchange Agreement dated January 17, 1997 and 250,000 shares sold under an Amended Common Stock Purchase Agreement dated June 29, 1995. Lindner Funds, as described in its Schedule 13G, holds the shares and convertible debt in more than one fund.
(5) Includes 8,334 shares held directly and 24,832 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this filing. Dr. Hersch served as the President of Comprehensive Behavioral Care as of the end of the 1996 fiscal year and until September 3, 1996. On September 3, 1996, Dr. Hersch was named Vice President - Strategic Planning and Development for the Company. On October 15, 1996; resigned from this position effective January 15, 1997. Inclusion of Dr. Hersch on this table is only by reason of inclusion on the summary compensation table. Dr. Hersch's mailing address is 115 Fifth Avenue, New York, New York 10003. In connection with Dr. Hersch's severance agreement, the Company agreed to permit the acceleration of all previous unvested options subject to Dr. Hersch's complying with the terms of such severance agreement.
(6) Mr. Drew Miller was an executive officer of the Company until August 14, 1996; at which time he resigned as Senior Vice President and Chief Operating Officer. Inclusion of Mr. Miller on this table is only by reason of inclusion in the summary compensation table. Mr. Miller's mailing address is 775 Oakwood Street, Orange, California 92669.
(7) Includes 56 shares held by Mr. Nicol's spouse as custodian for his three children, and 17,500 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this filing.
(8) Includes 28,125 shares owned directly and 15,000 shares subject to options that are presently exercisble or exercisable within 60 days of this filing.

(9) Consists of 42,250 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this filing.
(10) Includes 16,560 shares held directly and 81,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this filing. Also includes 90,000 restricted shares under a restricted stock agreement over which the holder has the sole voting power.
(11) Includes a total of 240,373 shares subject to outstanding options that are presently exercisable or exercisable within 60 days of the date of this filing, and 90,000 restricted stock shares over which the holder has sole voting power.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1996, recommendations and administrative decisions regarding the compensation of the Company's executives were made by the Compensation Committee of the Board of Directors, which is currently comprised entirely of persons who are not officers or employees of the Company. Mr. Nicol, who served as a director of the Company and a member of the Compensation Committee during fiscal 1996, served as President of the Company from October 1989 until August 1990 and as an Executive Vice President of the Company and in other positions from 1973 through June 1989.

         Mr. Street is a director of the Company and serves on the stock option committee of the board of directors of Nu-Tech Bio-Med, Inc. Mr. Feigenbaum, the Company's Vice-Chairman and also the Chairman of the Compensation Committee, is also the chairman of Nu-Tech Bio-Med, Inc.

CERTAIN TRANSACTIONS

         Mr. Rudy R. Miller served as a director of the Company and Chairman of the Audit Committee for five and one-half months of fiscal 1996 until his resignation on November 15, 1995. During such time and through December 31, 1995, the Company had engaged The Miller Group, of which Mr. Rudy Miller was a principal, to provide investor-relations services at a monthly rate of $5,500 (exclusive of out-of-pocket expenses).

         The Company has from time to time engaged and compensated firms for the purpose of advising, structuring and negotiating the private placement of securities. During fiscal 1995, the Company's Board of Directors approved the payment to Chriss Street & Co., an investment banking firm affiliated and controlled by Chriss W. Street, the Company's Chairman and Chief Executive Officer, of fees aggregating $100,000 based upon its determination that the amount of the investment banking fees charged were reasonable and on terms at least as favorable as the terms available from other professionals rendering such services. The Audit Committee reviewed the fees submitted by Chriss Street & Company and the Chairman recommended approval of the fees based upon an independent investment banking firm's opinion that the fees were standard market rate for the transaction.

         On February 1, 1995, the Company purchased certain assets of Alternative Psychiatric Centers, Inc. ("APC"), a behavioral medicine contract management company based in Southern California from Drew O. Miller. Such purchase price was $50,000 and included the assumption by the Company of certain operating leases. APC had two operating locations with three contract units offering inpatient and partial hospitalization services. The addition of these APC contracts contributed 11% of CareUnit's total operating revenues during fiscal 1995, although these contracts were owned by the Company for only four months during fiscal 1995.

         For information relating to the terms of the Employment Agreement with the Company's Chairman and President, Chriss W. Street, and for information relating to restricted shares granted to Mr. Street, see "Employment Agreements."

         Chriss Street & Company, an investment banking firm of which Mr. Street is a principal, occupies approximately 585 square feet of office space at the Company's offices pursuant to a sublease providing for a rental of $1,169 per month. The amount of rental paid by Mr. Street's company is a dollar for dollar direct pass-through of the rental amount which the Company is obligated for under its lease.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Selling Stockholders as of January 27, 1997, and as adjusted to reflect the sale of the Shares offered hereby. Except as noted, all persons listed below have sole vesting and investment power with respect to their shares of Common Stock, subject to community property where applicable.

                                          Beneficial Ownership                         Beneficial Ownership
                                            Prior to Offering                             After Offering
                                                                            Number of
                                        Number of                         Shares Being       Number of
            Name                         Shares            Percent           Offered          Shares
            ----                         ------            -------           -------          ------
B.L.C. Investments                         5,000              *               5,000              0
Lindner Growth Fund (1)                  250,000            7.7%            250,000              0
The Quinn Family Trust                    10,833              *              10,833              0
W.V.C. Limited                             4,100              *               4,100              0
Dreyfus Strategic Growth, L.P.(2)        132,560            4.1%            132,560              0
American Mental Health                    44,054            1.4%             44,054              0
Walter E. Afield, M.D.                    21,160              *              21,160              0
Ronald G. Hersch, Ph.D.                  33,166(3)          1.2%              8,334         24,382
Samuel Jesselson 3/12/84 Trust            10,000              *              10,000              0
Roni Jesselson 6/3/86 Trust               10,000              *              10,000              0
Jonathan Jesselson 6/1/87 Trust           10,000              *              10,000              0
Maya Jesselson 6/30/93 Trust              10,000              *              10,000              0
Michael G. Jesselson 12/18/80 Trust       83,125            2.5%             83,125              0
Jennifer Fagenson                          5,000              *               5,000              0
Diane Gross                                5,000              *               5,000              0
Transtech GBM, Inc.                       10,958              *              10,958              0
Lawrence Zalk                              4,583              *               4,583              0
Michael Bauer                              9,000              *               9,000              0
Gerald Dulski                              3,000              *               3,000              0
Whalen/Welsh Ltd. Profit Sharing Plan      3,500              *               3,500              0

-------------------------

(1) Does not include up to 343,820 shares which may be acquired by Lindner Bulwark Fund, a separate fund, upon conversion of 41,260 shares of Series A Non-Voting 4% Cumulative Convertible Preferred Stock.
(2) Does not include common stock owned by Premier Aggressive Growth Fund, a separate fund.
(3) Includes 8,334 shares being registered pursuant to this Registration Statement.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Stockholders, or by their transferees. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place on the New York Stock Exchange, including ordinary brokers transactions, in the over-the-counter market through broker-dealers, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders and intermediaries through whom such Shares are sold may be deemed "underwriters" within the meaning of the Act, with respect to the Shares offered.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 12,500,000 shares of Common Stock, $.01 par value, and 60,000 shares of Preferred Stock, $.01 par value. As of the date hereof, the Company has 3,262,904 issued and outstanding shares of Common Stock and 41,260 shares of Preferred Stock have been designated as Series A Non-Voting 4% Cumulative Convertible Preferred Stock and are issued and outstanding.

COMMON STOCK

         The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor, and, upon liquidation are entitled to share pro rata in any distribution to shareholders. Such shareholders have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

         In voting for the election of directors, stockholders are entitled to vote cumulatively. Each stockholder is entitled to cast in each election the number of votes equal to (i) the number of shares held of record by such person, multiplied by (ii) the number of directors to be elected in such election.

PREFERRED STOCK

         The Board of Directors has authority to issue the authorized Preferred Stock in one or more series, each series to have such designation and number of shares as the Board of Directors may fix prior to the issuance of any shares of such series. Each series may have such preferences and relative participating, optional or special rights with such qualifications, limitations or restrictions as stated in the resolution or resolutions providing for the issuance of such series as may be adopted from time to time by the Board of Directors prior to the issuance of any such series. The Board of Directors has designated 41,260 shares of Preferred Stock as Series A Non-Voting 4% Cumulative Convertible Preferred Stock, $50 par value (the "Preferred Stock"). The Preferred Stock was issued by the Company in exchange for a note of the Company due January 9, 1997 in the principal amount of $2.0 million and bearing interest at the rate of 12% per annum and $63,000 of interest accrued thereon. The Preferred Stock pays a cumulative semi-annual dividend of 4%; is preferred to the extent of $50 per share plus accrued dividends; is convertible into shares of Common Stock of the Company at $6 per share, which was the same price at which the principal of the note was exchangeable; and is not entitled to vote.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company has issued or committed approximately 250,000 shares for future issuances related to business transactions, debt convertible or exchangeable into approximately 746,000 shares, and options or other rights to purchase approximately 1,175,000 shares and contemplates issuing additional amounts of equity in private transactions. Issuance of additional equity, and such shares becoming free of restrictions on resale pursuant to Rule 144 or upon registration thereof pursuant to registration rights granted on almost all of these shares, and additional sales of equity, could adversely affect the trading prices of the Common Stock. In addition to the 640,207 shares of its Common Stock of the Selling Shareholders to which this Prospectus relates, the Company has issued an aggregate of 164,304 shares of its Common Stock to tendering Debentureholders as of December 30, 1996. Such shares will be able to be immediately resold by tendering Debentureholders. The Company has also registered 1,175,000 shares of its Common Stock issuable upon various stock option and miscellaneous stock grants. No assurance may be given that the shares subject to future sale will not have a depressive effect on the market for the Company's shares or that the market for the Company's shares will have the depth or breadth to absorb such shares without adverse effect upon the prices that may be obtained. Such circumstances may have the additional consequence of adversely effecting the ability of the Company to successfully raise additional debt or equity financing from public or private sources.

                                  LEGAL MATTERS

         The legality of the Shares offered hereunder has been passed upon by Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019-4315.

                                     EXPERTS

         The consolidated financial statements of Comprehensive Care Corporation at May 31, 1996 and 1995, and for each of the two years ended May 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an uncertainty paragraph with respect to the Company's ability to continue as a going concern mentioned in Note 2 to the Consolidated Financial Statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated statements of operations, shareholders' equity and cash flows of Comprehensive Care Corporation and Subsidiaries, for the year ended May 31, 1994, included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report (which contains an uncertainty paragraph with respect to the Company's ability to continue as a going concern) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement, of which the Prospectus constitutes a part, on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit.

                 COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

                                    INDEX TO

                        CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED MAY 31, 1996, 1995 AND 1994

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   SIX MONTHS ENDED NOVEMBER 30, 1996 AND 1995

                                                                                                   PAGE
                                                                                                  NUMBER
                                                                                                  ------

Report of Independent Auditors ................................................................    F-2
Report of Independent Public Accountants ......................................................    F-3
Consolidated Balance Sheets, May 31, 1996 and 1995 ............................................    F-4
Consolidated Statements of Operations, Years Ended May 31, 1996, 1995, and 1994 ...............    F-5
Consolidated Statements of Stockholders' Equity, Years Ended May 31, 1996, 1995 and 1994 ......    F-6
Consolidated Statements of Cash Flows, Years Ended May 31, 1996, 1995 and 1994 ................    F-7
Notes to Consolidated Financial Statements ....................................................    F-8
Condensed Consolidated Balance Sheets, May 31, 1996, November 30, 1996 ........................    F-34
Condensed Consolidated Statements of Operations, Six Months Ended November 30, 1996 and 1995...    F-35
Condensed Consolidated Statements of Cash Flows, Six Months Ended November 30, 1996 and 1995...    F-36
Notes to the Condensed Consolidated Financial Statements ......................................    F-37

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders of
Comprehensive Care Corporation

            We have audited the accompanying consolidated balance sheets of Comprehensive Care Corporation and subsidiaries as of May 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comprehensive Care Corporation and subsidiaries as of May 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

            The accompanying consolidated financial statements for the years ended May 31, 1996 and 1995 have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, the Company has reported annual net losses for each of the last five fiscal years and has working capital deficiencies of $20.2 million and $15.3 million and deficits in total stockholders' equity of $6.8 million and $4.9 million as of May 31, 1996 and May 31, 1995, respectively. Approximately $9.5 million of the working capital deficiency at May 31, 1996, arises from presentation of the Company's convertible subordinated debentures as currently payable due to default in the payment of interest on this obligation commencing October 1994, and an additional $1.6 million of the working capital deficiency results from accrued unpaid interest on this obligation. The Company is seeking to remedy this default through the debenture exchange offer described in Note 10. Among other terms this proposed transaction requires the holders of a majority of the debentures to give their approval to rescind the debt acceleration, and the Company to obtain and expend up to $5.5 million in cash during fiscal 1997 over and above cash required to fund other financing, operating and investing needs. No assurance can be given that the debenture exchange will be successfully accomplished, and the failure to reach a settlement with the holders of the Company's debentures through the debenture exchange or otherwise may cause the debentureholders to pursue the involuntary bankruptcy of the Company and/or the Company to take alternative actions including filing for voluntary protection from creditors. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The 1996 and 1995 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.






/s/ Ernst & Young LLP

Orange County, California
August 27, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To Comprehensive Care Corporation:


            We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Comprehensive Care Corporation (a Delaware corporation) and subsidiaries for the year ended May 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

            We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Comprehensive Care Corporation and subsidiaries' operations and their cash flows for the year ended May 31, 1994, in conformity with generally accepted accounting principles.

            The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant recurring losses and negative cash flows from operations which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.







/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

St. Louis, Missouri
   August 22, 1994 (except with respect to the matter discussed in (c) of Note 10, as to which the date is December 5, 1994).

                 COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                                MAY 31,
                                                                                      ---------------------------
                                                                                        1996               1995
                                                                                      --------           --------
                               A S S E T S                                               (DOLLARS IN THOUSANDS)
Current assets:
      Cash and cash equivalents ............................................          $  4,433           $  1,542
      Accounts receivable, less allowance for
         doubtful accounts of $877 and $1,096 ..............................             2,476              3,304
      Other receivables ....................................................             1,478              2,775
      Property and equipment held for sale .................................             1,233                 --
      Other current assets .................................................               352                391
                                                                                      --------           --------
Total current assets .......................................................             9,972              8,012
                                                                                      --------           --------

Property and equipment .....................................................             9,863             25,181
Less accumulated depreciation and amortization .............................            (3,590)           (13,074)
                                                                                      --------           --------
Net property and equipment .................................................             6,273             12,107
                                                                                      --------           --------
Property and equipment held for sale .......................................             6,915              3,746
Other assets ...............................................................             1,958              2,136
                                                                                      --------           --------
Total assets ...............................................................          $ 25,118           $ 26,001
                                                                                      ========           ========


                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable and accrued liabilities .............................          $ 10,714           $ 10,235
      Long-term debt in default (see Note 10) ..............................             9,538              9,538
      Current maturities of long-term debt .................................             2,464              3,285
      Unbenefitted tax refunds received ....................................             7,018                 --
      Income taxes payable .................................................               410                296
                                                                                      --------           --------
Total current liabilities ..................................................            30,144             23,354
                                                                                      --------           --------

Long-term debt, excluding current maturities ...............................                24              5,077
Other liabilities ..........................................................               749              1,503
Minority interests .........................................................             1,000              1,000
Commitments and contingencies (see Notes 2, 10 and 15) Stockholders' equity:
      Preferred stock, $50.00 par value; authorized 60,000 shares ..........                --                 --
      Common stock, $.01 par value; authorized 12,500,000 shares;
         issued and outstanding 2,848,685 and 2,464,516 shares .............                28                 25
      Additional paid-in capital ...........................................            43,931             41,558
      Accumulated deficit ..................................................           (50,758)           (46,516)
                                                                                      --------           --------
Total stockholders' equity (deficit) .......................................            (6,799)            (4,933)
                                                                                      --------           --------
Total liabilities and stockholders' equity .................................          $ 25,118           $ 26,001
                                                                                      ========           ========


                             See accompanying notes.

                 COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                          YEAR ENDED MAY 31,
                                                           ----------------------------------------------
                                                             1996               1995               1994
                                                           --------           --------           --------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues:
      Operating revenues .............................     $ 32,488           $ 29,282           $ 34,277

Costs and expenses:
      Direct healthcare expenses .....................       29,208             31,497             31,875
      General and administrative expenses ............        7,632              4,331              5,455
      Provision for doubtful accounts ................          934              1,423              1,558
      Depreciation and amortization ..................        2,099              1,797              1,762
      Write-down of assets ...........................           --                741              1,825
      Restructuring expenses .........................           94                 --                 --
      Equity in loss of unconsolidated affiliates ....          191                 --                 --
                                                           --------           --------           --------
                                                             40,158             39,789             42,475
                                                           --------           --------           --------

      Loss from operations ...........................       (7,670)           (10,507)            (8,198)

Other income/(expenses):
      Gain on sale of assets .........................        1,336                836              1,825
      Loss on sale of assets .........................          (82)              (354)                --
      Interest income ................................          210                 38                 50
      Interest expense ...............................       (1,374)            (1,366)            (1,228)
      Non-operating gain .............................          860                 --                 --
                                                           --------           --------           --------

Loss before income taxes .............................       (6,720)           (11,353)            (7,551)

Provision (benefit) for income taxes .................       (2,478)               180                301
                                                           --------           --------           --------

Net loss .............................................     $ (4,242)          $(11,533)          $ (7,852)
                                                           ========           ========           ========

Net loss per share ...................................     $  (1.60)          $  (5.11)          $  (3.57)
                                                           ========           ========           ========



                             See accompanying notes.

                 COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                               ADDITIONAL                          TOTAL
                                           COMMON STOCK         PAID-IN        ACCUMULATED      STOCKHOLDERS'
                                        SHARES       AMOUNT     CAPITAL          DEFICIT           EQUITY
                                        -----        ------     --------         --------         --------
                                                             (AMOUNTS IN THOUSANDS)

Balance, May 31, 1993 ................  2,199        $   22     $ 40,060         $(27,131)        $ 12,951
      Net loss .......................     --            --           --           (7,852)          (7,852)
                                        -----        ------     --------         --------         --------
Balance, May 31, 1994 ................  2,199        $   22     $ 40,060         $(34,983)        $  5,099
      Net loss .......................     --            --           --          (11,533)         (11,533)
      Issuance of shares for the
         purchase of Mental
         Health Programs, Inc. .......     16            --           --               --               --
      Odd lot shares purchase ........     --            --           (2)              --               (2)
      Shares issued for
         private placements ..........    250             3        1,500               --            1,503
                                        -----        ------     --------         --------         --------
Balance May 31, 1995 .................  2,465        $   25     $ 41,558         $(46,516)        $ (4,933)
      Net loss .......................     --            --           --           (4,242)          (4,242)
      Shares issued for
         note conversion .............    133             1          999               --            1,000
      Issuance of shares for the
         purchase of AMH .............     44            --          331               --              331
      Exercise of stock options ......     14            --          104               --              104
      Shares issued for
         private placements ..........    193             2          939               --              941
                                        -----        ------     --------         --------         --------
Balance, May 31, 1996 ................  2,849        $   28     $ 43,931         $(50,758)        $ (6,799)
                                        =====        ======     ========         ========         ========



                             See accompanying notes.

                 COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEAR ENDED MAY 31,
                                                                            -----------------------------------------
                                                                              1996            1995             1994
                                                                            -------         --------         --------
                                                                                      (Dollars in thousands)
Cash flows from operating activities:
   Net loss .............................................................   $(4,242)        $(11,533)        $ (7,852)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
     Depreciation and amortization ......................................     2,099            1,797            1,762
     Provision for doubtful accounts, net of recoveries .................       934            1,423            1,558
     Write-down of properties held for sale .............................        --              741            1,825
     Carrying costs incurred on property and equipment held for sale ....      (473)            (420)          (1,241)
     Equity in loss of unconsolidated affiliates ........................       191               --               --
     Restructuring expenses .............................................        94               --               --
     Gain on properties held for sale ...................................      (256)            (836)          (1,825)
     Gain on sale of assets .............................................    (1,080)              --               --
     Loss on sale of assets .............................................        82              354               36
     Increase in other assets ...........................................    (1,008)              --               --
     Decrease in accounts and other receivables .........................     1,277            1,108              452
     Increase (decrease) in accounts payable and accrued liabilities ....       436             (116)          (2,762)
     Increase in unbenefitted tax refunds received ......................     7,018               --               --
     Increase (decrease) in income taxes payable ........................       114             (438)              68
     Increase (decrease) other liabilities ..............................      (754)              56              818
                                                                            -------         --------         --------
        Net cash provided by (used in) operating activities .............     4,432           (7,864)          (7,161)
                                                                            -------         --------         --------

Cash flows from investing activities:
     Proceeds from sale of property and equipment
       (operating and held for sale) ....................................     2,101            3,204           10,357
     Additions to property and equipment, net ...........................      (814)            (362)            (383)
     Purchase of operating entity .......................................        --              (50)              --
                                                                            -------         --------         --------
        Net cash provided by investing activities .......................     1,287            2,792            9,974
                                                                            -------         --------         --------

Cash flows from financing activities:
     Repayment of debt ..................................................    (4,566)              --               --
     Repayment to banks and other .......................................    (1,638)            (725)          (2,158)
     Borrowings from banks and other ....................................     1,000            3,055               --
     Exercise of stock options ..........................................       104               --               --
     Proceeds from the issuance of stock ................................     2,272            2,503               --
                                                                            -------         --------         --------
        Net cash provided by (used in) financing activities .............    (2,828)           4,833           (2,158)
                                                                            -------         --------         --------

Net increase (decrease) in cash and cash equivalents ....................     2,891             (239)             655
Cash and cash equivalents at beginning of year ..........................     1,542            1,781            1,126
                                                                            -------         --------         --------
Cash and cash equivalents at end of year ................................   $ 4,433         $  1,542         $  1,781
                                                                            =======         ========         ========

Supplemental disclosures of cash flow information:

   Cash paid during the year for:
     Interest ...........................................................   $   482         $    527         $  1,302
                                                                            =======         ========         ========
     Income taxes .......................................................   $    48         $    507         $    233
                                                                            =======         ========         ========


                             See accompanying notes.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

NOTE 1-- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            The consolidated financial statements include the accounts of Comprehensive Care Corporation (the "Company") and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

            The Company's consolidated financial statements are presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The continuation of the Company's business is dependent upon the resolution of operating and short-term liquidity problems (see Note 2-- "Operating Losses and Liquidity").

Description of the Company's Business

            The Company provides managed care behavioral healthcare services including risk-based contract capitation of behavioral health expenses for specific populations and a broad spectrum of inpatient and outpatient mental health and substance abuse therapy and counseling. In addition, the Company is a provider of inpatient and outpatient treatment programs for psychiatric disorders and chemical dependency (including drug and alcohol). Programs are provided at freestanding facilities owned and operated by the Company and at independent general hospitals under contract with the Company.

Revenue Recognition

            The Company's managed care activities have agreements with HMOs, PPOs and other payors to provide contracted medical services to subscribing participants. Under these agreements, revenue arises from agreements to provide contracted services to qualified beneficiaries and is earned monthly based on the number of qualified participants, regardless of services actually provided (generally referred to as capitation arrangements). Certain contracted healthcare providers assume the financial risk for participant care rendered by them and are compensated on a sub-capitated basis whereby the sub-capitation cost is recognized in expense in the same period as the Company recognizes its related revenues. Other managed care expense is incurred under discounted fee-for-service arrangements whereby expense is recognized as services are provided, including an estimate of incurred but not reported claims. The Company's revenues from provision of other healthcare services are earned on a fee-for-service basis and are recognized as services are rendered.

            Approximately 60 percent, 52 percent, and 66 percent of the Company's operating revenues were received from private sources in fiscal 1996, 1995 and 1994, respectively. The remainder is received from Medicare, Medicaid and other governmental programs. The latter are programs which provide for payments at rates generally less than established billing rates. Payments are subject to audit by intermediaries administering these programs. Revenues from these programs are recorded under reimbursement principles applicable to each of the programs. Although management believes estimated provisions currently recorded properly reflect these revenues, any differences between final settlement and these estimated provisions are reflected in operating revenues in the year finalized. Such differences between estimated and final settlements approximated $414,000 and $(8,000) during fiscal 1996 and 1995, respectively.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

Depreciation

            Depreciation and amortization of property and equipment are computed on the straight-line method over the estimated useful lives of the related assets, principally: buildings and improvements -- 5 to 40 years; furniture and equipment -- 3 to 12 years; leasehold improvements -- life of lease or life of asset, whichever is less.

Property and Equipment Held for Sale

            Property and equipment held for sale represents net assets of certain freestanding facilities and other properties that the Company intends to sell, and is carried at estimated net realizable value.

            Property and equipment held for sale, that are expected to be sold in the next fiscal year are shown as current assets on the consolidated balance sheet. Such property and equipment are shown as non-current assets on the consolidated balance sheet as of May 31, 1996 due to the fact that contracts for sale have not been fully negotiated. Gains and losses on facilities sold have been reflected in the consolidated statement of operations. Any impairments to the net realizable value of property and equipment held for sale have also been recorded in the consolidated statements of operations.

Intangible Assets

            Intangible assets include costs in excess of fair value of net assets of businesses purchased (goodwill), licenses, and similar rights. Costs in excess of net assets purchased are amortized on a straight line basis up to 21 years. The costs of other intangible assets are amortized over the period of benefit. In the fourth quarter of fiscal 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121 - "Accounting for the Impairment of Long-Lived Assets to be Disposed of," ("SFAS No. 121") and evaluated its intangible assets for any impairment losses. The Company evaluated the recoverability and the amortization period of goodwill by determining whether the amount can be recovered through undiscounted cash flows of the businesses acquired, excluding interest expense and amortization, over the remaining amortization period. The Company considers external factors relating to each acquired business, including local market developments, regional and national trends, regulatory developments and other pertinent factors including the business' current and expected financial performance in making its assessment. In the fourth quarter of fiscal 1996, $0.8 million of goodwill was written off as a result of the sale, closure or anticipated closure of operating facilities. This write-off is included with Depreciation and amortization on the Company's consolidated statements of operations. The Company believes that the remaining $0.7 million of net recorded intangible assets at May 31, 1996, are recoverable from future estimated undiscounted cash flows. The amounts of goodwill reported in the consolidated balance sheets are net of accumulated amortization of goodwill of $146,000 and $731,000 at May 31, 1996 and 1995, respectively.

Deferred Contract Costs

            The Company has entered into contracts with independent general hospitals whereby it will provide services in excess of the standard agreement. In recognition of the hospitals' long-term commitment, the Company has paid certain amounts to them. These amounts may be used by the hospitals for capital improvements or as otherwise determined by the hospital. The Company is entitled to a pro rata refund in the event that the hospital terminates the contract before its scheduled termination date; accordingly, these amounts are charged to expense over the life of the contract. In conjunction with the adoption by the Company of SFAS No. 121 - "Accounting for the Impairment of Long-Lived Assets to be Disposed of," deferred contract costs were evaluated for any impairment losses and recognized in fiscal 1996. There were no indicators of impairment present at May 31, 1996.

Cash and Cash Equivalents

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994



            Cash in excess of daily requirements is invested in short-term investments with original maturities of three months or less. Such investments are deemed to be cash equivalents for purposes of the consolidated statements of cash flow and aggregated $561,000 and $318,000 at May 31, 1996 and 1995, respectively.

            Excluded from cash and cash equivalents is a certificate of deposit in the amount of $77,000 and $55,000 at May 31, 1996 and 1995, respectively. Such certificate of deposit secures a letter of credit which is required under a capitated contract and is subject to adjustment annually. As a result, this short-term investment has been classified as other current assets in the financial statements at May 31, 1996 and 1995, respectively.

Income Taxes

            Effective June 1, 1993, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes" on a prospective basis. Prior to this date, the Company accounted for income taxes under APB 11. Statement No. 109 changed the Company's method of accounting for income taxes from the deferred method required under APB 11 to the asset and liability method. Under the deferred method, annual income tax expense is matched with pretax accounting income by providing deferred taxes at current tax rates for timing differences between the determination of net earnings for financial reporting and tax purposes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The change to Statement No. 109 had no cumulative effect on the financial statements of the Company as a result of recording a valuation allowance.

Charity Care

            The Company provides charity care to patients who meet certain criteria under its charity care policy without charge or at amounts less than its established rates. Corporate policy allows for charity when appropriate, which must be prearranged, and the patient must meet applicable federal and/or state poverty guidelines. The Company will not pursue collection of charity accounts. Charity charges foregone, based upon established rates, were less than 1 percent of the Company's operating revenues for fiscal 1996, 1995 and 1994.

Loss Per Share

            Primary and fully diluted loss per common and common equivalent share have been computed by dividing net loss by the weighted average number of common shares outstanding during the period. During fiscal 1996, 1995 and 1994, the effect of outstanding stock options and the assumed conversion of the convertible subordinated debentures had an antidilutive impact on loss per share and, accordingly, were excluded from per share computations.

            On May 16, 1994, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of one share for each ten or fewer shares of the Company's Common Stock, with the specific ratio to be selected by the Board of Directors. The stockholders also approved amendments to the Certificate of Incorporation reducing the par value of the Company's Common Stock to $.01 per share and reducing the number of authorized shares of Common Stock to five times the number of shares outstanding, reserved or otherwise committed for future issuance but not less than 12.5 million. The reverse stock split and amendments to the Certificate of Incorporation were to become effective on any date selected by the Board of Directors prior to February 16, 1995.

            The Board of Directors effected a one-for-ten reverse stock split effective October 17, 1994. On the effective date of the reverse stock split, the Certificate of Incorporation was amended to reduce the par value of the Common Stock to $.01 per share and to reduce the number of authorized shares of Common Stock to 12.5 million. All share and per share amounts contained in these financial statements retroactively reflect the effect of the reverse stock split

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994


for all periods presented, which effect is to reduce the number of shares set forth by a factor of ten, with each stockholder's proportionate ownership interest remaining constant, except for payment in lieu of fractional shares.

            The weighted average number of common and common equivalent shares used to calculate loss per share was 2,654,000, 2,257,000, and 2,199,000 for the years ended May 31, 1996, 1995 and 1994, respectively.

Fair Value of Financial Instruments

            FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Accounts receivable: The carrying amount reported in the balance sheet for accounts and notes receivable approximates its fair value.

Other receivables: The carrying amount reported in the balance sheet for note receivable approximates its fair value.

Accounts payable and accrued liabilities: The carrying amount reported in the balance sheet for accounts payable and accrued liabilities approximates its fair value.

Long-term debt in default: The fair value of the Company's long-term debt in default are based on the median of the bid and asked price as of the last day of each fiscal year.

Long-term debt: The carrying amount reported in the balance sheet for long-term debt approximates its fair value.

Other liabilities: The carrying amount reported in the balance sheet for other liabilities approximates its fair value.

The carrying amounts and fair values of the Company's financial instruments at May 31, 1996 and 1995, are as follows:

                                                  1996                      1995
                                           -------------------       -------------------
                                           CARRYING      FAIR        CARRYING      FAIR
                                            AMOUNT       VALUE        AMOUNT       VALUE
                                            ------       -----        ------       -----
                                                      (AMOUNTS IN THOUSANDS)

Cash and cash equivalents ..............   $ 4,433      $ 4,433      $ 1,542      $ 1,542
Accounts receivable ....................     2,476        2,476        3,304        3,304
Other receivables ......................     1,478        1,478        2,775        2,775
Accounts payable and accrued expenses ..    10,714       10,714       10,235       10,235
Long-term debt in default ..............     9,538        6,390        9,538        4,531
Long-term debt .........................     2,488        2,488        8,362        8,362
Other liabilities ......................       749          749        1,503        1,503

Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994


Recently Issued Accounting Standards

            In the fourth quarter of fiscal 1996, the Company elected to adopt early the provisions of SFAS No. 121. The Company is required to adopt the provisions of this statement in 1997. SFAS No. 121 requires that the Company review long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This review requires the estimation of the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is to be recognized. Measurement of an impairment loss for long-lived assets and identified intangibles that an entity expects to hold and use should be based on the fair value of the assets. The statement further requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. As indicated under the caption "Intangible Assets", during the fiscal year, the Company recorded impairment losses of $0.8 million pertaining to assets held for sale.

            In conjunction with the adoption of SFAS No. 121, the Company evaluated its property, plant and equipment for any impairment losses. This review included the estimation of the future undiscounted cash flows expected to result from the use of property, plant and equipment and its eventual disposal. Based upon this review, the Company believes that the carrying value of its property, plant and equipment is recoverable from future undiscounted cash flows.

            In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS No. 123"), which becomes effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes new financial accounting and reporting standards for stock-based compensation plans. Entities will be allowed to measure compensation expense for stock-based compensation under SFAS No. 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 will be required to make pro forma disclosures of net income and earnings per share as if the provisions of SFAS No. 123 had been applied. The Company is in the process of evaluating SFAS No. 123 and the potential impact on the Company of adopting the new standard has not been quantified at this time.

Reclassification

            Certain prior year amounts have been reclassified to conform with the current year's presentation.

NOTE 2-- OPERATING LOSSES AND LIQUIDITY

            The Company reported a net loss of $4.2 million for the year ended May 31, 1996 and has reported net losses in each of the five preceding fiscal years aggregating an additional $51.3 million. As a result, the Company has an accumulated deficit of $50.8 million and a total stockholders' deficiency of $6.8 million as of May 31, 1996. Additionally, the Company's current assets at May 31, 1996 amounted to approximately $9.9 million and current liabilities were approximately $30.1 million, resulting in a working capital deficiency of approximately $20.2 million and a negative current ratio of 1:3.3.

            The Company generated $4.4 million from its operating activities, an additional $1.3 million from its investing activities, and utilized $2.8 million in its financing activities during fiscal 1996. The ending cash position for the Company on May 31, 1996 was $4.4 million, an increase of $2.9 million from the prior year.

            Included in current liabilities are $9.5 million principal amount of Debentures in default as a result of the Company's failure to make scheduled payments of interest on the Debentures commencing in October 1994. As further discussed in Note 10-- "Long-Term Debt and Short-Term Borrowings," the Company has agreed to use its best efforts to provide an opportunity for Debentureholders to tender their Debentures pursuant to an exchange offer to be made by the Company. This proposed transaction requires the holders of a majority of the Debentures to give their

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994


approval to rescind the acceleration and the Company to obtain and expend up to $5.5 million of cash during fiscal 1997, over and above cash required to fund other financing, operating and investing needs. Additionally, the currently proposed Debenture exchange provides for the Company to issue $180 worth of its Common Stock at a defined value for each $1,000 of Debentures, which may be contingent upon the Company's ability to effect certain filings with the Securities and Exchange Commission. The ability to timely proceed with any such proposed filings will, in part, depend upon the ability of the Company to obtain a consent from its prior auditors for the use of their report on the Company's consolidated financial statements in such registration statements. Failure to obtain Debentureholder approval or to accomplish the Debenture exchange, or, in the alternative, a failure of the Company and the Debentureholders to otherwise reach a settlement, may cause the Debentureholders to pursue the involuntary bankruptcy of the Company and/or the Company to take actions that may include filing for voluntary protection from creditors. Alternatively, if the Debenture exchange is accomplished, the elimination of the Debentures' debt service requirement would decrease the Company's future cash flow requirements. (The foregoing summary does not constitute an offer to the holders of the Company's Debentures. Any such offer may only be made pursuant to an exchange offer, and in conformity with the relevant securities laws, rules and regulations.)

            Included in current maturities of long-term debt is approximately $2.0 million, which represents the Company's obligation pursuant to its Secured Convertible Note due in January 1997. Although the Company intends to convert this Note into Common Stock prior to its maturity, there can be no assurance that it will consummate the transaction prior to January 1997.

            These conditions raise substantial doubt about the Company's ability to continue as a going concern. The 1996 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

            To address the Company's operational issues, in fiscal 1993 the Company established a restructuring reserve (see Note 9-- "Accounts Payable and Accrued Liabilities"). One purpose of such reserve was for the realignment of the Company's focus and business and the settlement and disposition of certain non-performing and under-utilized assets. Through May 31 1996, many of the Company's inpatient freestanding facilities have been sold or are in the process of being closed or sold. Additionally, during fiscal 1995 and continuing through fiscal 1996, management implemented its plans for expanding the Company's contract management and managed care operations (see Note 3--"Acquisitions and Dispositions"). As a result, and assuming reasonable expansion of its business, management anticipates that this subsidiary will continue to be in a position to fund its own operations during fiscal 1997. The elimination of such funding will decrease the Company's future cash flow requirements and assist it in attaining a cash flow positive position from operations.

            In previous years, the Company was obligated to support and fund certain freestanding facilities that now have been closed, including one facility closed in fiscal 1996, as well as another facility whose operations were sold in fiscal 1996 (see Note 5-- "Property and Equipment Held for Sale"). During fiscal 1996, the Company established an additional restructuring reserve of $0.1 million for severance and other cash outlays. The purpose of this reserve is for the planned closure and disposition of the Company's freestanding facility in Cincinnati, Ohio. As a result, the Company will no longer be burdened with the negative cash flow requirements associated with such facilities. Based upon a projection of actual performance during fiscal 1996 with adjustments for reduced cash flow requirements associated with facilities closed and/or sold in fiscal 1996, known contract and cyclical changes, anticipated growth and also giving consideration to cash on hand at May 31, 1996 of $4.4 million, management expects the Company to be able to meet its cash obligations required by operations during fiscal 1997, including the Company's obligations under the Debentures. However, the cash needs of the Company may vary from month to month depending upon the actual level of business activity. Therefore, no assurance can be given that the Company will generate adequate cash flows to meet cash obligations required by operations, including the Company's obligations under the Debentures, in fiscal 1997.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994


            To provide funds for the Debenture exchange and/or additional operating needs, in addition to cash on hand at May 31, 1996 of $4.4 million, the Company anticipates utilizing one or more of the following potential sources of cash:

            - The Company has received a firm commitment from a mutual fund to purchase in a private placement at least $5.0 million of 15% fully secured Company notes due no earlier than November 1997 if offered by the Company.

            - The Company filed its fiscal 1995 Federal tax return, and a Form 1139 "Corporate Application for Tentative Refund" in the amount of $9.4 million. The Company received the full refund claim for fiscal 1995 in October 1995. The Company has also filed amended Federal tax returns for prior years to claim refunds of an additional $13.2 million. These refund claims have been made under Section 172(f) of the Internal Revenue Code, an area of the tax law without significant precedent, and there may be substantial opposition by the IRS to the Company's refund claims. The Company is currently under audit by the IRS regarding its 1995 Federal tax return and the amended returns for prior years. Accordingly, no assurances can be made to the Company's entitlement to such refunds or the timing of the receipt thereof (see Note 12-- "Income Taxes").

            - Included in property and equipment held for sale is one hospital facility currently under contract to be sold. The sale of this facility is scheduled to close in September 1996. The proceeds from the sale are expected to be $1.3 million.

            - Included in property and equipment held for sale (non-current) are three hospital facilities designated as property and equipment held for sale with a total carrying value of $6.9 million. Although the Company has not fully negotiated contracts for the sale of two of these facilities, the Company expects to sell both of these facilities during fiscal 1997. The Company sold the third facility during the first quarter of fiscal 1997. As part of the transaction that occurred in the first quarter of fiscal 1997, the Company took back a note on the property with provisions that allow the buyer a discount of $400,000 if the note is redeemed in the first six months. In the event the buyer exercises this option, the proceeds to the Company would be $1.55 million. The Company will account for this sale using the installment method of accounting. Proceeds from the sale of such assets may not be available by the time the proposed Debenture exchange is expected to occur. Accordingly, management expects to use such cash proceeds, if received during fiscal 1997, to fund and expand the Company's operations.

            - In March 1995, a jury awarded the Company approximately $2.7 million, plus interest, in damages in its lawsuit against RehabCare Corporation. The defendant has posted a bond for the amount of the award and has filed an appeal of the judgment. Although verbal argument was heard on this lawsuit in June 1996, management is unable to predict whether any proceeds from this judgment will be received in fiscal 1997 (see Note 15-- "Commitments and Contingencies").

            All of these potential sources of additional cash in fiscal 1997 are subject to variation due to business and economic influences outside the Company's control. There can be no assurance that during fiscal 1997 the Company will complete the transactions required to fund its working capital deficit.

NOTE 3-- ACQUISITIONS AND DISPOSITIONS

            On October 3, 1995, the Company sold the operations of its CareUnit Hospital of Kirkland in Washington and recorded a gain on the sale of $1.0 million during the second quarter of fiscal 1996. Proceeds from the sale were utilized for working capital purposes. On November 20, 1995, the Company purchased 20 percent of the issued and outstanding capital stock of Behavioral Health Resources, Inc. ("BHR") for $24,000. In addition, the Company has

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994


a promissory note from BHR in the principal amount of $150,000, which has been fully reserved as of May 31, 1996 due to poor financial performance of the investee. The Company has recorded approximately $78,000 of revenue related to a CCI contract with a wholly-owned subsidiary of BHR. On May 28, 1996, the Company sold its CareUnit of San Diego in California and recorded a gain on the sale of $0.3 million during the fourth quarter of fiscal 1996. Proceeds from the sale will be utilized for working capital purposes and to provide funds for the Debenture exchange.

            On May 22, 1995, the Company and its subsidiary, Comprehensive Behavioral entered into an agreement with Physicians Corporation of America ("PCA"), providing for PCA to invest $1.0 million in Comprehensive Behavioral for 13.5 percent of the voting power of Comprehensive Behavioral represented by all of the Series A Preferred Stock of Comprehensive Behavioral which is also exchangeable at the option of PCA for 100,000 shares of the Company's Common Stock. The agreement provides, so long as PCA remains an equity holder of Comprehensive Behavioral, PCA and its subsidiaries will negotiate in good faith to contract with Comprehensive Behavioral for the delivery of mental health services in all PCA service areas where Comprehensive Behavioral has an adequate network. In addition, PCA was granted a first right of refusal regarding any sale of Comprehensive Behavioral. The Company has a $3.75 million investment in its subsidiary, Comprehensive Behavioral. The agreement further provides that prior to a qualified public offering, Comprehensive Behavioral may not declare or pay any dividends on any class of its capital stock which would reduce the aggregate amount invested by the Company in Comprehensive Behavioral below $3.75 million. Effective June 1, 1995, Comprehensive Behavioral began providing services on a capitated basis to 220,000 of PCA's 700,000 members in the Tampa area. In conjunction with this contract, in May 1995, PCA advanced $360,000 to Comprehensive Behavioral. Such advance was reimbursable to PCA in 12 equal monthly installments and during fiscal 1996, Comprehensive Behavioral reimbursed the entire advance of $360,000 to PCA. As of May 31, 1996, PCA's investment in Comprehensive Behavioral of $1.0 million is classified as minority interests on the Company's consolidated balance sheets.

            On April 30, 1995, the Company's lease ended in Grand Rapids, Michigan, and, the Company ceased operations in that facility; however, the Company entered into an agreement with Longford Health Sources, Inc., to operate a chemical dependency unit in Kent Community Hospital in Grand Rapids, Michigan.

            On April 1, 1995, the Company agreed to issue American Mental Health Care, Inc. ("AMH") 44,054 shares of the Company's Common Stock in return for a one-year management contract between Comprehensive Behavioral and AMH, one-third of the shares of AMH and a one year option to acquire all of the shares of AMH for up to 132,162 additional shares of the Company's Common Stock to be issued based on three-year net revenue requirements. AMH currently provides behavioral managed care services in Florida. The terms of the management agreement include an employment contract with Comprehensive Behavioral for the former president of AMH. The management contract had not been fully executed; and as a result, AMH assigned its revenues and associated expenses to Comprehensive Behavioral effective April 1, 1995. The Company's consolidated financial statements reflect such revenue assignment and expense assumption. In April 1996, the Company issued a stock certificate to AMH for 44,054 shares and has extended the option to August 31, 1996.

            On February 1, 1995, the Company purchased certain assets of Alternative Psychiatric Centers, Inc., ("APC"), a behavioral medicine contract management company based in Southern California, for $50,000, from Drew Q. Miller, who joined the Company in November 1994 and resigned his position as Chief Operating Officer on August 14, 1996. APC had two operating locations with three contract units offering inpatient, outpatient and partial hospitalization services.

            On November 22, 1994, the Company sold its CareUnit Hospital of Orlando. Proceeds from the sale were utilized for working capital purposes. On March 3, 1995, the Company sold its Starting Point, Oak facility in Sacramento, California. Proceeds from this sale were utilized for working capital purposes and for payment to the IRS in accordance with the Company's offer in compromise with the IRS. (see Note 15-- "Commitments and Contingencies").

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994



            On April 5, 1993, the Company sold its CareUnit Hospital of Nevada. Proceeds from the sale were utilized to reduce the Company's senior secured debt and the remainder was used for working capital purposes. On July 1, 1993, the Company sold its CareUnit Hospital of Albuquerque and on October 1, 1993, sold its CareUnit Hospital of South Florida/Tampa. Proceeds from both of these sales were utilized to reduce the Company's senior secured debt and the remainder was utilized for working capital purposes. On December 10, 1993, the Company sold its CareUnit Hospital of Coral Springs. Proceeds from the sale were utilized for working capital purposes. In April 1994, the Company sold a material portion of its publishing business. Proceeds from the sale were used for working capital purposes.

            In December 1992, the Company purchased Mental Health Programs, Inc. based in Tampa, Florida, from the former owner. The Company was operating as AccessCare, Inc.; however, effective August 1, 1995, the Company changed its name to Comprehensive Behavioral Care, Inc. The terms of the purchase included a payment of $75,000, issuance of 4,000 shares of the Company's Common Stock, an employment agreement, a stock option agreement and the assumption of bank debt from the former owner. Both the stock option and employment agreements and the release of the former owner as guarantor of the bank debt are contingent upon the continued employment of the former owner with the Company. In connection with this acquisition, the Company recorded goodwill of approximately $829,000. In July 1993, the Company terminated the employment agreement and subsequently entered into litigation with the former owner. On November 21, 1994, the Company reached a settlement agreement with the former owner and will pay $250,000 in installments through September 1996; forgive the obligations owing under the indemnification agreement between the Company and the former owner; and satisfy the terms under the stock purchase agreement dated December 30, 1992 between the former owner and the Company to issue 16,000 shares of the Company's Common Stock. The Company has established a reserve of $0.2 million with respect to this settlement. During the third quarter of 1995, the Company satisfied the terms of the stock purchase agreement and commenced installment payments to the former owner. In January 1996, the Company issued the former owner 1,160 shares of the Company's Common Stock pursuant to the terms of the amended settlement agreement. Such shares were issued as a result of the delay in registration of shares.

NOTE 4--  ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

             The following table summarizes changes in the Company's allowances for doubtful accounts for the years ended May 31, 1996, 1995 and 1994:


                            BALANCE AT   ADDITIONS CHARGED TO     WRITE-OFF    BALANCE AT
                            BEGINNING   ----------------------        OF         END OF
                             OF YEAR    EXPENSE     RECOVERIES     ACCOUNTS       YEAR
                             -------    -------     ----------     --------       ----
                                               (DOLLARS IN THOUSANDS)

Year ended May 31, 1996 ...  $1,096      $2,355      $(1,421)      $(1,003)      $1,027
Year ended May 31, 1995 ...   1,574       2,808       (1,385)       (1,901)       1,096
Year ended May 31, 1994 ...   2,489       3,841       (2,283)       (2,473)       1,574

            During fiscal 1993, the freestanding facilities fully implemented the current write-off and reserve policy whereby all accounts past a certain aging category or otherwise deemed by management to be uncollectible are written-off and recorded as bad debt expense. Any recoveries are reflected on the Company's statement of operations as a reduction to the provision for doubtful accounts in the period in which it is received. The Company's reserve for bad debt represented 26 percent, 25 percent, and 21 percent of total receivables for fiscal years ended May 31, 1996, 1995 and 1994, respectively.

            Other receivables at May 31, 1996 includes $1.4 million of professional services fees paid related to the preparation of the Company's fiscal 1995 Federal income tax return. These fees are refundable on a pro rata basis to the extent that the related unbenefitted 1995 Federal income tax refund of $7.0 million is disallowed by the IRS;

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994


the ultimate amount of this fee will
be recognized as an expense when the uncertainties concerning the amount of the $7.0 million that will be allowed by the IRS is determined. Other receivables at May 31, 1995 represented financing on the sale of a property in fiscal 1995 and were collected in fiscal 1996.

NOTE 5--  PROPERTY AND EQUIPMENT HELD FOR SALE

            The Company has decided to dispose of certain freestanding facilities and other assets (see Note 2-- "Operating Losses and Liquidity"). Property and equipment held for sale, consisting of land, building, equipment and other fixed assets with an historical net book value of approximately $12.6 million and $11.8 million at May 31, 1996 and 1995, respectively, is carried at estimated net realizable value of approximately $8.1 million and $3.7 million at May 31, 1996 and 1995, respectively. Operating revenues and direct healthcare expenses of the facilities designated for disposition were approximately $0.3 million and $0.6 million, respectively, for the year ended May 31, 1996, $0.1 million and $0.5 million, respectively, for the year ended May 31, 1995, $0.1 million and $1.3 million, respectively, for the year ended May 31, 1994. In fiscal 1994, the Company determined that one operating facility and one property held for sale had impairments to net realizable value and reduced the carrying amount by $1.8 million.

            A summary of the transactions affecting the carrying value of property and equipment held for sale is as follows:

                                                                                YEAR ENDED MAY 31,
                                                                       ------------------------------------
                                                                        1996          1995           1994
                                                                       -------       -------       --------
                                                                              (DOLLARS IN THOUSANDS)

Beginning balance ..................................................   $ 3,746       $ 6,939       $ 15,352

Designation of facilities as property and equipment held for sale ..     5,682         2,347             --
Carrying costs incurred during phase-out period ....................       342           420          1,241
Carrying value of assets sold ......................................    (1,804)       (5,219)        (7,981)
Contingencies on properties sold ...................................       182            --           (848)
Write-downs of assets held for sale to net realizable value ........        --          (741)          (825)
                                                                       -------       -------       --------

Ending balance .....................................................   $ 8,148       $ 3,746       $  6,939
                                                                       =======       =======       ========

            Included in the fiscal 1996 results is a restructuring charge of $0.1 million related to the Company's planned closure of its freestanding facility in Cincinnati, Ohio. The components of this charge are predominantly severance to hospital employees. Closure of this facility is consistent with the Company's global restructuring plans and will eliminate the funding of operating losses and cash flow deficits required by this facility.

            Contingencies for properties sold represent unresolved liabilities at the time of sale. Proceeds from the sale of property and equipment held for sale were $1.9 million and $3.1 million (net of the $2.7 million note receivable) for fiscal 1996 and 1995, respectively. The Company recognized gains on the sale of property in fiscal 1996 and 1995 of $1.3 million and $0.8 million, respectively. The write-down and losses of operating property and equipment and assets held for sale are reflected on the Company's consolidated statement of operations. The following is a summary:

                                                                       YEAR ENDED MAY 31,
                                                                ---------------------------------
                                                                 1996        1995           1994
                                                                -----       -------       -------
                                                                     (DOLLARS IN THOUSANDS)

Write-down of operating properties ..........................   $  --       $    --       $(1,000)
Write-down of assets held for sale to net realizable value ..      --          (741)         (825)
                                                                -----       -------       -------

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994


                                                                $  --       $  (741)      $(1,825)
                                                                =====       =======       =======

Loss on sale of assets ......................................   $ (82)      $  (354)      $    --
Loss on properties held for sale ............................      --            --            --
                                                                -----       -------       -------
                                                                $ (82)      $  (354)      $    --
                                                                =====       =======       =======



            In fiscal 1994, the Company determined that one operating facility had an impairment to its net realizable value and was reduced by $1.0 million. In fiscal 1995, a property was written-off for $0.4 million because it had no market value. In fiscal 1996, two operating facilities were designated held for sale with a net realizable value of $5.7 million.

NOTE 6-- PROPERTY AND EQUIPMENT

            Property and equipment consists of the following:

                                                             AS OF MAY 31,
                                                       -------------------------
                                                        1996               1995
                                                       -------           -------
                                                         (DOLLARS IN THOUSANDS)

Land and improvements ......................           $ 2,122           $ 2,122
Buildings and improvements .................             4,441            16,260
Furniture and equipment ....................             3,109             4,710
Leasehold improvements .....................               191             1,280
Capitalized leases .........................                --               809
                                                       -------           -------
                                                         9,863            25,181
Less accumulated depreciation ..............             3,590            13,074
                                                       -------           -------
Net property and equipment .................           $ 6,273           $12,107
                                                       =======           =======

            On October 3, 1995, the Company sold the operations of its facility in Kirkland, Washington. Although the Company recognized a gain on the sale of $1.0 million, the proceeds from the sale were $0.2 million (net of a note receivable of $0.1 million) for fiscal 1996. Proceeds from the sale of property and equipment was $0.1 million for fiscal 1995. The loss on sale of property and equipment for the fiscal years ended May 31, 1996 and 1995 were $82,000 and $354,000, respectively, and are reflected on the Company's statement of operations. There were no write-downs to property and equipment during fiscal 1996, and write-downs for fiscal 1995 and 1994 were $0.7 million and $1.8 million, respectively.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

NOTE 7--  INVESTMENTS IN UNCONSOLIDATED AFFILIATES

NeuroAffiliates

            The Company has a 50 percent interest in a joint venture partnership with another corporation for the purpose of operating two hospitals. Under the terms of the joint venture agreement, the Company managed Crossroads Hospital and its partner managed Woodview-Calabasas Hospital. Each of the partners in the joint venture received a management fee for the hospital it managed. The Company is currently in negotiation to dissolve this joint venture retroactive to December 1991. The Company retained the hospital it managed and its partner retained the other. The results of operations of the hospital retained have been included in the consolidated financial statements beginning January 1, 1992. Crossroads Hospital continued to be managed by the Company although it was closed in August 1992, and was subleased through the remaining term of the lease, which expired in September 1993. Woodview-Calabasas Hospital continues to be managed by its joint-venture partner although it was closed in April 1993. Effective January 1, 1992, the Company no longer reported the results of operations for the NeuroAffiliates joint venture as an investment in unconsolidated affiliates.

Healthcare Management Services, Inc. and Related Companies

            On December 28, 1995, the Company entered into a letter of intent to purchase 100 percent of the outstanding stock of Healthcare Management Services, Inc., Healthcare Management Services of Ohio, Inc., Healthcare Management Services of Michigan, Inc. and Behavioral Healthcare Management, Inc. Each of the companies is based in Detroit, Michigan and is owned by the same two principals. On April 30, 1996, the Company entered into a Stock Purchase Agreement which was subject to certain escrow provisions and other contingencies which were not completed until July 25, 1996. Between January 1, 1996 and May 31, 1996, the Company advanced to these entities substantially all of their working capital requirements. As of July 25, 1996, the net amount of these advances aggregated $0.5 million. These advances were collateralized by an option agreement allowing the Company to purchase 90 percent of the stock of Behavioral Health Management, Inc. for the sum of one dollar. Losses of $191,000 incurred by the investee during the period January 1, 1996 through May 31, 1996 that were fully funded by the Company's advances have been included in the Company's equity in loss of unconsolidated affiliates in the accompanying consolidated statements of operations. The losses are reflected as an allowance against such advances in the accompanying consolidated balance sheet as of May 31, 1996.

NOTE 8--  OTHER ASSETS

            Other assets consist of the following:

                                                                AS OF MAY 31,
                                                            --------------------
                                                             1996          1995
                                                            ------        ------
                                                           (DOLLARS IN THOUSANDS)

Intangible assets, net .............................        $  696        $1,636
Deferred contract costs, net .......................            45            99
Investments and deposits ...........................         1,027           401
Other notes receivable, less allowance of $150 .....           190            --
                                                            ------        ------
                                                            $1,958        $2,136
                                                            ======        ======

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

NOTE 9--  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

         Accounts payable and accrued liabilities consist of the following:

                                                                                          AS OF MAY 31,
                                                                                     1996             1995
                                                                                     ----             ----
                                                                                    (DOLLARS IN THOUSANDS)
         Accounts payable and accrued liabilities......................            $  5,324         $ 5,737
         Accrued claims payable........................................               2,683           1,584
         Accrued restructuring.........................................                 377             508
         Accrued salaries and wages....................................                 754             980
         Accrued vacation..............................................                 364             407
         Accrued legal.................................................                 167             198
         Payable to third-party intermediaries.........................                 899             584
         Deferred compensation.........................................                 146             237
                                                                                   --------         -------
                                                                                   $ 10,714         $10,235
                                                                                   ========         =======

         The estimate for accrued claims payable is based on projections of costs using historical studies of claims paid. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations.

         A reserve for restructuring was established in fiscal 1993 for $5.4 million for the purpose of implementing management's plan for the "global restructuring" of the Company. It is management's intent to complete the "global restructuring" plan in fiscal 1997. In fiscal 1996, a charge for approximately $0.1 million was made for the scheduled closure of the Company's freestanding facility in Cincinnati, Ohio. Management intends to allocate the remaining balance accordingly: $0.3 million for corporate and operations relocation and consolidation and $0.1 million as severance payments.

         The following table sets forth the activity during the years ended May 31, 1996 and 1995:


                                   May 31,      Charges                   May 31,         Charges               May 31,
                                    1994    Income   Expense  Payments      1995       Income   Expense    Payments     1996
                                    ----    ------   -------  --------      ----       ------   -------    --------     ----
Restructuring:
Severance                          $  330   $  ---     $69     $(279)       $120        $---      $ 57      $ (96)    $  81
Operations/corporate relocation       870      (69)     28      (441)        388         (78)      114       (128)      296
Other                                  28      (28)    ---       ---         ---         ---       ---        ---       ---
Non-recurring:
Legal                                 ---      ---     ---       ---         ---         ---       ---        ---       ---
State payroll taxes                   ---      ---     ---       ---         ---         ---       ---        ---       ---
                                   ------   ------     ---     -----        ----        ----      ----      -----      ----
                                   $1,228     $(97)    $97     $(720)       $508        $(78)     $171      $(224)     $377
                                   ======   ======     ===     =====        ====        ====      ====      =====      ====

         Severance payments of $0.1 million and $0.3 million paid in fiscal 1996 and 1995, respectively, were the result of the closure and relocation of two facilities, as well as the general downsizing as part of the Company's "global restructuring" plan. This restructuring resulted in the termination of 71 and 91 employees during fiscal 1996 and 1995, respectively. The majority of those employees terminated during fiscal 1996 and 1995 were hospital employees with the remainder representing corporate and administrative employees.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

NOTE 10--  LONG-TERM DEBT AND SHORT-TERM BORROWINGS

        Long-term debt consists of the following:                                      YEAR ENDED MAY 31,
                                                                                     1996             1995
                                                                                     ----             ----
                                                                                    (DOLLARS IN THOUSANDS)
        Senior secured debt:
             12.5% secured convertible note, with quarterly interest
             payments, maturing in January 1997 (a)...........................      $ 2,000         $ 2,000
                                                                                    -------          ------
                                                                                      2,000           2,000

        7 1/2% convertible subordinated debentures due 2010 (b)...............        9,538           9,538
        9% note payable in monthly installments maturing in 1996,
             secured by real and personal property having a net book
             value of $2,281 .................................................          ---               4
         9% offer in compromise (c)...........................................          ---           4,566
         10% secured promissory note, payable in monthly installments,
              maturing in January 1997 (d)....................................          368             899
         Capital lease obligations............................................          ---             677
         Bank debt, interest and principal payable in monthly installments maturing in August 1997, collateralized by the trust of the
              former owner (e)................................................          120             216
                                                                                    -------         -------
         Total long-term debt.................................................       12,026          17,900

         Less long-term debt in default (b)...................................        9,538           9,538
         Less current maturities of long-term debt............................        2,464           3,285
                                                                                    -------          ------
         Long-term debt, excluding current maturities.........................      $    24         $ 5,077
                                                                                    =======         =======

         As of May 31, 1996, aggregate annual maturities of long-term debt for the next two years (in accordance with stated maturities of the respective loan agreements) are approximately $2,464,000 in 1997 and $24,000 in 1998. The Company has no annual maturities of long-term debt after fiscal 1998.

         The Company had no revolving loan or short-term borrowings during fiscal 1996 and 1995. In November 1995, the Company entered into a Secured Conditional Exchangeable Note Purchase Agreement. On May 31, 1996, the Company issued 132,560 shares of the Company's Common Stock to Premier Strategic Growth Fund and paid $61,520 representing accrued interest to date (see Note 14-- "Stockholders' Equity").

         (a) On January 9, 1995, the Company issued a $2.0 million Secured Convertible Note due January 9, 1997 to Lindner Bulwark Fund, a series of Lindner Investments, a business trust. The Note is secured by first priority liens on two of the Company's operating hospital properties. The Note bears interest at the rate of 12 1/2 percent per annum, payable quarterly, and in the event of a default, a charge of 2 1/2 percent per annum until the default is cured. Prior to maturity, the Note is redeemable, in whole or in part, at the option of the Company at a redemption price initially of 120 percent of the amount of principal redeemed, declining after January 9, 1996 to 110 percent of principal. Until paid, the principal amount of the Note is convertible into the Company's Common Stock, par value $0.01, at the rate of $6.00 per share (which was the fair market value on the date of signing). The maximum number of shares issuable upon conversion of the Note was approximately 333,333, subject to adjustments for dilution and recapitalization, which is under 15 percent of the undiluted number of shares of Common Stock outstanding. The proceeds were used to pay costs of closing unprofitable operations, working capital and other general corporate purposes.

         (b) In April 1985, the Company issued $46 million in 7 1/2 % Convertible Subordinated Debentures (the "Debentures"). These Debentures require that the Company make semi-annual interest payments in April and October

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

at an interest rate of 7.5 percent per annum. The Debentures are due in 2010 but may be converted to Common Stock of the Company at the option of the holder at a conversion price of $230.00 per share, subject to adjustment in certain events. The Debentures are also redeemable at the option of the Company in certain circumstances. Mandatory annual sinking fund payments sufficient to retire 5 percent of the aggregate principal amount of the Debentures are required to be made on each April 15 commencing in April 1996 to and including April 15, 2009. Pursuant to the terms of the Indenture, the Company may reduce the principal amount of securities to be redeemed by the principal amount of securities (i) that have been converted by Securityholders, (ii) that the Company has delivered to the Trustee for cancellation, or (iii) that the Company has redeemed. In March 1991, $36.0 million of such securities was converted into Common Stock by Securityholders. The Securities that were converted may, in accordance with the Indenture, reduce the principal amount to be redeemed because such Securities had not been called for mandatory redemption prior to conversion. As a result, in March 1996, the Company informed the Trustee that the $36.0 million amount available to reduce the redemptions was substantially greater than the amount of redemptions otherwise required under the Indenture. Accordingly, the Company is not required to redeem any Securities prior to maturity in 2010. Should the Company default on its senior debt, then the Company may be precluded from paying principal or interest on the Debentures, and dividends to its stockholders, until such default is cured or waived. During fiscal 1991, holders of approximately $36.5 million Debentures voluntarily converted their Debentures into 11,667,200 shares of Common Stock at a temporarily reduced conversion price.

         The Company did not make its payment of interest on the Debentures when such payment was scheduled on October 17, 1994. In early February 1995, a group of holders and purported holders of the Debentures gave notice of acceleration of the entire amount of principal and interest due under the Debentures, and on February 24, 1995, a subset of such persons filed an involuntary petition in the United States Bankruptcy Court for the Northern District of Texas under Chapter 7 of the U.S. Bankruptcy Code. On March 3, 1995, the Company entered into a letter agreement with a representative of the certain holders of the Debentures who had taken such actions. The agreement provides for a consensual, out-of-court resolution that the Company's Board of Directors has approved as in the best interests of the Company, its stockholders and other stakeholders. The holders' representative agreed to use best efforts to provide notices of waiver of the interest non-payment default, notices of rescission of the Debenture acceleration and the effects thereof, and consent to the immediate dismissal of the involuntary Chapter 7 petition. In return, the Company has agreed to use best efforts to provide an opportunity to holders of Debentures to tender their Debentures to the Company pursuant to an exchange offer to be made by the Company to the holders of the Debentures. The offer consideration will consist of $500 in cash and $120 worth in shares of Common Stock, for the principal balance, plus $80 in cash and $60 worth of shares of Common Stock as interest for each $1,000 in face amount of Debentures. Tendering holders will not receive additional interest calculated from and after April 15, 1994 (which includes the October 17, 1994, April 17, 1995, October 16, 1995 and April 15, 1996 payments). If the exchange offer with holders of Debentures is consummated on the terms in the letter agreement and assuming the tender of 100 percent of the outstanding Debentures, the portion of the offer consideration which will be payable in cash by the Company would be approximately $5,550,000. Among the factors affecting the anticipated exchange offering are the various conditions to the consummation of the offer and the ability of the Company to finance the cash payment necessary, and no assurance can be made that the exchange offer will be successfully completed. Failure to consummate the Debenture exchange offer may result in the Debentureholders instituting involuntary bankruptcy proceedings and/or in the Company considering alternative actions including filing for voluntary protection from creditors. In such case, the Company believes that the recovery to its security holders would be less in a bankruptcy case than the recovery that may be achieved under the consensual, out-of-court arrangement the Company has reached. In addition, the letter agreement provides for a pledge of all of the shares of CCI to secure the Company's obligation to purchase the Debentures, pursuant to the exchange or otherwise; and failure to complete an exchange could result in a foreclosure sale of such shares. The foregoing is intended to disclose events, and does not constitute an offer to the holders of the Company's Debentures. Any such offer may only be made pursuant to an exchange offer, and in conformity with the relevant rules and regulations of the Securities Act of 1933. As a result of the default on the interest payment to the holders, the Company has classified the outstanding principal amount of the Debentures as current as of May 31, 1996. Accrued interest on the Debentures was $1.6 million, which includes $0.1 million of default interest, as of May 31, 1996.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

         (c) In December 1994, the Company reached a final settlement with the Internal Revenue Service ("IRS") on the payroll tax audit pursuant to which the Company entered into an Offer in Compromise to pay the IRS $5.0 million in installments with the Company having no obligation to pay any penalties or accrued interest through the date of the final settlement. In March 1995, the Company paid $350,000 to the IRS against the initial payment due and commenced monthly installment payments to the IRS in April 1995. The Company paid $2,150,000 on July 10, 1995 and on October 20, 1995 it paid the remaining balance outstanding, including accrued interest. The Company utilized the proceeds from the 1995 Federal tax refund to make the final payment.

         (d) In May 1995, the Company and a subsidiary entered into a $1.0 million promissory note with PMR Corporation. Performance of the obligations under the note is secured by a deed of trust on the property of a subsidiary. The note provides for the payment of interest at a fixed rate of 10 percent per annum. The Company made a principal payment of $125,000 in April 1995 and paid $50,000 each month commencing in May 1995 through July 1996. The note requires equal monthly principal payments commencing June 1, 1995 and continuing through February 1997. This note was paid in full on August 13, 1996 through the proceeds from the sale of Starting Point, Orange County.

         (e) On December 30, 1992, the Company assumed approximately $456,000 in bank debt with the purchase of Mental Health Programs, Inc. (see Note 3--"Acquisitions and Dispositions"). The note is secured and guaranteed by the trust of the former owner of Mental Health Programs, Inc. The release of collateral and guarantee are contingent upon continued employment of the former owner with the Company. The note is payable at $8,000 per month with the balance due on August 31, 1997. Interest is at prime plus 1.5 percent.

The net book value of assets pledged to secure the above debt aggregated $12.4 million at May 31, 1996.

NOTE 11--  LEASE COMMITMENTS

         The Company leases certain facilities, furniture and equipment. The facility leases contain escalation clauses based on the Consumer Price Index and provisions for payment of real estate taxes, insurance, maintenance and repair expenses. There were no capital leases at May 31, 1996. Total rental expense for all operating leases was $0.9, $1.1 and $1.3 million for fiscal years 1996, 1995 and 1994, respectively.

         Assets under capital leases were capitalized using interest rates appropriate at the inception of each lease; contingent rents associated with capital leases in fiscal 1996, 1995 and 1994 were $26,000, $79,000, and $61,000, respectively. There were no capital leases at May 31, 1996 and $549,000 in capital leases at May 31, 1995. The change in capital leases was the result of the lease termination sale of operations for the CareUnit Hospital of Kirkland in October, 1995, which was a leased facility (see Note 3-- "Acquisitions and Dispositions").

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

         Future minimum payments, by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consist of the following at May 31, 1996:

                                                                                    OPERATING
         FISCAL YEAR                                                                 LEASES
         -----------                                                                 ------
                                                                             (DOLLARS IN THOUSANDS)
         1997...................................................................    $   902
         1998...................................................................        664
         1999...................................................................        620
         2000...................................................................        601
         2001...................................................................        460
         Later years............................................................        ---
                                                                                     ------
         Total operating lease payments.........................................     $3,247
                                                                                     ======

NOTE 12--  INCOME TAXES

         Provision for income taxes consist of the following:

                                                                                        YEAR ENDED MAY 31,
                                                                                 1996         1995        1994
                                                                                 ----         ----        ----
                                                                                      (DOLLARS IN THOUSANDS)
    Current:
              Federal........................................................   $(2,568)     $---         $---
              State..........................................................        90       180          301
                                                                                -------       ---          ---
                                                                                $(2,478)     $180         $301
                                                                                  =====      ====         ====

         A reconciliation between the provision for income taxes and the amount computed by applying the statutory Federal income tax rate (34 percent) to loss before income taxes is as follows:

                                                                                        YEAR ENDED MAY 31,
                                                                                 1996         1995        1994
                                                                                 ----         ----        ----
                                                                                      (DOLLARS IN THOUSANDS)
        Benefit from income taxes at the statutory tax rate............         $(2,285)   $(3,860)    $(2,567)
        State income taxes, net of federal tax benefit.................              60        119         199
        Amortization of intangible assets..............................             273         39          38
        Valuation allowance............................................           1,930      3,701       2,607
        Refund of prior year loss carryback not previously benefitted..          (2,568)       ---         ---
        Other, net.....................................................             112        181          24
                                                                                -------     ------     -------
                                                                                $(2,478)   $   180     $   301
                                                                                =======    =======     =======

        The Company paid $48,000, $507,000 and $233,000 for income taxes in fiscal 1996, 1995 and 1994, respectively, and in 1996 received a tax refund of $9.4 million associated with its final 1995 federal tax return as discussed further below.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

         Significant components of the Company's deferred tax liabilities and assets are comprised of the following:

                                                                               YEAR ENDED MAY 31,
                                                                              1996            1995
                                                                              ----            ----
                                                                                  (DOLLARS IN THOUSANDS)
         Deferred Tax Assets:
            Net operating losses......................................       $11,366        $18,867
            Restructuring/non-recurring costs.........................         2,105          4,853
            Alternative minimum tax credits...........................           667            666
            Bad debt expense..........................................           374            333
            Employee benefits and options.............................           292            432
            Other, net................................................           189            273
                                                                             -------        -------
                  Total Deferred Tax Assets...........................        14,993         25,424
            Valuation Allowance.......................................       (12,023)       (22,439)
                                                                             -------        -------
                  Net Deferred Tax Assets.............................         2,970          2,985
                                                                             -------        -------
         Deferred Tax Liabilities:
            Depreciation..............................................        (2,400)        (1,866)
            State income taxes........................................          (418)          (806)
            Cash to accrual differences...............................          (152)          (313)
                                                                             -------        -------
                  Total Deferred Tax Liabilities......................        (2,970)        (2,985)
                                                                             -------        -------
         Net Deferred Tax Assets......................................       $   ---        $   ---
                                                                             =======        =======

         On July 20, 1995, the Company filed its Federal tax return for fiscal 1995 and subsequently filed Form 1139 "Corporate Application for Tentative Refund" to carry back losses described in Section 172(f) requesting a refund to the Company in the amount of $9.4 million. Section 172(f) provides for a 10 year net operating loss carryback for losses attributable to specified liability losses. A specified liability loss is defined, in general, as any amount otherwise allowable as a deduction which is attributable to (i) a product liability or (ii) a liability arising under a federal or state law or out of any tort if the act giving rise to such liability occurs at least three years before the beginning of the taxable year. In October 1995, the Company received a $9.4 million refund for fiscal 1995. Of this refund, $2.4 million was recognized as a tax benefit during the second quarter of fiscal 1996. Receipt of the 1995 Federal tax refund does not imply IRS approval. Due to the lack of legal precedent regarding Section 172(f), the remaining amount, $7.0 million, is reflected on the Company's consolidated balance sheet in current liabilities. On August 30, 1995, the Company also filed amended Federal tax returns for several prior fiscal years to carry back losses under Section 172(f) and recognized a tax benefit of $0.2 million related thereto in the second quarter of fiscal 1996. The amount of refund claimed on the amended returns is approximately $11.7 million for 1986; $0.4 million for 1985; $0.7 million for 1983 and $0.4 million for 1982, which is a total of $13.2 million for the refunds from amended returns and a total of $22.6 million for all refunds requested. Section 172(f) is an area of the tax law without substantial legal precedent and there may be opposition by the IRS as to the Company's ability to obtain benefits from refunds claimed under this section. Therefore, no assurances can be made as to the Company's entitlement to all claimed refunds.

         The valuation allowance decreased by approximately $10.4 million at May 31, 1996 as compared to the prior year as a result of the decline in deferred tax assets. The major components of this decrease relate primarily to a decrease in the net operating loss of $7.5 million and a decrease in restructuring expenses of $2.8 million. Deferred tax assets which reversed in the current year, were carried back in connection with the Company's 10 year net operating loss carryback claims under Section 172(f).

         At May 31, 1996, the Company has Federal accumulated net operating losses of approximately $29.9 million, which if carried forward would expire in 2007 through 2010. The Company is subject to alternative minimum tax ("AMT") at a 20 percent rate on alternative minimum taxable income which is determined by making statutory adjustments to the Company's regular taxable income. Net operating loss carryforwards and carrybacks may be used

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

to offset only 90 percent of the Company's alternative minimum taxable income. The Company will be allowed a credit carryover of $667,000 against regular tax in the event that regular tax expense exceeds the alternative minimum tax expense.

NOTE 13--  EMPLOYEE BENEFIT PLANS

         The Company had deferred compensation plans ("Financial Security Plans") for its key executives and medical directors. Under provisions of these plans, participants elected to defer receipt of a portion of their compensation to future periods. Upon separation from the Company, participants received payouts of their deferred compensation balances over periods from five to fifteen years. Effective January 1, 1989, participants were not offered the opportunity to defer compensation to future periods. In June 1992, the Company terminated the plan and placed the remaining participants on 5-year payments. The consolidated balance sheet as of May 31, 1996 reflects the present value of the obligation to the participants under the plan of $334,000.

         The Company has a 401(k) Plan, which is a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, for the benefit of its eligible employees. All full-time and part-time employees who have attained the age of 21 and have completed six consecutive months of employment are eligible to participate in the plan. Effective June 1, 1995, eligibility was modified to six months of employment and a minimum of twenty (20) regular scheduled hours per week. Each participant may contribute from 2 percent to 15 percent of his or her compensation to the plan subject to limitations on the highly compensated employees to ensure the plan is non-discriminatory. Company contributions are discretionary and are determined quarterly by the Company's Board of Directors or the Plan Committee. The Company made approximately $30,000, $29,000, and $20,000 in contributions to the Plan in fiscal 1996, 1995 and 1994, respectively.

NOTE 14--  STOCKHOLDERS' EQUITY

         The Company is authorized to issue 60,000 shares of preferred stock with a par value of $50 per share. No preferred shares have been issued.

         The Company has a 1988 Incentive Stock Option Plan and a 1988 Nonstatutory Stock Option Plan (the "1988 Plans"). Options granted under the 1988 Incentive Stock Option Plan are intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code. In fiscal 1992, the 1988 Incentive Stock Option Plan and 1988 Nonstatutory Stock Option Plan were amended to increase the total number of shares reserved for issuance under the plans and to expand the class of eligible persons under the nonstatutory plan to include advisors and consultants. Options granted under the 1988 Nonstatutory Stock Option Plan do not qualify as ISOs. The maximum number of shares originally subject to options were 150,000 and 40,000 for the ISOs and nonstatutory options, respectively. In fiscal 1995, the plans were amended to increase the number of shares authorized for issuance under the Company's 1988 incentive stock option plan to 500,000 and the Company's 1988 Nonstatutory Stock Option Plan to 200,000. Such amendment was ratified by the shareholders on November 14, 1994. The following table sets forth the activity related to ISOs for the years ended May 31, 1996, 1995 and 1994:

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

                                                                            NUMBER OF       OPTION PRICE
                                                                             SHARES     PER SHARE      AGGREGATE
                                                                             ------     ---------      ---------
                                                                                           (IN THOUSANDS)
      Balance, May 31, 1993..........................................        63,517   $12.50-30.00      $1,179
         Options forfeited in fiscal 1994............................       (46,750)  $12.50-30.00        (830)
                                                                             ------                     ------
      Balance, May 31, 1994..........................................        16,767   $12.50-30.00      $  349
         Options canceled in fiscal 1995.............................        (5,000)  $ 6.25- 7.50         (34)
         Options issued in fiscal 1995...............................       227,500   $ 6.25-12.00       1,684
         Options forfeited in fiscal 1995............................       (53,100)  $ 6.25-30.00        (493)
                                                                             ------                     ------
      Balance, May 31, 1995..........................................       186,167   $ 6.25-30.00      $1,506
         Options canceled in fiscal 1996.............................        (5,500)  $ 6.25-7.875         (43)
         Options issued in fiscal 1996 ..............................       122,500   $7.875- 8.00         966
         Options forfeited in fiscal 1996............................      (114,154)  $ 6.25-21.25        (947)
         Options exercised in fiscal 1996............................       (14,000)  $ 6.25-7.875        (106)
                                                                             ------                     ------
      Balance May 31, 1996...........................................       175,013   $ 6.25-30.00      $1,376
                                                                            =======                     ======

         Options under the 1988 ISO Plan to purchase 118,961 and 62,115 shares were exercisable as of May 31, 1996 and 1995, respectively.

         The following table sets forth the activity related to nonstatutory options for the years ended May 31, 1996, 1995 and 1994:

                                                                               NUMBER OF       OPTION PRICE
                                                                                SHARES     PER SHARE   AGGREGATE
                                                                                ------     ---------   ---------
                                                                                          (IN THOUSANDS)
    Balance, May 31, 1993...........................................           28,000         $12.50       $ 350
      Options forfeited in fiscal 1994..............................          (12,000)        $12.50        (150)
                                                                               ------                      -----
    Balance, May 31, 1994...........................................           16,000         $12.50         200
      Options forfeited in fiscal 1995..............................          (12,000)        $12.50        (150)
      Options canceled in fiscal 1995...............................          ( 4,000)        $12.50         (50)
                                                                               ------                      -----
    Balance May 31, 1995............................................               --             --          --
      Options issued in fiscal 1996.................................           86,237    $6.25-12.00         710
                                                                               ------                      -----
    Balance May 31, 1996............................................           86,237    $6.25-12.00       $ 710
                                                                               ======                      =====

         Nonstatutory options to purchase 64,570 shares were exercisable as of May 31, 1996. There were no nonstatutory options exercisable as of May 31, 1995. Nonstatutory options to purchase 16,000 shares were exercisable as of May 31, 1994.

         The per share exercise price of options issued under the plans is determined by the Board of Directors, but in no event is the option exercise price so determined less than the then fair market value (as defined in the plans) of the shares at the date of grant. In the case of an ISO, if, on the date of the grant of such option, the optionee is a restricted stockholder (as defined in the plans), the option exercise price cannot be less than 110 percent of the fair market value of the shares on the date of the grant.

         Options vest and become exercisable at such times and in such installments as the Board of Directors provides for in the individual option agreement, except that an option granted to a director may not be exercised until the expiration of one year from the date such option is granted. Subject to the limitation with respect to the vesting of options granted to directors, the Board of Directors may in its sole discretion accelerate the time at which an option or installment thereof may be exercised.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

         The Company has a 1995 Incentive Plan (the "1995 Plan"). The purpose of the 1995 Plan is to provide an incentive to key management employees and consultants whose present and potential contributions to the Company and its subsidiaries are important to the success of the Company by affording them an opportunity to acquire a proprietary interest in the Company. Options granted as incentive stock rights, stock options, stock appreciation rights, limited stock appreciation rights and restricted stock grants under the 1995 Plan may qualify as ISO's under Section 422A of the Internal Revenue Code. The total number of shares reserved for issuance under the 1995 Plan is 450,000.

         During fiscal 1996, 105,500 options were granted in the 1995 Plan at $8.50 per share, including a Restricted Stock Grant for 100,000 which vests over a 20-year period of time. As of May 31, 1996, 10,500 shares were exercisable under the 1995 Plan.

         In fiscal 1995, the Company implemented the Company's Directors' Stock Option Plan (the "Directors' Plan"). The terms of the Directors' Plan provides for the grant of only non-qualified stock options. The Directors' Plan is not subject to ERISA, nor is it qualified under code Section 401(a) of the Internal Revenue Code. The maximum number of shares subject to option were 200,000, and all non-employee directors of the Company are eligible to participate in the Directors' Plan. The Directors' Plan provides for the grant of non-qualified stock options to non-employee directors as follows: (1) each individual serving as a non-employee director as of the effective date were granted a non-qualified stock option to purchase 10,000 share of Common Stock ("Initial Grant"); (2) each individual who first becomes a non-employee director on or after the effective date, will be granted, at the time of such election or appointment a non-qualified stock option to purchase 10,000 shares of Common Stock ("Initial Grant"); (3) commencing with the 1995 annual meeting of the Company's stockholders, each individual who at each annual meeting of the Company's stockholders remains a non-employee director will receive an additional non-qualified stock option to purchase 2,500 shares of Common Stock. Each non-qualified stock option is exercisable at a price equal to the Common Stock's fair market value as of the date of grant. Initial grants vest annually in 25 percent increments beginning on the first anniversary of the date of grant, provided the individual is still a director on those dates. Annual grants will become 100 percent vested as of the first annual meeting of the Company's stockholders following the date of grant, provided the individual is still a director as of that date. An optionee who ceases to be a director shall forfeit that portion of the option attributable to such vesting dates on or after the date he or she ceases to be a director.

         In fiscal 1996, the Directors' Plan was amended to increase the number of shares authorized for issuance to 250,000. In addition, the number of options awarded annually to all non-employee directors was increased from 2,500 to 5,000 and provided for an annual grant of special service options to the Vice Chairman of the Board of 3,333 and to each committee chairman of 8,333 and each committee member of 2,500. The amended and restated plan continues to provide that each non-employee director will automatically be granted an option to purchase 10,000 shares upon joining the Board of Directors and options to purchase 5,000 shares on each anniversary of the initial date of service. Such amendment and restatement was ratified by the shareholders on November 9, 1995.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

         The following table sets forth the activity related to the Directors' Plan for the years ended May 31, 1996 and 1995:

                                                                               NUMBER OF          OPTION PRICE
                                                                                SHARES        PER SHARE    AGGREGATE
                                                                                ------        ---------    ---------
                                                                                                  (IN THOUSANDS)
      Options granted in fiscal 1995................................            50,000          $7.00        $350
                                                                                ------                       ----
    Balance, May 31, 1995...........................................            50,000          $7.00         350
      Options canceled in fiscal 1996...............................           (13,333)        $8.625        (115)
      Options forfeited in fiscal 1996..............................           (12,500)        $7.00         (88)
      Options granted in fiscal 1996................................            49,999         $8.625         431
                                                                                ------                       ----
    Balance May 31, 1996............................................            74,166    $7.00-8.625       $ 578
                                                                                ======                      =====

         There were 15,000 non-qualified options exercisable in the Directors' Plan as of May 31, 1996. There were no options exercisable as of May 31, 1995.

         In November 1995, the Company entered into a Secured Conditional Exchangeable Note Purchase Agreement. The principal amount of the Note was $1.0 million, accrued interest at 12 percent per annum, and was secured by a deed of trust. The principal amount of the Note was exchangeable into the Company's Common Stock at the exchange rate of $7.54375 per share. On May 30, 1996, exchange of this Note was effectuated. As a result, on May 31, 1996, the Company issued 132,560 shares of the Company's Common Stock to Premier Strategic Growth Fund and paid $61,520 representing accrued interest to date.

         In August 1995, the Company sold an aggregate of 19,933 shares of Common Stock to three accredited investors in a private offering for an aggregate purchase price of $119,598 paid in cash on August 16, 1995.

         On May 22, 1995, the Company and its subsidiary, Comprehensive Behavioral entered into an agreement with Physicians Corporation of America ("PCA"), providing for PCA to invest $1.0 million in Comprehensive Behavioral for 13.5 percent of the voting power of Comprehensive Behavioral represented by all of the Series A Preferred Stock of Comprehensive Behavioral which is also exchangeable at the option of PCA for 100,000 shares of the Company's Common Stock. The right to exchange expires in 10 years. As a key to the agreement, so long as PCA remains an equity holder of Comprehensive Behavioral, PCA and its subsidiaries will negotiate in good faith to contract with Comprehensive Behavioral for the delivery of mental health services in all PCA service areas where Comprehensive Behavioral has an adequate network. In addition, PCA was granted a first right of refusal regarding any sale of Comprehensive Behavioral. The Series A Preferred Stock is convertible into 13.5 percent of the Common Stock of Comprehensive Behavioral on a fully-diluted basis, subject to certain antidilution adjustments. The redemption price for the Series A Preferred Stock is equal to the original purchase price plus 4 percent for each year the stock is outstanding. The Company has the right to redeem the Series A Preferred Stock after approximately five years, and PCA has the right to require the Company to redeem the Series A Preferred Stock after approximately three years. On liquidation, the holder of the Series A Preferred Stock will be entitled to a liquidation preference equal to the redemption price. The Series A Preferred Stock is entitled to receive dividends, if any, in an amount proportionate to its voting power when any dividends are declared and paid on the Common Stock of Comprehensive Behavioral.

         On April 1, 1995, the Company agreed to issue American Mental Health Care, Inc. ("AMH") 44,054 shares of the Company's Common Stock in return for a one-year management contract between Comprehensive Behavioral and AMH, one-third of the shares of AMH and a one-year option to acquire all of the shares of AMH for up to 132,162 additional shares of the Company's Common Stock to be issued based on three-year net revenue requirements. AMH currently provides behavioral managed care services in South Florida. The terms of the management agreement include an employment contract with Comprehensive Behavioral for the former president of

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

AMH. The Company issued 44,054 shares to AMH in April 1996 and extended the one-year option through August 31, 1996.

         On February 1, 1995, the Company sold an aggregate of 100,000 shares of Common Stock to one accredited investor in a private offering for an aggregate purchase price of $600,000 paid in cash on February 7, 1995. Such agreement was amended in June 1995 for an additional 15,000 shares as an adjustment for delay in registration of shares without additional payment. On April 15, 1995 the Company sold an aggregate of 150,000 shares of Common Stock to an accredited investor in a private offering for an aggregate purchase price of $975,000 paid in cash on April 19, 1995. During the second quarter of fiscal 1996, the Company amended this agreement for an additional 22,500 shares as an adjustment for delay in registration of shares without additional payment.

         In October 1994, options not under any plan were issued to a non-policy making vice president of a subsidiary of the Company. Options for 20,000 shares were granted at an exercise price ranging from $7.50 to $15.00 per share. Options for 7,500 shares vest one year from the date of grant; options for 7,500 shares two years from the date of grant and the remaining options for 5,000 shares vest on the three year anniversary of the date of grant. In addition, vesting of all options are subject to certain performance requirements. Failure to meet such annual performance requirements will result in the forfeiture of all or part of such options which vest in that year.

         In August 1994, options not under any plan were issued to the President of a subsidiary of the Company. Options for 15,000 shares were granted as an exercise price ranging from $7.50 to $15.00 per share. These options vest one-third one year from the date of grant and one-third each year thereafter.

         In August 1994, options not under any Plan were issued to the interim President and Chief Executive Officer as an inducement essential to his appointment as President and Chief Executive Officer. Options for 50,000 shares were granted at an exercise price ranging from $7.50 to $15.00 per share. These options were exercisable 50 percent at grant date and 25 percent each year thereafter. These options were forfeited during fiscal 1996 upon the grant of a Restricted Stock Grant in the Company's 1995 Plan.

          In December 1992, options not under any plan were issued to the former owner of Mental Health Programs, Inc., as an inducement essential to the purchase of Mental Health Programs, Inc. (see Note 3-- "Acquisitions and Dispositions"). Options for 10,000 shares were granted at an exercise price ranging from $15.00 to $30.00. These options are exercisable 25 percent after one year from the grant date and each year thereafter and were contingent upon the continued employment with the Company. In July 1993, the Company terminated the employment agreement with the former owner and subsequently entered into litigation. On November 21, 1994, the Company reached a settlement agreement with the former owner and as part of the settlement agreement issued 16,000 shares of the Company's Common Stock. In January 1996, the Company issued the former owner an additional 1,160 shares pursuant to the amended settlement agreement. In February 1993, options not under any plan were issued to the Company's former Chief Financial Officer. Options for 50,000 shares were granted at an exercise price ranging from $10.00 to $20.00. These options become exercisable 25 percent after one year from the grant date and each year thereafter. In November 1994, the former Chief Financial Officer resigned and all options have expired.

         On April 19, 1988, the Company declared a dividend of one common share purchase right ("Right") for each share of Common Stock outstanding at May 6, 1988. Each Right entitles the holder to purchase one share of Common Stock at a price of $300 per share, subject to certain anti-dilution adjustments. The Rights are not exercisable and are transferable only with the Common Stock until the earlier of ten days following a public announcement that a person has acquired ownership of 25 percent or more of the Company's Common Stock or the commencement or announcement of a tender or exchange offer, the consummation of which would result in the ownership by a person of 30 percent or more of the Company's Common Stock. In the event that a person acquires 25 percent or more of the Company's Common Stock or if the Company is the surviving corporation in a merger and its Common Stock is not changed or exchanged, each holder of a Right, other than the 25 percent stockholder (whose Rights will be void), will thereafter have the right to receive on exercise that number of shares of Common Stock having a market value

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

of two times the exercise price of the Right. If the Company is acquired in a merger or more than 50 percent of its assets are sold, proper provision shall be made so that each Right holder shall have the right to receive or exercise, at the then current exercise price of the Right, that number of shares of Common Stock of the acquiring company that at the time of the transaction would have a market value of two times the exercise price of the Right. The Rights are redeemable at a price of $.20 per Right at any time prior to ten days after a person has acquired 25 percent or more of the Company's Common Stock.

         As of May 31, 1996, the Company has reserved 265,912 shares of Common Stock for future issuances related to business acquisitions, approximately 565,612 shares related to the conversion of convertible debt and private placements and 1,408,600 shares for the exercise of stock options of which approximately 674,000 shares are for options granted under the Company's 1988 Plans, 450,000 under the 1995 Incentive Plan, and 250,000 shares under the Directors' Plan. Each of the shares reserved for future issuance includes one Right as referenced above. As of May 31, 1996, no Preferred Stock is outstanding or reserved for issuance.

NOTE 15 --  COMMITMENTS AND CONTINGENCIES

         On October 30, 1992, the Company filed a complaint in the United States District Court for the Eastern District of Missouri against RehabCare Corporation ("RehabCare") seeking damages for violations by RehabCare of the securities laws of the United States, for common law fraud and for breach of contract (Case No. 4:92CV002194 CAS). The Company sought damages for the lost benefit of certain stockholder appreciation rights in an amount in excess of $3.6 million and punitive damages. RehabCare filed a counterclaim in the case seeking a declaratory judgment with respect to the rights of both parties under the Stock Redemption Agreement, an injunction enjoining the Company from taking certain action under the Stock Redemption or Restated Shareholders Agreements and damages in the form of attorneys' fees and costs allegedly incurred by RehabCare with respect to its issuance of certain preferred stock and with respect to prior litigation between the parties. The case was tried before a jury commencing on February 21, 1995. Prior to the presentation of evidence to the jury, the Court struck RehabCare's counterclaim in its entirety. On March 8, 1995, the jury returned its verdict awarding the Company $2,681,250 in damages, plus interest and the costs of the action against RehabCare for securities fraud and for breach of contract. RehabCare has posted a bond in the amount of $3.0 million and filed a motion for new trial or in the alternative, for judgment as a matter of law, which the court denied in its entirety on August 4, 1995. On September 1, 1995, RehabCare filed a notice of appeal with the District Court indicating its intent to appeal the matter to the United States Court of Appeals. RehabCare filed its first brief to set forth argument on January 29, 1996, the Company filed its brief on March 19, 1996 and RehabCare filed its reply on April 6, 1996. Verbal argument was heard by the District Court in June 1996 and the Company expects to hear a determination in the next six months. Although the Company feels that RehabCare will not prevail in its appeal, the Company has not recognized any gain with relation to the judgment. Any effect from the outcome of this lawsuit will not have a material adverse impact on the Company's results of operations.

         In July 1994, the Company filed an action in the United States District Court for the District of Oregon (Civil Case No. 94-384 FR) against its former financial advisor, Mr. Leslie Livingston and Livingston & Co., and its former legal counsel, Schwabe, Williamson & Wyatt, to recover advances for services in connection with an uncompleted sale and leaseback of CMP Properties, Inc. On February 15, 1996, the Company settled this dispute for $860,000. This settlement amount was received by the Company during the third quarter of fiscal 1996 and is reflected in the statement of operations as a non-operating gain.

         On June 8, 1994, RehabCare filed a lawsuit against the Company in the Circuit Court of St. Louis County, Missouri concerning a Tax Sharing Agreement entered into between the Company and RehabCare in May 1991 (Case No. 663957). The Company settled this dispute on February 13, 1996 for $550,000. This settlement amount was paid by the Company during the third quarter of fiscal 1996 and included obligations under the Tax Sharing Agreement through December 1989. The Company had established a reserve for this settlement in a prior fiscal year and, as a result there was no impact related to this settlement on the Company's statements of operations for fiscal 1996.

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

During fiscal 1996, the Company recorded $0.2 million in connection with its obligations under the Tax Sharing Agreement related to the period 1989 through 1991. This charge is reflected in the Company's fiscal 1996 statements of operations.

         On December 27, 1995, AGCA, Inc. and Merit Behavioral Care Systems, Inc. filed a lawsuit against a subsidiary of the Company, one of its employees, and other non-related parties. The cause, originally filed in Travis County, has been moved to the 101st District Court of Dallas County (Case No. 962970E). On January 29, 1996, AGCA, Inc. also filed a lawsuit against a subsidiary of the Company and one of its employees in the U.S. District Court, Tampa Division (Case No. 95-15768). Both lawsuits seek injunctive relief and the Texas action includes a claim of conspiracy. Plaintiffs have agreed to mediate both the Texas and Florida action on September 3, 1996, in Tampa, Florida. The Company is unable to predict at this time what effect, if any such lawsuits will have on the Company's financial position, result of operations and cash flows.

         The Company entered into a Stock Purchase Agreement on April 30, 1996 to purchase the outstanding stock of Healthcare Management Services, Inc., Healthcare Management Services of Ohio, Inc., Healthcare Management Services of Michigan, Inc. and Behavioral Healthcare Management, Inc. (hereafter collectively referred to as "HMS"). The Stock Purchase Agreement was subject to certain escrow provisions and other contingencies which were not completed until July 25, 1996. (See Note 17-- "Events Subsequent to the Balance Sheet Date.) In conjunction with this transaction, HMS initiated an arbitration against The Emerald Health Network, Inc. ("Emerald") claiming breach of contract and seeking damages and other relief. In August 1996, Emerald, in turn, initiated action in the U.S. District Court for the Northern District of Ohio, Eastern Division, against the Company claiming, among other things, interference with the contract between Emerald and HMS and seeking unspecified damages and other relief. An answer has not yet been interposed and no discovery has commenced. The action, therefore, is in its formative stages and the Company believes it has good and meritorious defenses and that HMS has meritorious claims in its arbitration. The Company believes that it may have claims arising from this transaction against the accountants and legal counsel of HMS as well as HMS's lending bank. These claims are presently being investigated and have not as yet been quantified. The Company does not believe that the impact of these claims will have a material adverse effect on the Company's financial position, result of operations and cash flows.

         In October 1994, the New York Stock Exchange, Inc. notified the Company that it was below certain quantitative and qualitative listing criterion in regard to net tangible assets available to Common Stock and three year average net income. The Listing and Compliance Committee of the NYSE has determined to monitor the Company's progress toward returning to continuing listing standards. Management anticipates success in "global restructuring" (see Note 2-- "Operating Losses and Liquidity") will be necessary in order to satisfy the Committee of the Company's progress. The Company met with representatives of the NYSE during the third quarter fiscal 1995 and first and fourth quarters of fiscal 1996 to discuss the Company's financial condition and intention to issue shares without seeking approval of shareholders. No assurance can be given as to the actions that the NYSE may take or that the steps of the restructuring will be successfully completed.

         An involuntary bankruptcy petition was dismissed on March 6, 1995 pursuant to an agreement dated March 3, 1995 between the Company and a representative of the petitioners. Under such agreement the Company has agreed, subject to the conditions therein, to offer to exchange for its outstanding 7 1/2 % Convertible Subordinated Debentures a combination of cash and shares. See
Note 2 to the Company's Condensed Consolidated Financial Statements for a discussion of the Company's default in the payment of interest on its 7 1/2 % Convertible Subordinated Debentures and the consequent acceleration of the full principal amount thereof. The foregoing is intended to disclose an event, and does not constitute an offer to the holders of the Company's Debentures. Any such offer may only be made pursuant to an exchange offer, and in conformity with the relevant securities laws, rules and regulations.

         From time to time, the Company and its subsidiaries are also parties and their property is subject to ordinary routine litigation incidental to their business. In some pending cases, claims exceed insurance policy limits and the

                         COMPREHENSIVE CARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MAY 31, 1996, 1995 AND 1994

Company or a subsidiary may have exposure to liability that is not covered by insurance. Management believes that the outcome of such lawsuits will not have a material adverse impact on the Company's financial statements.

NOTE 16--  FOURTH QUARTER RESULTS FOR FISCAL 1996

         The net loss for the fourth quarter of fiscal 1996 was $2.5 million. Affecting these results were certain unusual and infrequent transactions that had both positive and negative effects. The unusual transactions that had a positive effect on earnings were an adjustment of $0.3 million for favorable settlements in the current year related to prior year third party liabilities and a $0.3 gain on the sale of the Company's freestanding facility in San Diego, California. One-time or infrequent transactions that had a negative effect on earnings included the write-off of goodwill for two facilities that were closed during the period of $0.8 million, a loss in the equity of an unconsolidated affiliate of $0.2 million, and a non-recurring charge of $0.1 million for restructuring reserve for the planned closure of the freestanding facility in Cincinnati, Ohio.

NOTE 17--  EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE

         As of April 30, 1996, the Company entered into a Stock Purchase Agreement to purchase the outstanding Common Stock of Healthcare Management Services, Inc., Healthcare Management Services of Ohio, Inc., Healthcare Management Services of Michigan, Inc. and Behavioral Healthcare Management, Inc. (hereinafter collectively referred to as "HMS"). Such Stock Purchase Agreement was subject to certain escrow provisions and other contingencies. On July 25, 1996, the Company consented to closing, reserving its rights to assert certain claims against the Sellers and others. Subsequent to July 25, 1996, the Company entered into negotiations with the Sellers or their representatives relating to the disposition of the claims that the Company had reserved its rights to. These negotiations relate to (i) Sellers relinquishing their rights to stock to be received; (ii) Sellers being relieved of certain indemnity obligations under the Stock Purchase Agreement; (iii) modification of the commission structure in the employment agreements; and, (iv) modification in the number of warrants to be received by Sellers from Buyer. As of August 27, 1996, a definitive agreement relating to the Company's post-closing claims had not been entered into although the Company believes that such an agreement will be executed on terms satisfactory to it. The Company has several legal issues in connection with this transaction (see Note 15-- "Commitments and Contingencies").

         On July 23, 1996, the Company closed CCI's administrative office in San Ramon, California. Closure of this office and several non-performing contract units are part of the planned restructuring of these operations. The impact of this restructuring is approximately $0.2 million and will be reflected in the Company's statements of operations for the quarter ended August 31, 1996.

         On August 12, 1996, the Company sold its 70-bed freestanding facility in Costa Mesa, California.

                 COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)

                                                                                                       Pro Forma
                                                                          May 31,     November 30,     November 30,
                                                                            1996           1996            1996
                                                                            ----           ----            ----
                                                                          (Note)       (Unaudited)     (Unaudited)
                                                                                                        (Note 2)
                                     ASSETS
Current assets:
      Cash and cash equivalents........................................   $ 4,433        $ 7,578         $  3,060
      Accounts receivable, less allowance for
           doubtful accounts of $877 and $1,097 .......................     2,476          3,274            3,274
      Other receivables................................................     1,478          2,477            2,477
      Property and equipment held for sale.............................     1,233          1,221            1,221
      Other current assets.............................................       352            343              151
                                                                          -------        -------         --------
Total current assets...................................................     9,972         14,893           10,183
                                                                          -------        -------         --------

Property and equipment, at cost........................................     9,863          9,912            9,912
Less accumulated depreciation and amortization.........................    (3,590)        (3,624)          (3,624)
                                                                          -------        -------         --------
Net property and equipment.............................................     6,273          6,288            6,288
                                                                          -------        -------         --------

Property and equipment held for sale ..................................     6,915          4,708            4,708
Notes receivable.......................................................       212          1,978            1,978
Other assets...........................................................     1,746          2,773            2,748
                                                                          -------        -------         --------
Total assets...........................................................   $25,118        $30,640          $25,905
                                                                          =======        =======         ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable and accrued liabilities.........................   $10,714        $13,381          $11,446
      Long-term debt in default (see Note 3)...........................     9,538          9,538              ---
      Current maturities of long-term debt.............................     2,464          2,072            2,072
      Unbenefitted tax refunds received................................     7,018         12,092           12,092
      Income taxes payable.............................................       410            382              382
                                                                          -------        -------         --------
Total current liabilities..............................................    30,144         37,465           25,992
                                                                          -------        -------         --------

Long-term debt, excluding current maturities...........................        24            ---            2,692
Other liabilities......................................................       749            688              688
Minority interest......................................................     1,000          1,060            1,060
Commitments and contingencies (see Notes 3 and 7) Stockholders' equity:
      Preferred Stock, $50.00 par value; authorized 60,000 shares......       ---            ---              ---
      Common Stock, $.01 par value; authorized 12,500,000 shares;
           issued and outstanding 2,848,685 and 3,069,929 shares
           (pro forma 3,234,233).......................................        28             31               33
      Additional paid-in capital.......................................    43,931         44,921           46,891
      Accumulated deficit..............................................   (50,758)       (53,525)         (51,451)
                                                                          -------        -------         --------
           Total stockholders' equity(deficit).........................    (6,799)        (8,573)          (4,527)
                                                                          -------        -------         --------
Total liabilities and stockholders' equity.............................   $25,118        $30,640         $ 25,905
                                                                          =======        =======         ========

Note: The balance sheet at May 31, 1996 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                             See accompanying notes.

                 COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (Dollars in thousands, except per share amounts)


                                                            Three Months Ended            Six Months Ended
                                                               November 30,                   November 30,
                                                         1996             1995           1996            1995
                                                         ----             ----           ----            ----
Revenues and gains:
     Operating revenues                                $  9,710        $  7,605        $ 18,703        $ 16,380

Costs and expenses:
     Direct healthcare expenses                           8,420           7,091          16,589          14,806
     General and administrative expenses                  2,156           2,435           3,810           3,705
     Provision for doubtful accounts                        154             389             201             669
     Depreciation and amortization                          176             335             338             683
     Restructuring expenses                                --              --               195            --
                                                       --------        --------        --------        --------
                                                         10,906          10,250          21,133          19,863
                                                       --------        --------        --------        --------
Loss from operations                                     (1,196)         (2,645)         (2,430)         (3,483)

     Gain on sale of assets                                  20           1,036              26           1,067
     Loss on sale of assets                                 (12)           --               (12)            (31)
     Non-recurring loss                                    --              --              (250)           --
     Interest income                                        105              54             150              64
     Interest expense                                      (260)           (289)           (596)           (743)
                                                       --------        --------        --------        --------

Loss before income taxes                                 (1,343)         (1,844)         (3,112)         (3,126)

Benefit for income taxes                                    344           2,562             345           2,536
                                                       --------        --------        --------        --------
     Net earnings/(loss)                               $   (999)       $    718        $ (2,767)       $   (590)
                                                       ========        ========        ========        ========
Earnings/(loss) per share:

     Net earnings/(loss)                               $  (0.34)       $   0.27        $  (0.96)       $  (0.22)
                                                       ========        ========        ========        ========
Supplemental earnings/(loss) per share (Note 8):

     Net earnings/(loss)                               $   0.43        $   0.27        $  (0.16)       $  (0.22)
                                                       ========        ========        ========        ========

                             See accompanying notes.

                 COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (Dollars in thousands)

                                                                                         Six Months Ended
                                                                                             November 30,
                                                                                         1996            1995
                                                                                    ------------     --------
                                                                                      (Note 9)
Cash flows from operating activities:
      Net loss.................................................................       $(2,767)         $  (590)
Adjustments to reconcile net loss to net
      cash used in operating activities:
      Depreciation and amortization............................................           338              683
      Provision for doubtful accounts..........................................           201              669
      Gain on sale of assets...................................................           (26)          (1,067)
      Loss on sale of assets...................................................            12               31
      Carrying costs incurred on property and equipment held for sale..........           ---             (240)
      Changes in assets and liabilities net of effect of acquisitions:
          Decrease(increase) in accounts receivable............................          (937)           2,873
          Increase in other receivables........................................        (1,015)          (1,400)
          Increase in other current assets and other assets....................           (10)            (308)
          Increase in accounts payable and accrued liabilities.................         2,103              392
      Increase in unbenefitted tax refunds received............................         5,074            7,066
      Decrease in income taxes payable.........................................           (28)             ---
      Decrease in other liabilities............................................          (188)            (481)
                                                                                       ------           ------

           Net cash provided by operating activities...........................         2,757            7,628
                                                                                       ------            -----

Cash flows from investing activities:
      Net proceeds(loss) from sale of property and equipment (operating and
      held for sale) ..........................................................           405              (42)
      Additions to property and equipment......................................          (196)            (290)
                                                                                       ------           ------
           Net cash provided by(used in) investing activities..................           209             (332)
                                                                                       ------           -------

Cash flows from financing activities:
      Bank and other borrowings................................................           ---            1,000
      Proceeds from the issuance of Common Stock...............................           873              930
      Repayment of debt........................................................          (694)          (4,885)
                                                                                      -------            -----
           Net cash provided by(used in) financing activities..................           179           (2,955)
                                                                                      -------            -----

Net increase in cash and cash equivalents......................................         3,145            4,341

Cash and cash equivalents at beginning of period...............................         4,433            1,542
                                                                                       ------           ------

Cash and cash equivalents at end of period.....................................       $ 7,578           $5,883
                                                                                       ======            =====


                             See accompanying notes.

                         COMPREHENSIVE CARE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1996
                                   (Unaudited)

INTERIM REPORTING

NOTE 1--  BASIS OF PRESENTATION

         The condensed consolidated balance sheet as of November 30, 1996, and the related condensed consolidated statements of operations and cash flows for the three and six month periods ended November 30, 1996 and 1995 are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. The results of operations for the three and six months ended November 30, 1996 are not necessarily indicative of the results to be expected during the balance of the fiscal year.

         The condensed consolidated financial statements do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The notes to consolidated financial statements for the year ended May 31, 1996 elsewhere herein provide additional disclosures and a further description of accounting policies.

         The Company's financial statements are presented on the basis that it is a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company incurred significant losses from operations in fiscal 1996 and continues to report losses for fiscal 1997. The continuation of the Company's business is dependent upon the resolution of operating and short-term liquidity problems and the realization of the Company's plan of operations. These conditions raise doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recovery and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty (see Note 3-- "Operating Losses and Liquidity").

         The weighted average number of shares outstanding used to compute loss per share were 2,935,000 and 2,628,000 for the three months ended November 30, 1996 and 1995, respectively; and 2,895,000 and 2,628,000 for the six months ended November 30, 1996 and 1995, respectively.

NOTE 2--  DEBENTURE EXCHANGE OFFER

         The Company did not make its payment of interest on its 7 1/2% Convertible Subordinated Debentures (the "Debentures") when such payment was scheduled on October 17, 1994. In early February 1995, a group of holders and purported holders of the Debentures gave notice of acceleration of the entire amount of principal and interest due under the Debentures, and on February 24, 1995, a subset of such persons filed an involuntary petition in the United States Bankruptcy Court for the Northern District of Texas under Chapter 7 of the U.S. Bankruptcy Code. On March 3, 1995, the Company entered into a letter agreement with a representative of the certain holders of the Debentures who had taken such actions. The agreement provided for a consensual, out-of-court resolution that the Company's Board of Directors approved as in the best interests of the Company, its stockholders and other stakeholders. The holders' representative agreed to use bet efforts to provide notices of waiver of the interest non-payment default, notices of rescission of the Debenture acceleration and the effects thereof, and consent to the immediate dismissal of the involuntary Chapter 7 petition. In return, the Company agreed to use best efforts to provide an opportunity to holders of Debentures to tender their Debentures to the Company pursuant to an exchange offer to be made by the Company to the holders of the Debentures.

         On November 14, 1996, the Company commenced a consent solicitation pursuant to a proxy statement addressed to its Debentureholders (the "Consent Solicitation"). The Company simultaneously initiated an exchange

                         COMPREHENSIVE CARE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1996
                                   (Unaudited)

offer (the "Debenture Exchange Offer"). In addition, the Debenture Exchange Offer required the holders of a majority of the Debentures to give their approval to rescind the acceleration and waive the defaults described above.

         The Debenture Exchange Offer offered to the holders of Debentures to exchange $500 in cash plus sixteen (16) shares of Common Stock designated aggregately as payment of principal, plus $80 in cash plus eight (8) shares of Common Stock, designated aggregately as a payment of interest for each $1,000 of the outstanding principal amount of its Debentures and the waiver by the Debentureholder of all interest accrued and unpaid on such principal amount as of the date of the Exchange

         On December 30, 1996, the Company completed the Debenture Exchange Offer with its Debentureholders. The Company was advised by the Exchange Agent that affirmative consents of Debentureholders in excess of 82%
had been received, and that all propositions had been consented to and approved by Debentureholders. An aggregate of $6,846,000 of principal amount of Debentures (the "Tendered Debentures"), representing 72% of the issued and outstanding Debentures, were tendered for exchange to the Company pursuant to the terms of the Exchange Offer. With respect to the Tendered Debentures, the Company paid the Exchange Agent, on behalf of tendering Debentureholders, an aggregate amount of $3,970,680 and requisitioned for issue 164,304 shares of the Company's Common Stock, representing the stock portion of the Exchange Offer. The distribution of the exchange consideration to tendering Debentureholders was made by the Exchange Agent within five days after the closing date of December 30, 1996. With respect to the $2,692,000 of principal amount of Debentures which were not tendered for exchange, the Company paid an aggregate of $552,701 of interest and default interest to such non-tendering Debentureholders. Due to the affirmative result of the Consent Solicitation and the payment by the Company of interest and default interest with respect to all Debentures which have not been tendered for exchange, the Company is no longer in default with respect to such Debentures.

         The effect of these transactions on the Company's consolidated financial position as of November 30, 1996 has been reflected in the accompanying pro forma Condensed Consolidated Balance Sheet as if the Debenture Exchange Offer had occurred as of the period presented based upon the price of the Company's Common Stock on November 30, 1996 of $12.00 per share, the resulting gain on the Debenture Exchange was $2.4 million less approximately $0.3 million in related costs and expenses for a net gain of $2.1 million with the remaining amount of $2.0 million being recorded to additional-paid-in capital. The aggregate principal amount of Debentures which were not tendered was $2,692,000 and is reflected in long-term debt.

NOTE 3--  OPERATING LOSSES AND LIQUIDITY

         At November 30, 1996, the Company had cash and cash equivalents of $7.6 million. During the six months ended November 30, 1996, the Company provided $2.8 million from its operating activities, provided $0.2 million from its investing activities and provided $0.2 million in its financing activities. The Company reported a net loss of $1.0 million for the quarter ended November 30, 1996, versus net income of $0.7 million for the quarter ended November 30, 1995. As a result, the Company has an accumulated deficit of $53.5 million and a total stockholders' deficiency of $8.6 million as of November 30, 1996. Additionally, the Company's current assets at November 30, 1996 amounted to approximately $14.9 million and current liabilities were approximately $37.5 million, resulting in a working capital deficiency of approximately $22.6 million and a negative current ratio of 1:2.5. The Company's primary use of available cash resources is to expand its behavioral medicine managed care and contract management businesses and fund operations while it seeks to dispose of certain of its freestanding facilities.

          Included in current and non-current assets are three hospital facilities designated as property and equipment held for sale with a total carrying value of $5.9 million.

         In August 1996, the Company sold one of its non-operating facilities and also closed an operating facility due to poor performance. The Company used the proceeds from the sale of the facility to pay off secured debt and for

                         COMPREHENSIVE CARE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1996
                                   (Unaudited)

other working capital purposes. As part of the transaction related to this sale, the Company took back a note on the property. The provisions of the note allow the buyer a discount if the note is redeemed in the first six months. In the event the buyer exercises this option, the proceeds to the Company would be an additional $1.55 million. In the first quarter of fiscal 1997, the Company entered into escrow for the sale of another facility which is scheduled to close during the third quarter. Accordingly, this non-operating property is classified as current property held for sale.

         In previous years, the Company was obligated to support and fund certain poorly performing freestanding facilities that now have been closed, including two such facilities closed in fiscal 1996 and another in fiscal 1997 (see Note 5-- "Property and Equipment Held for Sale"). As a result, the Company will no longer be burdened with the negative cash flow requirements associated with such facilities. Based upon a projection of actual performance during fiscal 1997 with adjustments for reduced cash flow requirements associated with facilities closed and/or sold in fiscal 1996 and 1997, known contract and cyclical changes, and also giving consideration to cash on hand at November 30, 1996 of $7.6 million, management expects the Company to be able to meet its cash obligations required by operations during the next year, including the Company's obligations under the Debentures. However, the cash needs of the Company may vary from month to month depending upon the actual level of business activity. Therefore, no assurance can be given that the Company will generate adequate cash flows to meet cash obligations required by operations.

         Included in current liabilities are $9.5 million of Debentures in default, immediately due and payable on account of acceleration and $2.0 million of accrued interest as a result of the Company's failure to make scheduled payments of interest on the Debentures commencing in October 1994. See Note 2-- "Debenture Exchange Offer" for a discussion of the Company's default in the payment of interest on its Debentures, the acceleration thereof, the obtaining of affirmative consents to waive such default and acceleration and the Debenture Exchange Offer. Accomplishment of the Debenture Exchange will reduce the Debenture's debt service requirement and decrease the Company's future cash flow requirements.

         Also included in current maturities of long-term debt is approximately $2.0 million which represents the Company's obligation pursuant to its Secured Convertible Note due in January 1997. The Company has requested and has received a thirty day extension on the maturity of this Note, and is currently in negotiation to convert this Note and the outstanding accrued interest into non-voting Preferred Stock. The holder of the Note has agreed in principle to the exchange of the Note for shares of a newly designated non-voting Preferred Stock and to accept additional shares of Preferred Stock in lieu of approximately $63,000 of accrued interest. While the Company does not believe that such exchange will not be effected, no assurance can be made that an ultimate agreement will be completed.

         At the time of the commencement of the Debenture Exchange Offer, the Company had sufficient cash resources available to fund the cash portion of the Exchange. As of the completion of the Exchange, the Company utilized an aggregate of $4.5 million to fund the cash portion of the Exchange and the payment of interest due with respect to Debentures not tendered. Such cash resources represented approximately 60% of the Company's available cash resources as of November 30, 1996. Based upon current levels of operation and cash anticipated to be internally generated from operations, the Company believes that it has sufficient working capital to meet obligations as they become due, however, the occurrence of business or economic conditions beyond the control of the Company or the loss of existing contracts from cash from operations is internally generated or the inability to conclude pending contract proposals may adversely affect the adequacy of such working capital. Cash resources to fund additional operating needs include:

         - The Company has received a firm commitment from a mutual fund to purchase in a private placement at least $5.0 million of 15% fully secured Company notes due no earlier than April 1998 if offered by the Company.

         - The Company filed its fiscal 1995 Federal tax return, and a Form 1139 "Corporate Application for Tentative Refund" in the amount of $9.4 million. The Company received the full refund claim for fiscal 1995 in October 1995. In September 1996, the Company filed its fiscal 1996 Federal tax

                         COMPREHENSIVE CARE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1996
                                   (Unaudited)

              return and also filed a Form 1139. The Company received a refund in the amount of $5.4 million during the second quarter of fiscal 1997. The Company has also filed amended Federal tax returns for prior years to claim refunds for an additional $7.7 million. These refund claims have been made under Section 172(f) of the Internal Revenue Code, an area of the tax law without significant precedent, and there may be substantial opposition by the IRS to the Company's refund claims. The Company is currently under audit by the IRS regarding its 1995 Federal tax return and the amended returns for prior years. Accordingly, no assurances can be made to the Company's entitlement to such refunds or the timing of the receipt thereof (see Note 6-- "Income Taxes").

         - Included in property and equipment held for sale is one hospital facility currently under contract to be sold. The sale of this facility is scheduled to close during the third quarter of fiscal 1997. The proceeds from the sale are expected to be $1.3 million.

         - Included in assets held for sale (non-current) are two hospital facilities designated as property and equipment held for sale with a total carrying value of $4.7 million. The Company expects to sell these facilities during fiscal 1997. In addition, the Company sold a non-operating facility during the first quarter of fiscal 1997. As part of this transaction, the Company took back a note on the property with provisions that allow the buyer a discount if the note is redeemed in the first six months. In the event the buyer exercises this option, the proceeds to the Company would be $1.55 million.

         All of these potential sources of additional cash in fiscal 1997 are subject to variation due to business and economic influences outside the Company's control. There can be no assurance that during fiscal 1997 the Company will complete the transactions required to fund its working capital deficit.

NOTE 4-- ACQUISITIONS AND DISPOSITIONS

         On July 25, 1996, the Company consented to closing the acquisition of Healthcare Management Services, Inc., Healthcare Management Services of Ohio, Inc., Healthcare Management Services of Michigan Inc. and Behavioral Healthcare Management, Inc. (hereafter collectively referred to as "HMS"). The Company consented to the closing reserving its rights to assert certain claims against the former owners (the "Sellers") and others (see Note 6-- "Commitments and Contingencies"). HMS contracts with commercial and governmental agencies to provide managed behavioral health care programs to patients in Michigan and Ohio. Additionally, HMS provides the following on a contract basis: case management (precertification, concurrent review, quality assurance, retrospective chart reviews, peer review and clinical audits as requested by their clients), claims review, network development, credentialing and management of clinical services for hospitals and community providers. The Company recorded the acquisition using the purchase method of accounting. The Company's Condensed Consolidated Financial Statements for the six months ended November 30, 1996 reflect the results of operations for HMS for the period of July 25, 1996 through November 30, 1996. In conjunction with this acquisition, the Company issued 16,000 shares of its Common Stock. In addition, certain provisions of the employment agreements with the Sellers provide for an additional earn out of stock warrants based on performance. The Company recorded $1.0 million in goodwill related to the acquisition which will be amortized on a straight line basis over 20 years.

         On August 12, 1996, the Company sold a non-operating facility in Costa Mesa, California. As part of this transaction, the Company took back a note equal to 83% of the selling price. This note provides the buyer with an incentive option should the note be paid off in full on or before six months from closing. In the event the buyer elects this option, he will receive a 21% discount on the note. Given this sale is highly leveraged, the Company has elected not to recognize any income on this sale. In the event the buyer exercises this option, the proceeds to the Company would be $1.55 million and the Company would recognize a loss of approximately $273,000. If the buyer does not exercise this option, the Company will recognize a gain on the sale of $127,000 using the installment method of

                         COMPREHENSIVE CARE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1996
                                   (Unaudited)

accounting. Under the installment method, the Company would have recognized a gain on the disposal of assets of approximately $21,600 for the first six months of fiscal 1997.

NOTE 5--  PROPERTY AND EQUIPMENT HELD FOR SALE

         The Company has decided to dispose of certain freestanding facilities and other assets (see Note 3-- "Operating Losses and Liquidity"). Property and equipment held for sale, consisting of land, building, equipment and other fixed assets with a historical net book value of approximately $11.4 million at November 30, 1996, is carried at estimated net realizable value of approximately $5.9 million. Direct healthcare expenses for the facilities designated for disposition were approximately $0.2 million for the three months ended November 30, 1996. There were no operating revenues for this period.

         Property and equipment held for sale, which are under contract and expected to be sold within the next twelve month period, are shown as current assets on the consolidated balance sheets. Gains and losses on facilities have been reflected in the statement of operations. Any impairments to the net realizable value of property and equipment held for sale have also been recorded in the statement of operations. One of the three closed freestanding facilities included in property and equipment held for sale is currently under a sales contract.

         A summary of the transactions affecting the carrying value of current and non-current property and equipment held for sale for the three months ended November 30, 1996, is as follows (in thousands):

         Balance as of August 31, 1996............          $5,937

         Carrying value of assets sold............              (8)
                                                          --------

         Balance as of November 30, 1996..........          $5,929
                                                            ======



NOTE 6--  INCOME TAXES

         On July 20, 1995, the Company filed its Federal income tax return for fiscal 1995. On August 4, 1995, the Company filed form 1139 "Corporate Application for Tentative Refund" to carry back losses under Section 172(f) requesting a refund to the Company in the amount of $9.4 million. On August 30, 1995, the Company also filed amended Federal tax returns for several prior years to carry back losses under Section 172(f). The refunds requested on the amended returns are approximately $6.2 million for 1986; $0.4 million for 1985; $0.7 million for 1983 and $0.4 million for 1982. On September 20, 1996, the Company filed its Federal income tax return for fiscal 1996, and subsequently filed form 1139 "Corporate Application for Tentative Refund" to carry back losses described in Section 172(f) requesting a refund to the Company in the amount of $5.5 million. The Company has requested refunds totalling $22.6 million as follows:
$7.7 million for amended prior years' returns, $9.4 million for fiscal year 1995, and $5.5 million for fiscal year 1996. There may be opposition by the Internal Revenue Service ("IRS") as to the Company's ability to obtain benefits from refunds claimed under Section 172(f). Therefore, no assurances can be made as to the Company's entitlement to all claimed refunds.

         In October 1995, the Company received a $9.4 million tentative refund for fiscal 1995. Of this refund, $2.4 million was recognized as a tax benefit during the second quarter of fiscal 1996. In September 1996, the Company received a $5.4 million tentative refund for fiscal 1996. Of this refund, $0.3 million has been recognized as a tax benefit during the second quarter of fiscal 1997. Receipt of the 1995 and 1996 Federal tax refunds does not imply IRS approval. Due to the lack of legal precedent regarding Section 172(f), the unbenefitted amounts from fiscal 1995 and 1996 of $7.0 million and $5.1 million, respectively, are reflected on the Company's consolidated balance sheet in unbenefitted tax refunds received. In connection with the refund claims, the Company paid contingency fees of $1.9 million and $1.1 million relating to the fiscal 1995 and 1996 refunds, respectively. The Company expensed a pro rata

                         COMPREHENSIVE CARE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1996
                                   (Unaudited)

portion of the contingency fees as related tax benefits were recognized. The remaining amount of $2.4 million is reflected in the Company's consolidated balance sheet as other receivables. In the event the IRS Appeals Office determines that the Company is not entitled to all or a portion of the deductions under Section 172(f), this fee is reimbursable to the Company proportionately.

         The Company is currently under audit by the IRS related to its fiscal 1995 Federal income tax return and the amended returns for prior years. Neither the Company nor the IRS will be foreclosed from raising other tax issues in regard to any audits of such returns, which also could ultimately affect the Company's tax liability.

NOTE 7--  COMMITMENTS AND CONTINGENCIES

         On October 30, 1992, the Company filed a complaint in the United States District Court for the Eastern District of Missouri against RehabCare Corporation ("RehabCare") seeking damages for violations by RehabCare of the securities laws of the United States, for common law fraud and for breach of contract (Case No. 4:92CV002194 CAS). The Company sought damages for the lost benefit of certain stockholder appreciation rights in an amount in excess of $3.6 million and punitive damages. RehabCare filed a counterclaim in the case seeking a declaratory judgment with respect to the rights of both parties under the Stock Redemption Agreement, an injunction enjoining the Company from taking certain action under the Stock Redemption or Restated Shareholders Agreements and damages in the form of attorneys' fees and costs allegedly incurred by RehabCare with respect to its issuance of certain preferred stock and with respect to prior litigation between the parties. The case was tried before a jury commencing on February 21, 1995. Prior to the presentation of evidence to the jury, the Court struck RehabCare's counterclaim in its entirety. On March 8, 1995, the jury returned its verdict awarding the Company $2,681,250 in damages, plus interest and the costs of the action against RehabCare for securities fraud and for breach of contract. RehabCare has posted a bond in the amount of $3.0 million and filed a motion for new trial or in the alternative, for judgment as a matter of law, which the court denied in its entirety on August 4, 1995. On September 1, 1995, RehabCare filed a notice of appeal with the District Court indicating its intent to appeal the matter to the United States Court of Appeals. RehabCare filed its first brief to set forth argument on January 29, 1996, the Company filed its brief on March 19, 1996 and RehabCare filed its reply on April 6, 1996. Verbal argument was heard by the District Court in June 1996. On October 22, 1996, The U.S. Court of Appeals for the Eighth Circuit reversed the judgment in favor of the Company and against RehabCare entered by the District Court following the jury's verdict in favor of the Company. On November 5, 1996, the Company filed a Petition for Rehearing with the Eighth Circuit. Any effect from the outcome of this lawsuit will not have a material adverse impact on the Company's results of operations.

         On December 27, 1995, AGCA, Inc. and Merit Behavioral Care Systems Corporation filed a lawsuit against a subsidiary of the Company, one of its employees, and other non-related parties. The cause, originally filed in Travis County, has been moved to the 101st District Court of Dallas County (Case No. 962970E). On January 29, 1996, AGCA, Inc. also filed a lawsuit against a subsidiary of the Company and one of its employees in the U.S. District Court, Tampa Division (Case No. 95-15768). Both lawsuits seek injunctive relief and the Texas action includes a claim of conspiracy. Plaintiffs agreed to mediate both the Texas and Florida actions, on September 3, 1996, in Tampa, Florida. On September 4, 1996, the Company settled this dispute. The settlement agreement and release requires a payment by the Company's subsidiary and its employee of $325,000. In addition, the subsidiary's employee agreed not to solicit certain customers until after May 15, 1997. The Company recorded a charge of $250,000 during the first quarter of fiscal 1997 which represents the net amount paid by the Company. The Company paid the settlement amount on September 21, 1996.

         The Company entered into a Stock Purchase Agreement on April 30, 1996 to purchase the outstanding stock of HMS (see Note 4-- "Acquisitions and Dispositions"). The Stock Purchase Agreement was subject to certain escrow provisions and other contingencies which were not completed until July 25, 1996. In conjunction with this transaction, HMS initiated an arbitration against The Emerald Health Network, Inc. ("Emerald") claiming breach of contract and seeking damages and other relief. In August 1996, Emerald, in turn, initiated action in the U.S. District Court for the

                         COMPREHENSIVE CARE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1996
                                   (Unaudited)

Northern District of Ohio, Eastern Division, against the Company claiming, among other things, interference with the contract between Emerald and HMS and seeking unspecified damages and other relief. Discovery has been initiated by all parties and the Company believes it has good and meritorious defenses and that HMS has meritorious claims in its arbitration. In November 1996, Emerald moved the court for summary judgment. The hearing on such motion has been adjourned and the Company's response is pending. The Company believes that it has claims arising from this transaction against the accountants and legal counsel of HMS as well as HMS's lending bank. On October 1, 1996, the Company filed a claim of malpractice against the legal counsel of HMS. These claims are presently being investigated and have not as yet been quantified. The Company does not believe that the impact of these claims will have a material adverse effect on the Company's financial position, results of operations and cash flows.

         On September 6, 1996, the Company instituted an arbitration against the Sellers of HMS with the American Arbitration Association in Orange County, California seeking, among other things, damages from the Sellers which the Company sustained by reason of the inaccuracies of the representations and warranties made by the Sellers and for the indemnification from each of the Sellers as provided for under the terms of the Stock Purchase Agreement. The Sellers have not interposed their answers to the arbitration, and the arbitration is therefore in its formative stages. The Company does not believe that the impact of these claims will have a material adverse effect on the Company's financial position, results of operations and cash flows.

         In October 1994, the New York Stock Exchange, Inc. ("NYSE") notified the Company that it was below certain quantitative and qualitative listing criteria in regard to net tangible assets available to Common Stock and three year average net income. The Listing and Compliance Committee of the NYSE has determined to monitor the Company's progress toward returning to continuing listing standards and has so indicated in approving the Company's most recent Listing Application on December 30, 1996. Management believes, though no assurance may be given, that the recent completion of the Company's Debenture Exchange Offer will enable the Company to seek additional equity and thereby satisfy the Committee of the Company's progress. No assurance may be given that additional equity may be obtained on terms favorable to the Company. No assurance may be given as to the actions that the NYSE may take or that the steps of the restructuring will be successfully completed.

         An involuntary bankruptcy petition was dismissed on March 6, 1995 pursuant to an agreement dated March 3, 1995 between the Company and a representative of the petitioners. Under such agreement the Company has agreed, subject to the conditions therein, to offer to exchange for its outstanding 7 1/2% Convertible Subordinated Debentures a combination of cash and shares. See
Note 3 to the Company's Condensed Consolidated Financial Statements for a discussion of the Company's default in the payment of interest on its 7 1/2% Convertible Subordinated Debentures, the acceleration of the full principal amount thereof, and the affirmative consents of Debentureholders to waive the default and acceleration (see Note 2-- "Debenture Exchange Offer").

         From time to time, the Company and its subsidiaries are also parties and their property is subject to ordinary routine litigation incidental to their business. In some pending cases, claims exceed insurance policy limits and the Company or a subsidiary may have exposure to a liability that is not covered by insurance. Management believes that the outcome of such lawsuits will not have a material adverse impact on the Company's financial statements.

NOTE 8--  SUPPLEMENTAL EARNINGS/(LOSS) PER SHARE

         The supplemental earnings/(loss) per share information gives effect to the Debenture Exchange Offer as if it had occurred at the beginning of the period being presented (see Note 2-- "Debenture Exchange Offer").

                         COMPREHENSIVE CARE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1996
                                   (Unaudited)

NOTE 9-- SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

         During fiscal 1997, the Company purchased all of the capital stock of Healthcare Management Services, Inc., Healthcare Management Services of Ohio, Inc., Healthcare Management Services of Michigan Inc. and Behavioral Healthcare Management, Inc. In conjunction with this acquisition, the assets acquired and liabilities assumed were as follows:

         Fair value of assets acquired......................  $   373
         Purchased goodwill.................................    1,048
         Liabilities assumed................................   (1,301)
         Issuance of Common Stock...........................     (120)
                                                              -------
                                                              $    --
                                                              =======


NOTE 10-- RESTRUCTURING CHARGES

         In fiscal 1993, the Company established a restructuring reserve to address the Company's operational issues. One purpose of such reserve was for the realignment of the Company's focus and business and the settlement and disposition of certain non-performing and under-utilized assets. Many of the Company's inpatient freestanding facilities have been sold or are in the process of being closed or sold as management continues to implement plans for expanding the Company's managed care and behavioral medicine contract management operations. During fiscal 1996, the Company established an additional restructuring reserve of $0.1 million for severance and other cash outlays related to the planned facility closure and disposition which occurred during the first quarter of fiscal 1997. In addition, in July 1996, the Company closed the administrative offices of Comprehensive Care Integration located in San Ramon, California. Closure of this office and several non-performing contract units was part of the planned restructuring of these operations. The impact of this restructuring was approximately $0.2 million and was recorded during the first quarter of fiscal 1997. The following table sets forth the activity to the restructuring reserve during the second quarter of fiscal 1997:

                                                                        CHARGES
                                              AUGUST 31,     -------------------------------    NOVEMBER 30,
                                                 1996        INCOME     EXPENSE     PAYMENTS       1996
                                                 ----        ------     -------     --------       ----
                                                                 (AMOUNTS IN THOUSANDS)
         Restructuring Reserve:
         Severance..........................     $104         $ --       $ --         $(17)        $ 87
         Operations/corporate relocation....      365           --         --          (40)         325
                                                 ----         ----       ----         ----         ----
                                                 $469         $ --       $ --         $(57)        $412
                                                 ====         ====       ====         ====         ====

================================================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS NOT ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     ----

Prospectus Summary .................................   2
Pro Forma Financial Information ....................   8
Risk Factors .......................................  13
Use of Proceeds ....................................  16
Capitalization .....................................  17
Price Range of Common Stock and Related
  Stockholder Matters ..............................  18
Dividend Policy ....................................  18
Selected Consolidated Financial Data ...............  19
Management's Discussion and Analysis of
  Financial Position and Results of Operations .....  21
Business ...........................................  40
Management .........................................  55
Security Owners of Certain Beneficial Owners
  and Management ...................................  67
Certain Relationships and Related Transactions .....  68
Selling Stockholders ...............................  69
Plan of Distribution ...............................  69
Description of Capital Stock .......................  70
Shares Eligible for Future Sale ....................  70
Legal Matters ......................................  70
Experts ............................................  71
Additional Information .............................  71
Index to Financial Statements ...................... F-1

===============================================================================

===============================================================================


                               COMPREHENSIVE CARE
                                  CORPORATION

                         640,207 SHARES OF COMMON STOCK


                                   ----------
                                   PROSPECTUS
                                   ----------


                               FEBRUARY __, 1997


===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

         The following is a list of estimated expenses to be incurred by the Registrant in connection with the registration of the shares of Common Stock registered hereunder:

         Securities and Exchange Commission registration fee.....  $   3,395
         Printing expenses.......................................     15,000
         Legal fees and expenses.................................     75,000
         Accountants' fees and expenses..........................     30,000
         Miscellaneous...........................................     11,605
                                                                    --------

              Total..............................................   $135,000
                                                                    ========

-------------------------

(1)    Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Bylaws require the Company to indemnify, to the full extent authorized by Section 145 of the Delaware Corporation Law, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company is or was serving at the request of the Company or a predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         Section 145 of the General Corporation Law of the State of Delaware authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

         In accordance with Section 102(a)(7) of the Delaware General Corporation Law, the Company's Amended Certificate of Incorporation eliminates the personal liability of directors to the Company and to stockholders for monetary damage for violation of a director's fiduciary duty of care.

         Registrant's Bylaws provide that the Registrant shall indemnify directors and officers of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, and further provide for advancement of expenses to directors and officers prior to final disposition of a matter unless a quorum of disinterested directors (or independent legal counsel if such a quorum is unobtainable or such a quorum so directs) determines, based on the facts then available, that (a) such director or officer acted in bad faith or deliberately breached his duty to the Registrant or its stockholders and (b) as a result of such actions, it is more likely than not that it will be ultimately determined that such director or officer is not entitled to indemnification. The Registrant's Bylaws, as amended, provide that such indemnification is not exclusive of indemnification pursuant to indemnification agreements with any of its directors and officers or otherwise.

         The Registrant has entered into indemnification agreements with present and former directors and present and former executive officers of the Company, each of which provide for the indemnification of such director or officer against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law; and

         The Registrant has established the Comprehensive Care Corporation Directors and Officers Trust, a fund which is used exclusively for the purpose of fulfilling the obligations of the Registrant to the indemnitees under such indemnification agreements. The Registrant's contributions to the trust fund are irrevocable until the trust terminates. The Registrant may augment its contributions to such trust fund from time to time.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Unless otherwise indicated, the following information gives effect to a one-for-ten (1:10) reverse stock split of the Registrant's Common Stock effected on October 17, 1994. In connection with said stock split, fractional shares had not been issued by the Registrant.

         On December 30, 1992, the Company entered into an agreement with Dr. Walter E. Afield for the purchase from Dr. Afield of all of the issued and outstanding shares of The Mental Health Programs Corporation, a corporation wholly owned by Dr. Afield. In connection with such transaction, the Company issued to Dr. Afield 4,000 shares of its Common Stock on December 30, 1992. Thereafter, and on or about November 20, 1994, the Company issued an additional 16,000 shares of its Common Stock in settlement and satisfaction of its obligations under the purchase agreement. On or about January 4, 1996, in consideration for Dr. Afield extending the obligation of the Company to register the shares of Common Stock previously issued to Dr. Afield, the Company issued to him an additional 1,160 shares of Common Stock.

         The aforesaid transactions were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a private transaction not involving a public offering.

         On October 25, 1994, in connection with the employment of Dr. Ronald G. Hersch as President of the Company's 86.5% owned subsidiary, Comprehensive Behavioral Care, Inc., the Company as an inducement to Dr. Hersch's employment, granted to Dr. Hersch options to purchase 15,000 shares of the Company's Common Stock at exercise prices ranging from $7.50 to $15.00 per share.

         On October 11, 1994, in connection with the employment of Richard Powers as Vice President-Marketing of the Company's 86.5% owned subsidiary, Comprehensive Behavioral, the Company, as an inducement to Mr. Powers' employment, granted to Mr. Powers options to purchase 20,000 shares of the Company's Common Stock at exercise prices ranging from $7.50 to $15.00 per share.

         The aforesaid transactions were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as private transactions not involving a public offering.

         On or about August 25, 1994, the Company granted options to its Chairman and President, Chriss W. Street. Such options were to purchase 100,000 shares of the Company's Common Stock, vesting over a three-year period at prices ranging from $7.50 to $15.00. Such options were subsequently cancelled upon the mutual agreement of Mr. Street and the Company.

         The aforesaid transaction was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) as a private transaction not involving a public offering.

         On or about January 7, 1995, the Company sold a $2,000,000 principal amount of Secured Convertible Promissory Note bearing interest at 12% per annum and due January 9, 1997. Such note was convertible into shares of the Company's Common Stock at the option of the holder at the rate of one share of Common Stock for each $6.00 principal amount of Note. On January 17, 1997, the holder of the Note exchanged the Note and the right to receive approximately $63,000 of accrued interest thereon for an aggregate of $41,260 shares of Series A Non-Voting 4% Cumulative Convertible Preferred Stock of the Company, $50 par value. Such Preferred Shares are convertible into an aggregate of 343,820 shares of Common Stock of the Company.

         The aforesaid transactions were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Sections 4(2) and 3(a)(9) thereof, as (i) a private transaction not involving a public offering, and (ii) an exchange of securities with an existing securityholder.

         On February 1, 1995, the Company sold 100,000 shares of its Common Stock for an aggregate of $600,000 to an institutional investor. Subsequent to the sale, the Company and the investor adjusted and re-set the purchase price from $6.00 per share to $5.21 per share, thereby resulting in the purchase by the institutional investor being for 115,000 shares. In connection with the price adjustment relating to the initial February 1, 1995 transaction, the institutional investor purchased an additional 135,000 shares of the Company's Common Stock at $6.00 per share.

         The aforesaid transaction was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a private transaction not involving a public offering.

         On or about December 29, 1995, effective April 1, 1995, the Company entered into an agreement with the two sole shareholders of American Mental Health Care, Inc., a privately owned company. This agreement granted to the Company an option to purchase all of the issued and outstanding shares of American Mental Health Care, Inc. from its then two shareholders for a maximum of 132,162 shares of the Company's Common Stock, subject to adjustment. In consideration for the option, the Company issued to American Mental Health Care, Inc. 44,054 shares of its Common Stock.

         The aforesaid transaction was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a private transaction not involving a public offering.

         On or about April 15, 1995, the Company sold 150,000 shares of its Common Stock to an individual accredited investor at a purchase price of $6.50 per share for an aggregate of $975,000. Thereafter, and on or about June 26, 1995, the Company and the investor adjusted the initial purchase price from $6.50 per share to $5.65 per share, resulting in the purchaser having purchased an aggregate of 172,500 shares.

         The aforesaid transaction was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a private transaction not involving a public offering.

         On or about May 22, 1995, the Company and its then wholly-owned subsidiary, Comprehensive Behavioral Care, Inc., entered into an agreement with Physician Corporation of America ("PCA") pursuant to which Comprehensive Behavioral sold to PCA shares of its preferred stock representing 13.5 percent of the issued and outstanding shares of capital stock of Comprehensive Behavioral of all classes. The sale of this interest to PCA was in connection with and in furtherance of a business relationship which was entered into between the two companies. In connection with this transaction, the Company granted to PCA an option to exchange all of its preferred stock in Comprehensive Behavioral (for which it paid to Comprehensive Behavioral $1,000,000) for up to 100,000 shares of the Company's Common Stock.

         The aforesaid transaction was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a private transaction not involving a public offering.

         In and about August 1995, the Company sold to three investors an aggregate of 19,933 shares of its Common Stock at a price of $6.00 per share.

         The aforesaid transaction was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a private transaction not involving a public offering.

         On or about November 11, 1995, the Company sold a Secured Conditional Exchangeable Note in the principal amount of $1,000,000 to an accredited institutional investor. Thereafter, the investor consented to exchange its Note for an aggregate of 132,560 shares of the Company's Common Stock. Such exchange was in full payment of the Note and the release of all collateral thereunder.

         The aforesaid transaction was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a private transaction not involving a public offering.

         On or about July 25, 1996, the Company, reserving all of its rights and remedies, completed a Stock Purchase Agreement with the two sole stockholders of Healthcare Management Services, Inc., Healthcare Management Services of Ohio, Inc., Healthcare Management Services of Michigan, Inc. and Behavioral Healthcare Management, Inc. The Company was, in connection with such transaction, to initially issue 8,000 shares to each of the two stockholders of the seller. The Company, while having issued such shares, has not delivered same by reason of disputes (presently the subject of pending arbitration proceedings) in which the Company claims damages by reason of the breach by the sellers of their representations and warranties, and which damages exceed the value of the shares to be delivered.

         The aforesaid transaction was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a private transaction not involving a public offering.

         On December 30, 1996, the Company completed the Debenture Exchange Offer with its Debentureholders. An aggregate of $6,846,000 principal amount of Debentures, representing 72% of the issued and outstanding Debentures, were tendered for exchange to the Company pursuant to the terms of the Debenture Exchange Offer. All such Debentures were accepted for exchange by the Company, and the Company paid an aggregate of $3,970,680 in cash to the tendering Debentureholders and issued an aggregate of 164,304 shares of the Company's Common Stock to such tendering Debentureholders. With respect to an aggregate of $2,692,000 principal amount of debentures which were not tendered for exchange, the Company paid an aggregate of $552,701 of interest and default interest to such non-tendering Debentureholders. As a result of the Consent Solicitation and the payment by the Company of interest and default interest with respect to all Debentures which have not been tendered for exchange, the Company is no longer in default with respect to such Debentures. The next scheduled semi-annual interest payment to be made by the Company on April 15, 1997 with respect to its currently outstanding Debentures is approximately $101,000. All remaining untendered Debentures remain convertible into shares of the Company's Common Stock at the rate of one share of Common Stock for each $250 principal amount of Debentures, subject to adjustment.

         The aforesaid transaction was the subject to an issuer exchange offer pursuant to a Schedule 13E-4 filed with the Securities and Exchange Commission and a Debenture Consent Solicitation likewise filed with the Securities and Exchange Commission. The issuance of the shares to the tendering Debentureholders was exempt from the registration provisions of the Securities Act of 1933, as amended, by reason of Section 3(a)(9) thereof.

ITEM 16.  EXHIBITS

         The exhibits designated with an asterisk (*) have previously been filed with the Securities and Exchange Commission and, pursuant to 17 C.F.R. Secs. 2104 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the description of such exhibits. Those exhibits designated by two asterisks (**) are to be filed by amendment.

EXHIBIT

NUMBER                                   DESCRIPTION AND REFERENCE

     3.1* Restated Certificate of Incorporation as amended [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

     3.2* Restated Bylaws as amended November 14, 1994 [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

     4.1* Indenture dated April 25, 1985 between the Company and Bank of America, NT&SA, relating to Convertible Subordinated Debentures [Filed as an exhibit to the Company's Form S-3 Registration Statement No. 2-97160]

     4.3* Rights Agreement dated as of April 19, 1988 between the Company and Security Pacific National Bank [Filed as an exhibit to the Company's Form 8-K dated May 4, 1988]

     4.4* Rights Agreement between the Registrant and Continental Stock Transfer & Trust Company dated April 19, 1988 restated and amended October 21, 1994 [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

     4.5      Form of Common Stock Certificate [Filed herewith]

     5.1** Opinion of Camhy Karlinsky & Stein LLP regarding legality of Common Stock offered

    10.1* Standard form of CareUnit Contract [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1988]

    10.2* Standard form of CarePsychCenter Contract [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1988]

    10.3* Financial Security Plan for executive management and medical directors [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1990]

    10.4* Form of Stock Option Agreement [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1988]

    10.5* Form of Indemnity Agreement as amended March 24, 1994 [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1994]

    10.6* The Company's Employee Savings Plan as amended and restated as of June 30, 1993 [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1991]

    10.7* Agreement between the Company and Livingston & Company dated April 1, 1991 [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1991]

    10.8* Shareholder Agreement dated as of May 8, 1991 between the Company and RehabCare Corporation [Filed as an exhibit to RehabCare Corporation's Form S-1 Registration Statement No. 33-40467]

    10.9* Tax Sharing Agreement dated as of May 8, 1991 between the Company and RehabCare Corporation [Filed as an exhibit to RehabCare Corporation's Form S-1 Registration Statement No. 33-40467]

    10.10* Agreement between Company and Livingston & Co. dated December 21, 1991 [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1992]

    10.11* Redemption Agreement dated September 1, 1992 between RehabCare and the Company [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1992]

    10.12* Non-qualified Stock Option Agreement dated August 25, 1994 between the Company and Ronald G. Hersch [Filed as an exhibit to the Company's Form 10-Q for the quarter ended August 31, 1994]

    10.13* Non-qualified Stock Option Agreement dated October 11, 1994 between the Company and Richard L. Powers [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    10.14* Employment Agreement dated January 1, 1995 between the Company and Chriss W. Street [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    10.15* Secured Convertible Note Purchase Agreement dated January 5, 1995 between the Company and Lindner Bulwark Fund, an accredited investor [ Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    10.16* Stock Purchase Agreement dated February 1, 1995 between the Company and Lindner Funds, Inc., an accredited investor [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

    10.17* Directors and Officers Trust dated February 27, 1995 between the Company and Mark Twain Bank [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

    10.18* Letter Agreement between the Company and Jay H. Lustig, a representative of the holders of the 7 1/2% Convertible Subordinated Debentures [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

    10.19* Common Stock Purchase Agreement dated April 15, 1995 between the Company and James R. Moriarty, an accredited investor [Filed as an exhibit to the Company's Form 8-K dated April 19, 1995]

    10.20* Amended Common Stock Purchase Agreement dated June 29, 1995 between the Company and Lindner Growth Fund, an accredited investor [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1995]

    10.21* Common Stock Purchase Agreement dated July 31, 1995, between the Company and W.V.C. Limited, an accredited investor [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1995]

    10.22* Common Stock Purchase Agreement dated August 15, 1995 between the Company and Helen Jean Quinn, an accredited investor [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1995]

    10.23* Common Stock Purchase Agreement dated August 15,1995 between the Company and BLC Investments, an accredited investor [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1995]

    10.24* Preferred Stock Purchase Agreement dated May 23, 1995 between Physician Corporation of America and Comprehensive Behavioral Care, Inc. [Filed as an exhibit to the Company's Form 8-K dated July 17, 1995]

    10.25* First Right of Refusal Agreement dated May 23, 1995 between Physician Corporation of America and Comprehensive Behavioral Care, Inc. [Filed as an exhibit to the Company's Form 8-K dated July 17, 1995]

    10.26* Comprehensive Care Corporation 1995 Incentive Plan [Filed as an exhibit to the Company's Form 8-K dated November 9, 1995]

    10.27* Amended and Restated Non-Employee Directors' Stock Option Plan [Filed as an exhibit to the Company's Form 8-K dated November 9, 1995]

    10.28* Restricted Stock Grant between Chriss Street and the Company dated November 9, 1995 [Filed as an exhibit to the Company's Form 8-K dated November 9, 1995]

    10.29* Secured Conditional Exchangeable Note Purchase Agreement between Dreyfus Strategic Growth, L.P. and the Company dated November 30, 1995 [Filed as an exhibit to the Company's Form 8-K dated November 30, 1995]

    11* Computation of Loss Per Share [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1996]

    16* Letter regarding change in certifying accountant [Filed as an exhibit to the Company's Form 8-K/A dated May 22, 1995]

    21* List of the Company's subsidiaries [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1996]

    23.1 Consent of Ernst & Young LLP, independent auditors, is contained in Part II of the Registration Statement

    23.2 Consent of Arthur Andersen LLP, independent public accountants, is contained in Part II of the Registration Statement

    23.3** Consent of Camhy Karlinsky & Stein LLP is contained in their opinion filed as Exhibit 5.1 to this Registration Statement

    24 Power of Attorney is contained in Signature Page at Part II of the Registration Statement

    99.1* 1988 Incentive Stock Option and 1988 Nonstatutory Stock Option Plans, as amended [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    99.2* 1995 Directors Stock Option Plan [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    99.3* Comprehensive Care Corporation 1995 Incentive Plan [Filed as an exhibit to the Company's Form 8-K dated November 9, 1995]

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(i) or (4) of 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

         (5) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Bylaws, of the Delaware Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona del Mar,
                              State of California, on January 29, 1997.

                                    COMPREHENSIVE CARE CORPORATION

                                    By:/s/ Kerri Ruppert
                                       ___________________________

                                       Kerri Ruppert, Senior Vice President,
                                       Chief Financial Officer, Chief Accounting
                                       Officer and Secretary/Treasurer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Chriss W. Street and Kerri Ruppert or either of them his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                               TITLE                                      DATE
         ---------                               -----                                      ----
/s/ Chriss W. Street               Chairman of the Board, Chief Executive                January 29, 1997
--------------------------
Chriss W. Street                   Officer and President

/s/ Kerri Ruppert                  Senior Vice President, Chief Financial                January 29, 1997
---------------------------
Kerri Ruppert                      Officer, Chief Accounting Officer and
                                   Secretary/Treasurer

/s/ Stuart Ghertner                Interim Chief Operating Officer                       January 29, 1997
----------------------------
Dr. Stuart Ghertner

/s/ J. Marvin Feigenbaum           Director and Vice-Chairman                            January 29, 1997
------------------------
J. Marvin Feigenbaum

/s/ William H. Boucher                  Director                                         January 29, 1997
-------------------------
William H. Boucher

/s/ W. James Nicol                      Director                                         January 29, 1997
---------------------------
W. James Nicol

                                                   EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION AND REFERENCE

     3.1* Restated Certificate of Incorporation as amended [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

     3.2* Restated Bylaws as amended November 14, 1994 [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

     4.1* Indenture dated April 25, 1985 between the Company and Bank of America, NT&SA, relating to Convertible Subordinated Debentures [Filed as an exhibit to the Company's Form S-3 Registration Statement No. 2-97160]

     4.3* Rights Agreement dated as of April 19, 1988 between the Company and Security Pacific National Bank [Filed as an exhibit to the Company's Form 8-K dated May 4, 1988]

     4.4* Rights Agreement between the Registrant and Continental Stock Transfer & Trust Company dated April 19, 1988 restated and amended October 21, 1994 [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

     4.5      Form of Common Stock Certificate (Filed herewith)

     5.1** Opinion of Camhy Karlinsky & Stein LLP regarding legality of Common Stock offered

    10.1* Standard form of CareUnit Contract [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1988]

    10.2* Standard form of CarePsychCenter Contract [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1988]

    10.3* Financial Security Plan for executive management and medical directors [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1990]

    10.4* Form of Stock Option Agreement [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1988]

    10.5* Form of Indemnity Agreement as amended March 24, 1994 [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1994]

    10.6* The Company's Employee Savings Plan as amended and restated as of June 30, 1993 [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1991]

    10.7* Agreement between the Company and Livingston & Company dated April 1, 1991 [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1991]

    10.8* Shareholder Agreement dated as of May 8, 1991 between the Company and RehabCare Corporation [Filed as an exhibit to RehabCare Corporation's Form S-1 Registration Statement No. 33-40467]

    10.9* Tax Sharing Agreement dated as of May 8, 1991 between the Company and RehabCare Corporation [Filed as an exhibit to RehabCare Corporation's Form S-1 Registration Statement No. 33-40467]

    10.10* Agreement between Company and Livingston & Co. dated December 21, 1991 [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1992]

    10.11* Redemption Agreement dated September 1, 1992 between RehabCare and the Company [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1992]

    10.12* Non-qualified Stock Option Agreement dated August 25, 1994 between the Company and Ronald G. Hersch [Filed as an exhibit to the Company's Form 10-Q for the quarter ended August 31, 1994]

    10.13* Non-qualified Stock Option Agreement dated October 11, 1994 between the Company and Richard L. Powers [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    10.14* Employment Agreement dated January 1, 1995 between the Company and Chriss W. Street [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    10.15* Secured Convertible Note Purchase Agreement dated January 5, 1995 between the Company and Lindner Bulwark Fund, an accredited investor [ Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    10.16* Stock Purchase Agreement dated February 1, 1995 between the Company and Lindner Funds, Inc., an accredited investor [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

    10.17* Directors and Officers Trust dated February 27, 1995 between the Company and Mark Twain Bank [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

    10.18* Letter Agreement between the Company and Jay H. Lustig, a representative of the holders of the 7 1/2% Convertible Subordinated Debentures [Filed as an exhibit to the Company's Form 10-Q for the quarter ended February 28, 1995]

    10.19* Common Stock Purchase Agreement dated April 15, 1995 between the Company and James R. Moriarty, an accredited investor [Filed as an exhibit to the Company's Form 8-K dated April 19, 1995]

    10.20* Amended Common Stock Purchase Agreement dated June 29, 1995 between the Company and Lindner Growth Fund, an accredited investor [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1995]

    10.21* Common Stock Purchase Agreement dated July 31, 1995, between the Company and W.V.C. Limited, an accredited investor [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1995]

    10.22* Common Stock Purchase Agreement dated August 15, 1995 between the Company and Helen Jean Quinn, an accredited investor [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1995]

    10.23* Common Stock Purchase Agreement dated August 15,1995 between the Company and BLC Investments, an accredited investor [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1995]

    10.24* Preferred Stock Purchase Agreement dated May 23, 1995 between Physician Corporation of America and Comprehensive Behavioral Care, Inc. [Filed as an exhibit to the Company's Form 8-K dated July 17, 1995]

    10.25* First Right of Refusal Agreement dated May 23, 1995 between Physician Corporation of America and Comprehensive Behavioral Care, Inc. [Filed as an exhibit to the Company's Form 8-K dated July 17, 1995]

    10.26* Comprehensive Care Corporation 1995 Incentive Plan [Filed as an exhibit to the Company's Form 8-K dated November 9, 1995]

    10.27* Amended and Restated Non-Employee Directors' Stock Option Plan [Filed as an exhibit to the Company's Form 8-K dated November 9, 1995]

    10.28* Restricted Stock Grant between Chriss Street and the Company dated November 9, 1995 [Filed as an exhibit to the Company's Form 8-K dated November 9, 1995]

    10.29* Secured Conditional Exchangeable Note Purchase Agreement between Dreyfus Strategic Growth, L.P. and the Company dated November 30, 1995 [Filed as an exhibit to the Company's Form 8-K dated November 30, 1995]

    11* Computation of Loss Per Share [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1996]

    16* Letter regarding change in certifying accountant [Filed as an exhibit to the Company's Form 8-K/A dated May 22, 1995]

    21* List of the Company's subsidiaries [Filed as an exhibit to the Company's Form 10-K for the fiscal year ended May 31, 1996]

    23.1 Consent of Ernst & Young LLP, independent auditors, is contained in Part II of the Registration Statement

    23.2 Consent of Arthur Andersen LLP, independent public accountants, is contained in Part II of the Registration Statement

    23.3** Consent of Camhy Karlinsky & Stein LLP is contained in their opinion filed as Exhibit 5.1 to this Registration Statement

    24 Power of Attorney is contained in Signature Page at Part II of the Registration Statement

    99.1* 1988 Incentive Stock Option and 1988 Nonstatutory Stock Option Plans, as amended [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    99.2* 1995 Directors Stock Option Plan [Filed as an exhibit to the Company's Form 10-Q for the quarter ended November 30, 1994]

    99.3* Comprehensive Care Corporation 1995 Incentive Plan [Filed as an exhibit to the Company's Form 8-K dated November 9, 1995]

    * Exhibit has previously been filed with the Securities and Exchange Commission and, pursuant to 17 C.F.R. Secs. 2104 and 240.12b-32, is incorporated by reference to the document referenced in brackets following the description of such exhibit.

    **        Exhibit is to be filed by amendment.